Exhibit 4.11

***CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

STRICTLY CONFIDENTIAL

Execution Version

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

by and among

TELEVISAUNIVISION, INC.

UNIVISION HOLDINGS, INC.

BROADCAST MEDIA PARTNERS HOLDINGS, INC.

UNIVISION COMMUNICATIONS INC.

and

Certain Stockholders of TelevisaUnivision, Inc.

Dated as of January 31, 2022

i

5.	Covenants		48
	5.1	Annual Budget; Other Information	48
	5.2	Directors’ and Officers’ Insurance	48
	5.3	Disclosure of Confidential Information	48
	5.4	Company Debt	49
	5.5	Historical Financial Information	49
	5.6	Additional Reporting Information.	52
	5.7	Confidentiality	52
	5.8	Indemnity and Liability, Reimbursement	53
	5.9	No Fiduciary Duties	54
	5.10	Opportunities	54
	5.11	Tax Treatment of Preferred Stock	55

6.	Registration Rights		55
	6.1	Demand Registration Rights	55
	6.2	Piggyback Registration Rights	58
	6.3	Other Registration Provisions	60
	6.4	Indemnification and Contribution	68
	6.5	Shelf Take-Downs	71
	6.6	Assignment of Registration Rights	72
7.	Legends; Stock Certificates; Torch Shares		72
	7.1	Restrictive Legend	72
	7.2	1933 Act Legends	73
	7.3	Stop Transfer Instruction	73
	7.4	Termination of 1933 Act Legend	73
	7.5	Lost Certificates	73
	7.6	Shares Held by Torch	74
	7.7	Waiver of Rights	75
8.	Amendment, Termination, Etc.		75
	8.1	Amendments and Modifications	75
	8.2	Initial Public Offering	77
	8.3	Termination	77
	8.4	Additional Limitations on Amendments	77
	8.5	Period	78
9.	Definitions		79
	9.1	Certain Matters of Construction	79
	9.2	Definitions	79
	9.3	Terms Defined Elsewhere	94

10.		Miscellaneous	97
	10.1	Authority; Effect	97

ii

10.2	Notices	98
10.3	Entire Agreement; No Assignment	99
10.4	Descriptive Heading	99
10.5	Counterparts	99
10.6	Severability	99
10.7	No Recourse	99
10.8	Aggregation of Shares	100
10.9	Consent to Notice of Stockholders Meetings	100
10.10	Remedies	100
10.11	Governing Law	100
10.12	Consent to Jurisdiction	100
10.13	WAIVER OF JURY TRIAL	101
10.14	Exercise of Rights and Remedies	101
10.15	No Third Party Beneficiaries	102
10.16	No Derogation of Other Rights	102
10.17	No Partnership, Agency, or Joint Venture	102

iii

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Second Amended and Restated Stockholders Agreement (the “Agreement”) is made as of January 31, 2022 by and among:

(i)	TelevisaUnivision, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”);
(ii)	Univision Holdings, Inc., a Delaware corporation (f/k/a Broadcasting Media Partners, Inc. and together with its successors and permitted assigns, the “UHI”);
(iii)	Broadcast Media Partners Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Midco”);
(iv)	Univision Communications Inc., a Delaware corporation (together with its successors and permitted assigns, “UCI”);
(v)	ForgeLight (Univision) Holdings, LLC, a Delaware limited liability company (solely in its capacity as a holder of Common Stock, “Flame”);
(vi)	ForgeLight Holdings LP, a Delaware limited partnership (“Fire”);
(vii)	Searchlight III UTD AGG, L.P., a limited partnership organized under the laws of the Cayman Islands (“Smoke”);
(viii)	Multimedia Telecom, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Torch”);
(ix)	Grupo Telesistema, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Glow”);
(x)	Communicaciones Tieren, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Cinder”);
(xi)	the investor parties indicated as such on the signature pages hereto (collectively, the “Inferno”);
(xii)

Torch Investment Holdings LLC, a Delaware limited liability company (“SB Series C Holder”) and, together with Google LLC, a Delaware limited liability company (“Granite”), Roast, and ForgeLight (Univision) Holdings II, LLC, a Delaware limited liability company, in each case, solely in their capacity as holders of Series C Preferred Stock, the “Series C Holders”). For the avoidance of doubt, no other Person that holds beneficially and of record Series C Preferred Stock (other than a Permitted Transferee of the Series C Holders) shall be a Series C Holder as such term is used in this Agreement;

(xiii)	Liberty Global Ventures Holding B.V., a private limited liability company organized under Dutch law (“Lava”); and

(xiv)	each Person executing this Agreement as a Manager and such other Persons, if any, that from time to time become party hereto as Managers (collectively, the “Managers”); and
(xv)

the other holders of Series C Preferred Stock set forth on Exhibit A hereto and such other holders of Shares that from time to time become party hereto as Other Stockholders (collectively the “Other Stockholders”, and together with Flame, Fire, Smoke, Torch, Glow, Cinder, the Inferno, Lava, the Series C Holders and the Managers, the “Stockholders”).

RECITALS

1.On December 20, 2010, UHI, Midco, UCI, and the stockholders of UHI named therein entered into an Amended and Restated Stockholders Agreement, as subsequently amended February 28, 2011 and January 30, 2014 (the “2010 Stockholders Agreement”).

2.On December 29, 2020, pursuant to that certain Stock Purchase Agreement, dated as of February 24, 2020 (the “Purchase Agreement”), all of the outstanding shares of capital of stock of UHI other than (a) shares of Class C Common Stock, par value $.001 per share, of UHI (“UHI Class C Common Stock”) and/or shares of UHI Class D Common Stock, par value $.001 per share, of UHI (“UHI Class D Common Stock”) and warrants to acquire shares of UHI Class C Common Stock or UHI Class D Common Stock, in each case, held by Torch and (b) equity awards providing for the issuance of shares of Class A Common Stock, par value $.001 per share, of UHI (“UHI Class A Common Stock”) in certain circumstances, but not vested on or prior to the Closing Date (as defined in the Purchase Agreement), held by Managers were transferred to Smoke and Flame and/or redeemed by UHI (the “2020 Stock Purchase”). In connection with the consummation of the 2020 Stock Purchase and pursuant to that certain Omnibus Material Affiliate Contract Termination Agreement, dated as of November 20, 2020, by and among UHI and the other parties thereto, the 2010 Stockholders Agreement and certain other Material Affiliate Contracts (as defined in the Purchase Agreement) then in effect were terminated in accordance with, and subject to the exceptions provided in, such Omnibus Material Affiliate Contract Termination Agreement.

3.In connection with the consummation of the 2020 Stock Purchase, (a) UHI (i) amended and restated its certificate of incorporation (the “UHI Charter”) to, among other things, reflect certain terms agreed among the parties hereto consistent with this Agreement and to reclassify all UHI Class C Common Stock into UHI Class A Common Stock and all UHI Class D Common Stock into Class B Common Stock, par value $.001 per share, of UHI (“UHI Class B Common Stock”) and (ii) filed a certificate of designations to authorize and define the terms of the Series A Preferred Stock of UHI (“UHI Series A Preferred Stock”), and (b) UHI and Torch amended and restated certain UHI warrants exercisable for shares of UHI Class A Common Stock and/or Class B Common Stock, as applicable, held by Torch (the transactions described in clauses (a) and (b), the “2020 Reclassification”).

4.Immediately after the 2020 Reclassification, pursuant to that certain Subscription Agreement, dated as of December 29, 2020, between Liberty Global Ventures Limited (“Liberty Ventures UK”) and UHI (the “Lava Subscription Agreement”), Liberty Ventures UK subscribed for and purchased UHI Series A Preferred Stock having an aggregate liquidation preference of $*** (such issuance, together with the 2020 Stock Purchase and the 2020 Reclassification, the “2020 Transaction”, and the consummation thereof, the “2020 Transaction Closing”), which UHI Series A Preferred Stock was subsequently Transferred to Lava pursuant to an Assignment and Assumption Agreement, dated as of May 15, 2021.

5.In connection with the 2020 Transaction, UHI, Midco, UCI, and the stockholders of UHI named therein entered into a Stockholders Agreement, dated as of December 29, 2020 (the “2020 Stockholders Agreement”).

6.On December 29, 2020, Torch and its Affiliate exercised all of UHI warrants held by them in exchange for a total number of shares of UHI Class A Common Stock equal to five million, seven hundred and one thousand, three hundred and thirty-five shares (5,701,335).

7.On March 12, 2021, Searchlight III UTD, L.P., a Delaware limited partnership (“SL3 LP”), UHI, Flame, Fire, Torch, Cinder, Liberty Ventures UK and certain other parties thereto entered into a Reorganization Agreement (the “Reorganization Agreement”), pursuant to which, among other things, (a) the direct holder(s) of all of the equity interests in SL3 LP exchanged all such interests for corresponding equity interests in Smoke, (b) SL3 LP was converted into the Company, by which the certificate of incorporation of the Company (the “Charter”) became effective, which Charter authorizes Class A Common Stock, Class B Common Stock and Class C Subordinated Common Stock, par value $.001 per share, of the Company (“Class C Subordinated Common Stock”, which is subdivided into “Class C-1 Subordinated Common Stock”, “Class C-2 Subordinated Common Stock”, “Class C-3 Subordinated Common Stock” and “Class C-4 Subordinated Common Stock”, (c) the direct holder(s) of all of the shares of UHI capital stock (including each of Flame, Fire, Torch, Cinder and Lava) exchanged all of their respective shares of UHI capital stock to the Company in exchange for the same number and class of newly issued shares of the Company (the “Exchange”), (d) certain subscription agreements were entered into by each Inferno, pursuant to which Inferno consummated the New Investment (as defined in the Reorganization Agreement), and (e) (i) the Company filed a certificate of designations to authorize and define the terms of the Series A Participating Convertible Preferred Stock, par value $.001 per share, of the Company (“Series A Preferred Stock”) and (ii) substantially concurrently therewith, the Company and UHI caused UHI’s certificate of incorporation and by-laws to be amended and restated.

8.On January 31, 2022, pursuant to that certain Transaction Agreement, dated as of April 13, 2021, by and among Grupo Televisa, S.A.B. and the Company (the “Transaction Agreement”) and the Merger Documents (as defined in the Transaction Agreement), among other things, Affiliates of Glow organized under the laws of Mexico merged with a subsidiary of the Company organized under the laws of Company, in which OpCo (as defined in the Transaction Agreement) was the surviving entity (“NewCo”) (the “Merger”).

9.In connection with the consummation of the transactions contemplated by the Transaction Agreement, the Company (i) amended and restated its Charter to, among other things, reflect certain terms agreed among the parties hereto consistent with this Agreement, (ii) filed a certificate of designations to authorize and define the terms of the Series B Cumulative Participating Convertible Preferred Stock of the Company (“Series B Preferred Stock”), and (iii)

filed a certificates of designations to authorize and define the terms of the Series C Participating Convertible Preferred Stock of the Company (“Series C Preferred Stock”).

10.Following the consummation of the Merger and pursuant to the Merger Agreement, Glow contributed to the Company all of its equity interest in NewCo (the “Contribution”), and, as consideration therefor, the Company issued to Glow, and Glow acquired, 3,589,664 shares of Class A Common Stock and shares of Series B Preferred Stock having an aggregate liquidation preference of $*** (such issuance, the “Series B Issuance”).

11.Contemporaneously with and in connection with the Merger and the Contribution, pursuant to that certain Investment Agreement, dated as of April 13, 2021, by and among the Company and each Series C Holder (the “Investment Agreement”), the Series C Holders subscribed for and purchased Series C Preferred Stock having an aggregate liquidation preference of $*** (the “Series C Holder Issuance”).

12.On January 31, 2022, Derbez Entertainment, Inc., 3Pas Television, Inc., Pongalo Holdings LLC and MGQ10 Investments LLC subscribed for and purchased Series C Preferred Stock having an aggregate liquidation preference of $*** (such issuance, collectively with the Series C Holder Issuance, the Series B Issuance and the Merger and Contribution, the “2022 Transaction”).

13.As of immediately following the consummation of the 2022 Transaction (the “Effective Time”), the sole stockholders of the Company are the stockholders set forth on Schedule I hereto, each of which owns, beneficially and of record, the Shares set forth opposite its name on Schedule I hereto, which are the sole outstanding Shares of the Company.

14.The Company, UHI, Midco, UCI and the Stockholders now wish to amend and restate the 2020 Stockholders Agreement in its entirety, to be effective from and after the Effective Time, as set forth herein.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.	BOARD OF DIRECTORS

1.1Composition of the Board; Voting Agreement; Proxy.

1.1.1Board Designees. Each Stockholder hereby agrees to vote, or cause to be voted, all Shares which have voting rights over which such Stockholder has the power to vote or direct the voting (including, in the case of the Major Investors, pursuant to a proxy granted under Section 1.1.2 (Proxy)), and will take all necessary or desirable actions within such Stockholder’s control, and each of the Company and the Board will take all necessary or desirable actions within its control, to cause the authorized number of directors to be established at, and be, thirteen (13) directors or such other number as expressly provided herein, and to elect or appoint or cause to be elected or appointed to the Board and cause to be continued in office (including, if necessary, by appointing in order to fill vacancies):

(a)A number of directors nominated by Flame equal to one, which nominee shall be Wade Davis for as long as he is the Chief Executive Officer of the Company. Flame’s nomination rights hereunder shall terminate upon a Governance Fall-Away Event for Flame.

(b)A number of directors nominated by Smoke equal to one. Smoke’s nomination rights hereunder shall terminate upon a Governance Fall-Away Event for Smoke.

(c)A number of directors nominated by Smoke and Flame together equal to one; provided that, (i) upon a Governance Fall-Away Event for Flame when Smoke Investors have not yet effected a *** Sell-Down, Smoke shall have the sole right to select a nominee for director pursuant to this Section 1.1.1(c) and (ii) upon a Governance Fall-Away Event for Smoke when Flame Investors have not yet effected a *** Sell-Down, Flame shall have the sole right to select a nominee for director pursuant to this Section 1.1.1(c). Smoke’s and Flame’s joint nomination rights hereunder shall terminate upon the occurrence of either (A) both a Governance Fall-Away Event for Smoke and a *** Sell-Down by the Flame Investors or (B) a Governance Fall-Away Event for Flame and a *** Sell-Down by the Smoke Investors.

(d)A number of directors nominated by Torch equal to (i) five, so long as the Torch Investors have not effected a ***% Sell-Down; (ii) four, after the Torch Investors have effected a ***% Sell-Down but not a ***% Sell-Down; (iii) three, after the Torch Investors have effected a ***% Sell-Down but not a ***% Sell-Down; (iv) two, after the Torch Investors have effected a ***% Sell-Down but not a ***% Sell-Down; and (v) one, after the Torch Investors have effected a ***% Sell-Down. Torch’s nomination rights hereunder shall terminate upon a Governance Fall-Away Event for Torch.

(e)A number of directors nominated by the SB Series C Holder equal to two. The SB Series C Holder’s nomination rights hereunder shall terminate upon a Governance Fall-Away Event for the SB Series C Holder.

(f)Upon a Governance Fall-Away Event for Flame, Wade Davis, for as long as he is the Chief Executive Officer of the Company.

(g)A number of directors nominated by majority vote of the Board in accordance with Section 1.1.3 (Election of Remaining Directors) equal to the excess of the number of seats on the Board over the number of Board Designees nominated in the aggregate pursuant to clauses (a) through (f) of this Section 1.1.1, which number shall initially be three.

1.1.2Proxy. Each Stockholder (other than the members of any Investor Group) hereby appoints, for as long as there are any Major Investors remaining, each Major

Investor as its proxy to vote such holder’s Shares, whether at a meeting or by written consent in accordance with the provisions of Section 1.1.1 (Board Designees), which proxy shall be valid and remain in effect for each Major Investor until the applicable provisions of this Section 1.1.2 expire with respect to such Major Investor pursuant to Section 1.11 (Period). The proxy granted hereby is irrevocable and coupled with an interest sufficient in Law to support an irrevocable power. Each Major Investor who is granted such proxy agrees that it shall only be voted in a manner consistent with the Stockholders’ agreements with respect to voting contained in Section 1.1.1 (Board Designees).

1.1.3Election of Remaining Directors. Nominations pursuant to Section 1.1.1(g) shall be made by the Board in accordance with the recommendation of the Governance and Nominating Committee and elected by vote of the holders of Class A Common Stock in accordance with the Charter and the bylaws of the Company.

1.1.4Chair. The Chairperson of the Board (the “Chairperson”) shall be selected by Torch and elected by the Board in accordance with such selection, but shall be an individual other than the Chief Executive Officer of the Company. The Chairperson will preside over meetings of the Board and shall have the powers set forth on Schedule IV, but shall not have any tie-breaking vote or other special powers except as determined by the Board or as otherwise expressly set forth in the Governing Documents.

1.1.5Board Observers and Alternates. Each of Lava, Roast and Granite shall be permitted to designate one non-voting observer to the Board and its committees (each a “Board Observer”) for so long as (x) there has been no Governance Fall-Away Event for Lava, in the case of the Board Observer selected by Lava, (y) (i) no director, officer, principal, partner, member, manager, employee, agent and/or other representative of Roast or any of its controlled Affiliates is then serving as a member of the Board and (ii) there has been no Governance Fall-Away Event for Roast, in the case of the Board Observer selected by Roast, and (z) there has been no Governance Fall-Away Event for Granite, in the case of the Board Observer selected by Granite. The Company shall provide each Board Observer with (a) notice of all meetings of the Board and its committees and (b) subject to Section 1.5 (Recusals and Conflicts), provide all information delivered to the members of the Board and its committees prior to such meetings at the same time such notice and information is delivered to the members of the Board and its committees; provided, that each Board Observer shall enter into a confidentiality agreement substantially in the form to be approved by the Board with respect to such information. Prior to an Initial Public Offering (and thereafter, if permitted by applicable Law), an Investor may at its sole discretion elect to appoint alternate directors to stand in place of any of the directors that were nominated by such Investor pursuant to Section 1.1.1 (other than Section 1.1.1(f) and Section 1.1.1(g)) (Board Designees) (with respect to any Investor, its “Board Designees”); it being understood that at no time shall any such alternate director have the right to vote at any applicable meeting of the Board or any of its committees or the ability to take any action on behalf of the Company or any of its subsidiaries.

1.1.6Independence Requirements. Following an Initial Public Offering, any Board Designee of Smoke and/or Flame nominated pursuant to Section 1.1.1(c) (Board Designees), both Board Designees of the SB Series C Holder nominated pursuant to Section 1.1.1(e) (Board Designees) and one Board Designee of Torch nominated pursuant to Section 1.1.1(d) (Board Designees) must meet the requirements of clause (a)(ii) of the definition of “Independent Director”; provided that the number of directors nominated by any Investor that are subject to this requirement shall be reduced one-for-one by any reduction in the number of directors that such Investor is entitled to nominate pursuant to Section 1.1.1(c) (Board Designees). Any Person nominated for election as a director pursuant to Section 1.1.1(g) shall meet the requirements of (a) prior to an Initial Public Offering, the definition of “Independent Director”, and (b) following an Initial Public Offering, clause (a)(ii) of the definition of “Independent Director”.

1.1.7Removal of Directors. An Investor may at any time remove any of its Board Designees or its Board Observer from the Board or any committee of the Board, and no Investor’s Board Designees or Board Observer may be removed from the Board or any committee of the Board without such Investor’s prior written consent.

1.1.8Qualifications. The Board may determine any qualification requirements for directors; provided, that prior to an Initial Public Offering, such qualification requirements shall not apply to any Board Designees or any Board Observer, and following an Initial Public Offering, subject to applicable Law and the last sentence of this Section 1.1.8, such qualification requirements shall not result in excluding any Board Designee then on the Board. No director (or Board Observer) shall be a Restricted Person or an Affiliate of a Restricted Person. All directors (other than Torch’s Board Designees) shall be U.S. citizens. Except to the extent required under Section 1.1.6 (Independence Requirements), Torch’s Board Designees shall not be required to be independent under applicable Law, or to meet the requirements of Commission Rule 10A-3.

1.1.9Resignation. If at any time the number of Board Designees that an Investor is entitled to nominate pursuant to Section 1.1.1 (Board Designees) is reduced or eliminated, such Investor shall promptly cause one or more of its Board Designees to resign until the number of its Board Designees serving on the Board is equal to the number of Board Designees that it is then entitled to nominate.

1.1.10Vacancies. If at any time any Investor’s Board Designee ceases to serve on the Board (whether due to resignation, removal or otherwise), and such Investor is then entitled to nominate a greater number of Board Designees than it then has serving on the Board, such Investor shall designate or nominate a successor to fill the vacancy created thereby, and the Stockholders and the Company shall have the same obligations to elect or appoint such successor as they do other Board Designees under Section 1.1.1 (Board Designees). If any director ceases to serve on the Board (whether due to resignation, removal or otherwise) and no Investor is entitled to designate or nominate a successor pursuant to the preceding sentence, the Board, after receiving the recommendation of the Compensation and Nominating Committee pursuant to Section 1.2.4 (Compensation and Nominating Committee), may appoint a successor to fill the vacancy created thereby until such vacancy is filled by election pursuant to Section 1.1.3 (Election of Remaining Directors) and subject to Section 1.1.11 (Reduction in Board Size).

1.1.11Reduction in Board Size. Subject to the immediately succeeding sentence, if at any time, as a result of one or more Sell-Downs or Governance Fall-Away Events, the aggregate number of Board Designees that the Investors are entitled to nominate pursuant to clauses (a) through (f) of Section 1.1.1 (Board Designees) in the aggregate is reduced by one or two directors, the authorized number of directors on the Board shall be reduced by the same amount, and each of the Company and the Board will take all necessary or desirable actions within its control, to cause the authorized number of directors to be established at such reduced amount. From and after the reduction of the size of the Board to eleven (11) directors and upon a seat becoming open on the Board for which no Investor is entitled to nominate the director to fill such seat pursuant to clauses (a) through (f) of Section 1.1.1 (Board Designees), such seat shall be filled in accordance with Sections 1.1.1(g) (Board Designees), 1.1.3 (Election of Remaining Directors) and 1.1.6 (Independence Requirements).

1.2Committees of the Board.

1.2.1Required Committees. The Company shall cause the Board to maintain the following committees: (a) an audit committee (the “Audit Committee”), (b) a governance and nominating committee (the “Governance and Nominating Committee”), (c) a compensation committee (the “Compensation Committee”), (d) a conflicts committee (the “Conflicts Committee”), and (e) any other committee, including an executive committee, as the Board shall determine in its discretion.

1.2.2Composition of Committees. Subject to applicable Laws, including, for the avoidance of doubt, Laws that become applicable to the Company following an Initial Public Offering, (a) each committee of the Board other than the Governance and Nominating Committee will include the number of Board Designees of (i) Torch as close to proportionate as practicable, as determined in good faith by the Board, to its representation on the Board as a whole and (ii) Smoke and Flame together as close to proportionate as practicable, as determined in good faith by the Board, to their collective representation on the Board as a whole; and (b) one Board Designee of the SB Series C Holder shall serve on each of the Audit Committee, Conflicts Committee (subject to exclusion when conflicts relating to the SB Series C Holder are being discussed), Governance and Nominating Committee (subject to the immediately succeeding sentence) and, if formed, any executive committee of the Board. The Governance and Nominating Committee shall consist of (1) two Board Designees of Torch, one Board Designee of the SB Series C Holder and two Independent Directors selected by Smoke to serve on such committee and (2) upon a Governance Fall-Away Event for the SB Series C Holder, two Board Designees of Torch and three Independent Directors selected by Smoke to serve on such committee. Any Investor may waive its rights to have its Board Designees be a member of a committee. In the event that any Investor which has a right to designate one of its Board Designees to a committee and does not do so pursuant to this Section 1.2.2, such Investor shall have the right to designate a Board Designee to observe the meetings of such committee, which Board Designee shall receive the same notice of meetings and information that is received by members of such committee, subject, in each case, to Section 1.5 (Recusals and Conflicts). The chair of each committee of the Board will be elected by a majority of the members of such committee; provided, that the chair of the Audit Committee shall be a Board Designee nominated by Smoke, and the chair of each of the Governance and Nominating Committee and the Compensation Committee shall be a Board Designee nominated by Torch. Meetings of committees shall be open to all members of the Board and Board Observers, to the extent permitted by applicable Laws.

1.2.3Audit Committee. The role of the Audit Committee will be to determine the Company’s audit policies, review audit reports and recommendations made by the Company’s internal audit staff and its independent auditors, meet with the Company’s independent auditors, oversee the independent auditors, and recommend the Company’s engagement of independent auditors.

1.2.4Governance and Nominating Committee. The role of the Governance and Nominating Committee will be to search for, identify, interview and nominate directors to serve as members of the Board, if any, other than Board Designees. The Major Investors shall each be permitted to recommend to the Governance and Nominating Committee candidates for seats for which no Investors are entitled to nominate the director to fill such seat under Section 1.1.1 (Board Designees) and to interview such candidates. In addition, and subject to applicable Laws, in the event the position of the Company’s Chief Executive Officer becomes vacant for any reason, the Governance and Nominating Committee shall have the responsibility to search for, identify, interview and recommend to the Board one or more persons (including candidates that are employees of the Company at such time) to serve as the Company’s Chief Executive Officer. No director (other than Board Designees) shall be eligible for nomination by the Company, and no candidate for Chief Executive Officer shall be eligible for election to such position, unless recommended to the Board by the Governance and Nominating Committee.

1.2.5Compensation Committee. The role of the Compensation Committee will be to determine the compensation of all senior employees, directors and consultants of the Company and its subsidiaries, as applicable (including salary, bonus, equity participation and benefits) consistent with compensation of companies similar to the Company.

1.2.6Conflicts Committee. The role of the Conflicts Committee will be to review any agreement, arrangement, transaction or series of agreements, arrangements or transactions between the Company or any of its subsidiaries, on the one hand, and a Related Party (other than the Company or any of its subsidiaries), on the other hand and to make recommendations to the members of the Board who are not Related Party Conflicted Directors.

1.3Actions that Require Board Approval. Prior to the first date on which there has been a Governance Fall-Away Event for each Major Investor and the SB Series C Holder, and in addition to any other approval required by any applicable provision of the Governing Documents, if any, or by applicable Law, the parties hereto agree that the approval of the Board shall be required for the Company and/or any of its subsidiaries to take any of the following actions and the Company shall not, and shall cause its subsidiaries not to, take any of the following actions without the approval of the Board, regardless of any approval of such actions by their respective stockholders:

1.3.1Management Incentive Plan. (a) Adopt or make a material amendment to any cash or equity-based management incentive plan, and (b) determine Fair Market Value at which all stock grants (or grants tied to the price or performance of stock, such as phantom units) under the Company’s equity-based management incentive plans shall be made and at which the exercise price for all option grants shall be set.

1.3.2Executives. (a) Hire or remove, with or without cause, or determine the terms of, enter into, renew, materially modify or terminate, or waive any material rights under, any employment contract or other employment arrangement with, the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (or any equivalent position) of the Company, UHI, Midco or UCI from time to time, and (b) set procedures for periodic reviews and evaluations of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Head of Content and Programming and Head of News (or any equivalent position) of the Company, UHI, Midco and/or UCI from time to time and succession plans for such executives.

1.3.3Auditors. Engage or terminate the engagement of the Company’s auditors.

1.3.4Litigation. Settle or compromise any material claim, suit, action, arbitration or other proceeding whether administrative, civil or criminal, in law or in equity.

1.3.5Financial Adviser. Engage investment bankers or financial advisers for the provision of financial, strategic alternative, managerial and/or operational advice.

1.3.6Joint Ventures and Alliances. Enter into or amend in any material respect any joint venture or strategic alliance that involves an aggregate investment or committed capital in excess of $*** per joint venture or strategic alliance (or series of related joint ventures or strategic alliances), or in excess of $*** in the aggregate in any fiscal year.

1.3.7Investments. Make, or amend in any material respect the terms of, any loan, advance or capital contribution to any Person (other than the Company, UHI, Midco, UCI or any of their wholly-owned subsidiaries), in an amount in excess of $*** per transaction or series of related transactions, or in excess of $*** in the aggregate in any fiscal year.

1.3.8Capital Expenditures. Increase the Company’s capital expenditure in any fiscal year by *** than the capital expenditure set forth in the annual budget applicable for such fiscal year determined in accordance with Section 1.4.1 (Annual Budget and Long-Term Plan).

1.3.9Material Agreements. Enter into, modify or amend in any material respect, or waive any material right under, (a) any Contract (or series of related Contracts) providing for the payment to or by the Company or any of its subsidiaries of more than $*** in any twelve (12) month period, other than, in the case of Contracts (or series of related Contracts) providing for payments to the Company or any subsidiary thereof, entered into in the ordinary course of business, (b) any Contract (or series of related Contracts) relating to the acquisition of network programming that accounts for more than *** per week of the programming on a majority of the owned and operated stations of the Company and its subsidiaries, or (c) ***.

1.3.10Significant Transactions. Consummate the acquisition or disposition of any assets or businesses, outside of the ordinary course of business of the Company, involving more than (i) $*** in one transaction (or a series of related transactions) or (ii) $*** in the aggregate in any twelve (12) month period.

1.3.11Incurrence of Debt. Other than borrowings under the Revolving Credit Facility, the Receivables Facility or any other debt agreement that was approved by the Board after the 2020 Transaction Closing, (a) incur any Indebtedness, (b) assume, guarantee, endorse or otherwise become responsible for the Indebtedness of any other Person (provided, that the Company or any of its direct or indirect subsidiaries may provide cross-guarantees for any Indebtedness that has been approved under this Section 1.3.11), (c) issue any debt securities or (d) enter into any agreement under which it may incur Indebtedness or issue debt securities in the future, in an aggregate amount in excess of $*** for all such matters.

1.3.12Prepayment or Modification of Indebtedness. Voluntarily prepay Indebtedness of the Company or any of its subsidiaries in an amount in excess of $*** in any 12-month period (other than indebtedness under the Revolving Credit Facility) or amend or waive any material provisions of any agreement, indenture or similar instrument governing the terms of any Indebtedness or debt securities of the Company or any of its subsidiaries with a principal amount in excess of $*** (including Indebtedness or debt securities in effect as of the 2020 Transaction Closing).

1.3.13Equity Issuances. Other than (a) in connection with a Qualified Public Offering, (b) the exercise, conversion or exchange of Convertible Securities outstanding immediately after the Effective Time or the issuance of which Convertible Securities were approved pursuant to the provisions of this Section 1.3.13 after the Effective Time, (c) exercise of participation rights by any Investors pursuant to Section 4.2 (Rights of Participation), (d) exercise of rights under the Charter to convert classes of Common Stock into other classes of Common Stock, or (e) issuances to the Company or any of its wholly-owned subsidiaries or issuances in accordance with management incentive plans approved pursuant to Section 1.3.1, authorize, create or issue any equity securities or Convertible Securities of the Company or any of its subsidiaries, issue any rights to acquire any equity securities or Convertible Securities of the Company or any of its subsidiaries or grant any registration rights in respect of any such securities or rights.

1.3.14Repurchase of Securities, Exercise of Call Rights, Payment of Dividends. (a) Enter into or effect any transaction or series of related transactions involving the repurchase, exercise of call rights, redemption or other acquisition of securities of the Company or any of its direct or indirect subsidiaries from any Stockholder or other holder or Shares or (b) declare or pay any dividend or make any other distributions of payments by the Company or any of its subsidiaries (other than dividends or distributions payable to the Company or any of its wholly-owned subsidiaries), in each case, other than (i) pursuant to the exercise, conversion, redemption or exchange of any Convertible Securities outstanding as of immediately after the Effective Time or approved for issuance after the Effective Time pursuant to the provisions of Section 1.3.13 (Equity Issuances) by the Board or (ii) pursuant to the exercise of participation rights by any Investors under Section 4.2 (Rights of Participation).

1.3.15Recapitalization. Enter into or effect any transaction or series of related transactions that would effect a recapitalization or reclassification of the securities of any the Company, UHI, Midco, UCI, or any of their respective subsidiaries (other than wholly-owned subsidiaries), including recapitalization into any form of Convertible Securities or prepaid warrants.

1.3.16Bankruptcy, Etc. (a) Commence a voluntary case under the U.S. Bankruptcy Code or any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such Law, (c) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (d) make a general assignment for the benefit of creditors, or (e) adopt a plan of complete or partial liquidation or dissolution.

1.3.17Amendment of Governing Documents. Amend, restate, modify or waive any provisions of the Governing Documents.

1.3.18Public Offering. Initiate or consummate any Initial Public Offering.

1.3.19Agreements or Commitments. Enter into any agreement or otherwise obligate or commit the Company or any of its subsidiaries to do any of the foregoing.

1.4Specified Board Matters.

1.4.1Annual Budget and Long-Term Plan. The Board shall, in advance of each fiscal year, consider and approve an annual budget and rolling three-year business plan for the Company (the “Long-Term Plan”), such consideration and approval to be performed on an annual basis. No amendment to such annual budget or Long-Term Plan shall be made without the approval of the Board; provided, that in the event approval of any annual budget is not obtained pursuant to this Section 1.4.1 prior to end of the then current fiscal year, each line item of the previously approved annual budget shall be adjusted annually to reflect increases in the Consumer Price Index for all urban consumers published by the U.S. Department of Labor but otherwise remain materially the same (unless the Board agrees on any change to such line item).

1.4.2Related Party Transactions. The Company shall only enter into, modify or amend, extend, or waive any rights under, any agreement, arrangement, transaction or series of agreements, arrangements or transactions between the Company or any of its subsidiaries, on the one hand, and a Related Party (other than the Company or any of its subsidiaries), on the other hand, if (a) the terms (including pricing terms) and conditions of such transaction are no less favorable (in the aggregate for each such agreement, arrangement or transaction) to the Company or its subsidiaries than could be obtained from a Person who is not an Affiliate of the Company or of any Related Party dealing on an arm’s length basis (but not including any employment, compensation or other incentive arrangements with the employees of the Company or its subsidiaries (other than any partner, principal, employee or Affiliate of an Investor)), and (b) such transaction is approved by the affirmative vote of a majority of the directors who are not Related Party Conflicted Directors, except with respect to any De Minimis Related Party Transactions (which shall only require the approval of the general counsel of the Company; provided, that the general counsel of the Company shall promptly (and in any event no later than the next scheduled meeting of the Board) inform the Board of any De Minimis Related Party Transaction approved pursuant to this parenthetical (and (i) the directors shall be entitled to any information they may request relating to any such De Minimis Related Party Transactions and (ii) if the Board so determines, certain De Minimis Related Party Transactions, or categories or types thereof, shall no longer be subject to this parenthetical and shall thereafter require the approval of the affirmative vote of a majority of the directors who are not Related Party Conflicted Directors)).

1.4.3Head of Content and Programming. With respect to any hiring, termination or determination of the terms of hiring or termination of the Company’s most senior executive responsible for content and/or programming, the Chief Executive Officer of the Company shall consult with the director selected by Torch from time to time for purposes of this Section 1.4.3 from among Torch’s Board Designees (or a designee of such Board Designees) for so long as Torch is entitled to appoint a Board Designee to the Board.

1.5Recusals and Conflicts. Board Designees and Board Observers shall not be an officer or employee of a Competitor. In the event that a director or a Board Observer is a director (or observer to the board), equityholder (other than a holder of up to 1% (in the case of a Board Designee) or 5% (in the case of a Board Observer, so long as such Board Observer is not a director or officer of, or entitled to designate any director or officer of, such publicly traded company and is not entitled to any information rights in addition to the other shareholders of such publicly traded company) of the common stock of a publicly traded company) or an Affiliate of a Competitor, such director or Board Observer shall recuse himself, herself or themself (and the Board may require such director or Board Observer to be recused) from that portion of any meetings of the Board or committees thereof during which matters pertaining to any sector of the Business (including television, radio and Internet portals) that competes with such Competitor and in respect of which the separate commercial interests of such Competitor and the Company are adverse will be discussed or voted upon, as determined by the Board or applicable committee. In the event that an Investor is deemed a Conflicted Investor with respect to specific Confidential Information, the Board, in its good faith judgment and after consultation with such Investor’s outside legal counsel, shall be entitled to withhold such Confidential Information from such Investor’s Board Designees, if any, and Board Observer, if any, and to require such Investor’s Board Designees, if any, and Board Observer, if any, to be excluded from any portion of a Board meeting or a meeting of its committees when the Board discusses such Confidential Information. To the extent the Board, pursuant to this Section 1.5, does not provide such Investor’s Board Designees or Board Observer with such Confidential Information, the Board shall use good faith efforts to make available such information as would not be competitively sensitive and under circumstances in which the restrictions of this Section 1.5 would not apply.

1.6Information Rights. Subject to the requirements of Sections 1.5 (Recusals and Conflicts), 5.3 (Disclosure of Confidential Information) and 5.7 (Confidentiality) of this Agreement, all directors and Board Observers shall have the same information rights which will be consistent with the laws of the State of Delaware.

1.7Expenses. Each member of the Board and the Board Observers shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board or any committee thereof.

1.8Meetings; Notice. The Board shall hold no less than one (1) meeting per fiscal quarter. Regular meetings of the Board and committees thereof shall be held at such times and places as the Board shall from time to time by resolution determine. Each Major Investor shall have the right to call a special meeting of the Board. At least fifteen (15) Business Days’ notice must be given to each member of the Board and each Board Observer of regular meetings of the Board even if such meetings are held at times and places fixed by resolution of the Board and committees thereof, as applicable. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board shall be given to each member of the Board and each Board Observer by telephoning or emailing (subject to confirmation of receipt) the same or by delivering the same personally not later than 48 hours before the day of the meeting (“Special Meeting Notice”). Within 48 hours from receipt of the applicable Special Meeting Notice, an Investor may notify the Chairperson that one or more of its Board Designees cannot attend such scheduled meeting, and in such event such meeting will be postponed to a subsequent date (which, unless otherwise agreed by such Investor, shall be at least 48 hours after such notification). The special meeting of the Board shall be held on such subsequent date, whether or not any of the Board Designees of such Investor can attend the special meeting on such date. For the avoidance of doubt, with respect to any proposed special meeting of the Board, in no event shall any Investor have the right to postpone such special meeting of the Board more than once as a result of its Board Designees’ inability to attend such special meeting. Except for the first sentence, the provisions of this Section 1.8 shall apply equally to committee meetings.

1.9Quorum; Decisions. At each meeting of the Board (or committee thereof) at which a quorum is present, each director (and, in the case of a committee, each director who is a member of such committee) shall be entitled to one vote on each matter to be voted on at such meeting. A majority of the total seats on the Board (or committee thereof) shall constitute a quorum. Except as may be otherwise required by Law or the Governing Documents, when a quorum is present at any meeting, the vote of a majority of the directors (and, in the case of a committee, the directors who are members of such committee) present shall be the act of the Board (or committee thereof), including for purposes of an act of approval under Section 1.3 (Actions that Require Board Approval). All directors may attend meetings of the Board or committee thereof telephonically if they cannot appear in person. The Board (or committee thereof) may also take action by unanimous written consent of the members of the Board (or committee thereof).

1.10UHI, Midco and UCI Directors. The Company will cause the boards of directors of UHI, Midco and UCI to consist at all times of the same members as the Board of the Company at such time. Each of UHI, Midco and UCI shall, and the Company shall cause the board of directors of each of UHI, Midco and UCI to, maintain at all times such committees as the Company at such time, with the same member composition. Any rights of the Investors under Section 8.4 (Additional Limitations on Amendments) of this Agreement or Sections 4.4.3, 4.4.4 or 4.4.5 of the Charter shall apply to actions by any subsidiary of the Company.

1.11Governance of NewCo. Unless Torch agrees in writing otherwise, the Company shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to cause (a) (i) the chairman of the board of directors of NewCo to be Emilio Azcárraga Jean (or a successor designated by Mr. Azcárraga) and (ii) the other member of the board of directors of NewCo to be Wade Davis (or a successor designated by Mr. Davis), in each case from the Effective Time and until June 30, 2025 or such earlier date as Torch agrees in writing, (b) the co-chief executive officers of NewCo to be Alfonso de Angoitia Noriega and Bernardo Gómez Martínez (or their successors designated by Mr. de Angoitia and Mr. Gómez), from the Effective Time and until June 30, 2025 or such earlier date as Torch agrees in writing, and (c) the name of NewCo to be “Televisa S.R.L. de C.V.”

1.12Period. With respect to each Investor, each of the foregoing provisions of this Section 1 shall survive as to such Investor, its Corresponding Investor Group, and its Board Designees or Board Observer, as applicable, until the occurrence of a Governance Fall-Away Event for such Investor.

2.	TRANSFER RESTRICTIONS

2.1Transfers Allowed. Until the expiration of the provisions of this Section 2, and subject in all cases to Sections 2.2 (Restrictions on Transfers), 2.3 (Certain Transferees to Become Parties) and 2.6 (Other Restrictions on Transfer), no Stockholder shall Transfer or permit any Transfer of any of such Stockholder’s Shares to any other Person except as follows:

2.1.1Permitted Transferees. Without regard to any restrictions on transfer contained in Section 3.1 (Right of First Offer), 3.2 (Tag Along), 3.9 (Miscellaneous Sale Provisions) or 6.3.5 (Stockholders Lock-Up), any Stockholder may Transfer any or all of such Shares to such Stockholder’s Permitted Transferees; provided, that no Person or Group who did not, prior to such Transfer, own beneficially or of record a majority of the Shares, owns beneficially or of record a majority of the Shares following such Transfer, and if such Transfer otherwise results in a Change of Control, such Transfer will be subject to the Change of Control Procedures.

2.1.2Public Transfers. Without regard to any restrictions on transfer contained in Section 3.1 (Right of First Offer), 3.2 (Tag Along) or 3.9 (Miscellaneous Sale Provisions), at or after (but not before) the closing of an Initial Public Offering, any Stockholder may Transfer any or all of such Stockholder’s Shares: (a) (i) in a block sale to a financial institution in the ordinary course of its trading business, (ii) pursuant to Rule 144 in brokers’ transactions (as defined thereunder) or (iii) in a market transaction exempted under Rule 144A under the Securities Act to a “qualified institutional buyer” that is a financial institution; provided, in the case of clauses (i), (ii) and (iii), that the Stockholder seeking to Transfer Shares does not sell to, or request or encourage any block sale purchasers, brokers or “qualified institutional buyers” to resell such Shares to, any Person who is known or reasonably should be known by such Stockholder to be a, and directs any block sale purchasers, brokers and “qualified institutional buyers” not to resell such Shares to any, (x) Transfer Restricted Person, (y) Restricted Person or (z) non-U.S. Person for purposes of Federal Communications Laws that would result in such non-U.S. Person acquiring a percentage of the voting interests and/or equity interests of the Company as would require obtaining prior approval of the FCC for such ownership interest pursuant to 47 CFR Section 1.5001 (or any successor provision); and (b) in an underwritten offering pursuant to Section 6 (Registration Rights). Any transferee of Shares Transferred pursuant to this Section 2.1.2 shall not be required to become a party to this Agreement, but if such transferee is already bound hereby, the Shares Transferred will remain subject to this Agreement on the same basis as such transferee’s other Shares.

2.1.3Distributions. Without regard to any restrictions on transfer contained in Section 3.1 (Right of First Offer), 3.2 (Tag Along) or 3.9 (Miscellaneous Sale Provisions), at or after (but not before) the closing of a Qualified Public Offering, any Investor may Transfer any or all of its Shares in a bona fide, pro rata Transfer to its partners, members, managers or stockholders (e.g., a pro rata distribution by a private equity partnership to its partners or by a corporation to its stockholders); provided, that such Transfer does not result in any Person or Group owning beneficially or of record a majority of the Shares, and if otherwise resulting in a Change of Control, is subject to the Change of Control Procedures.

2.1.4Drag Along. Without regard to any other restrictions on Transfer contained in Section 3.1 (Right of First Offer) or 3.2 (Tag Along), a Drag Along Seller may Transfer Shares pursuant to and in accordance with Section 3.3 (Drag Along).

2.1.5Tag Along. Without regard to any other restrictions on Transfer contained in Section 3.1 (Right of First Offer) or 3.2 (Tag Along), a Tag Along Participating Seller may Transfer Shares pursuant to and in accordance with Section 3.2.

2.1.6Compliant Change of Control Transaction. Without regard to any other restrictions on Transfer contained in Sections 3.2 (Tag Along), 3.3 (Drag Along) or, 3.9 (Miscellaneous), each Stockholder may Transfer Shares pursuant to and in accordance with the terms of a Compliant Change of Control Transaction, and the Torch Investor may Transfer any or all of their Shares pursuant to and in accordance with the Change of Control Procedures.

2.1.7Redemption. Without regard to any other restrictions on Transfer contained in Section 2.7 (Restrictions on Stock Ownership and Transfer), 3.1 (Right of First Offer), 3.2 (Tag Along), 3.9 (Miscellaneous Sale Provisions) or 6.3.5 (Stockholders Lock-Up), the Company may purchase Shares and Convertible Securities from the management of the Company or any of its subsidiaries (other than any partner, principal, employee or Affiliate of an Investor, except with respect to any repurchases from any member of management of the Company or any of its subsidiaries pursuant to the terms of a management incentive plan approved pursuant to Section 1.3.1 (Management Incentive Plan)) or the holder of any shares of Series A Preferred Stock pursuant to the terms thereof.

2.1.8Other Torch Transfers. Without regard to any other restrictions on Transfer contained in Section 2.7 (Restrictions on Stock Ownership and Transfer), 3.1 (Right of First Offer), 3.2 (Tag Along), 3.9 (Miscellaneous Sale Provisions) or 6.3.5 (Stockholders Lock-Up), in the event that Torch reasonably believes, after consultation with its outside regulatory counsel and with outside regulatory counsel to the Company, that its ownership of Shares at any time could reasonably be expected to be subject to regulatory review due to, or restricted by, Foreign Ownership Restrictions, then each Torch Investor may, but is not required to, after notice to, and an opportunity for comment and review by, the Board and its representatives, assign (it being agreed that any such assignment shall be the sole decision of Torch and the Company shall have no consent right) their Shares to (i) an FCC-Approved Trust, (ii) any other Person (other than a Competitor) while regulatory or judicial relief is being sought with respect to such Foreign Ownership Restrictions or (iii) any other Person (other than a Competitor) if the FCC has ordered that Torch reduce its voting or equity ownership in the Company, or Torch has received written notification from the FCC of an investigation with respect to Torch’s ownership of the Company, and provided, in either case in this clause (iii) that (x) Torch may not assign any Shares to any of the foregoing Persons if such assignment would cause such Person or the Company to be in violation of any applicable Laws or regulations, including the Federal Communications Laws and (y) Torch seeks regulatory or judicial relief related to such order or investigation within four (4) months of the transfer to such Person. The assignment set forth in the preceding sentence shall only be for the period during which such Foreign Ownership Restrictions prevent Torch from holding such Shares or while Torch is actively seeking regulatory or judicial relief with respect to the Foreign Ownership Restrictions or from the applicable order or investigation, as applicable (or in the case of clause (iii) of the preceding sentence, prior to the four (4) month anniversary of the transfer to the other Person and thereafter while Torch is seeking regulatory or judicial relief related to such order or investigation) and once such period terminates, such FCC-Approved Trust or other Person shall assign such Shares to Torch or as otherwise permitted under the Governing Documents or otherwise comply with the terms of any applicable order of the FCC or regulatory or judicial decision. Upon any such assignment set forth in this Section 2.1.8, the FCC-Approved Trust or other Person to which such assignment is made shall agree to be bound by the terms of this Agreement in accordance with Section 2.3 (Certain Transferees to Become Parties) as a “Torch Investor,” if Torch is then a Major Investor, or as an “Other Stockholder,” if Torch is then no longer a Major Investor.

2.1.9Other Compliant Transfers. In addition to any Transfers made in accordance with Sections 2.1.1 (Permitted Transferees) through 2.1.8 (Other Torch Transfers), (a) any Stockholder (other than members of the Investor Groups) may Transfer any or all of such Stockholder’s Shares with the prior approval of the Board; and (b) any member of an Investor Group may Transfer any or all of its Shares (without the approval of the Board); provided, in each case of clauses (a) and (b) that such Transfer is in compliance with all of the provisions of Section 3 (Rights with Respect to Transfers and Changes of Control).

2.1.10Transfer of Public Company Interests. Without regard to any other restrictions on Transfer contained in Section 2.7 (Restrictions on Stock Ownership and Transfer), 6.3.5 (Stockholders Lock-Up), 3.1 (Right of First Offer), 3.2 (Tag Along), 3.9 (Miscellaneous Sale Provisions) or 6.3.5 (Stockholders Lock-Up), the following Transfers shall be permitted hereunder: (a) any Transfer of the capital stock, equity interests of other securities of, change of control of, or Transfer of all or substantially all the assets of, Grupo Televisa, S.A.B. (“Torch Parent”), Lava Parent, Granite Parent or SB Series C Parent or any publicly traded successor or parent entity thereof; (b) any Transfer of the capital stock, equity interests of or other securities of, or any sale of all or substantially all assets of, or change of control of, any Affiliate of Torch Parent or any publicly traded successor or parent entity thereof, including by means of spin-off, split-off or other similar transactions in which the equity interests of such Affiliate are Transferred to the shareholders of Torch Parent (or any publicly traded successor or parent entity thereof), in each case, so long as the Shares of the Company do not constitute a majority of the value of such Affiliate, or (c) any spin-off, split-off or other similar transactions in which the equity interests of any Affiliate of Lava Parent or Granite Parent or any publicly traded successor or parent entity thereof that holds both the Shares of the Company and a material portion of the assets of Lava Parent or Granite Parent (or any publicly traded successor or parent entity thereof) and its subsidiaries, taken as whole, other than the Shares of the Company that are Transferred to the shareholders of Lava Parent or Granite Parent (or any publicly traded successor or parent entity thereof); it being understood that any Person holding Shares in any transaction contemplated by this Section 2.1.10 shall agree to assume Torch’s, Lava’s or Granite’s (as applicable) obligations hereunder to the same extent as Torch, Lava or Granite, respectively, was bound and shall be deemed to be a Torch Investor, Lava Investor or Granite Investor for all purposes under the Governing Documents.

2.2Restrictions on Transfers. The following restrictions shall apply, in addition to any other applicable provisions of this Agreement, to all Transfers permitted under this Agreement, including under Section 2.1 (Transfers Allowed), except as expressly provided in this Section 2.2:

2.2.1Restriction Period. Other than pursuant to Sections 2.1.1 (Permitted Transferees), 2.1.3 (Distributions), 2.1.8 (Other Torch Transfers), and 2.1.10 (Transfer of Public Company Interests), no Stockholder shall Transfer any Shares from the date hereof until *** of the date hereof (the “Transfer Restriction Period”). In addition, during the Transfer Restriction Period, none of the Company or members of the Investor Groups or any other party hereto shall (and shall cause its Affiliates not to) initiate or pursue, or discuss with any potential underwriter, any Public Offering or solicit, initiate, or knowingly encourage or facilitate any proposal from any Person to effect a Change of Control or acquire Shares or material assets of the Company and its subsidiaries.

2.2.2Debt-Based Restrictions. Other than pursuant to Sections 2.1.1 (Permitted Transferees), 2.1.3 (Distributions) (solely in the case of a Lava Investor) and 2.1.10 (Transfer of Public Company Interests), no member of any Investor Group (other than the Torch Investors) shall Transfer any Shares in an aggregate amount since (a) the Effective Time, in the case of the Series C Investors, or (b) the consummation of the 2020 Transaction, in the case of the Flame Investors, Smoke Investors and Lava Investors, constituting a percentage of such Stockholder’s Initial Shares greater than the percentage of Torch’s Initial Shares that Torch would then be able to Transfer in like manner without a reasonable likelihood of causing a breach of, default under, or acceleration of the Company’s credit agreement or any other debt facilities or debt securities.

2.2.3Restricted Persons. Other than pursuant to Sections 2.1.2 (Public Transfers) (including the limitations therein), 2.1.3 (Distributions) (in the case of a Lava Investor) and 2.1.10(a) (Transfer of Public Company Interests), prior to a Governance Fall-Away Event for Torch, each Stockholder (other than a Torch Investor) shall not, and shall require its Permitted Transferees not to, directly or indirectly Transfer or issue, or agree to Transfer or issue, any Shares or other securities or all or substantially all of the assets of the Company or the Company’s parent (if any) or subsidiaries to a Restricted Person, or enter into or consummate, or agree to enter into or consummate, any merger, consolidation, reorganization or similar transaction involving any Shares or other securities or all or substantially all of the assets of the Company or the Company’s parent (if any) or subsidiaries, or any Change of Control, involving such Stockholder and any Restricted Person (for purposes of this use of the term Restricted Person only, without giving effect to clause (b) of the definition of “Specified Restricted Person”), without the prior written approval of Torch. The Stockholders (other than the Torch Investors) and the Company, its subsidiaries, and its parent entities will use good faith efforts not to structure arrangements or agreements in a manner to circumvent the provisions of this Section 2.2.3, the definition of “Restricted Person,” or the defined terms used herein or therein.

2.2.4Non-U.S. Persons. Other than pursuant to Sections 2.1.2 (Public Transfers) (including the limitations therein), 2.1.3 (Distributions) (in the case of a Lava Investor) and 2.1.10(a) (Transfer of Public Company Interests), each Stockholder (other than a Torch Investor) shall not, and shall require its Permitted Transferees not to, Transfer Shares to any Person (including any Permitted Transferee) that is known or reasonably should be known by such Stockholder or its Permitted Transferees to be a non-U.S. Person for purposes of the Federal Communications Laws if, as a result of such Transfer, either:

(a)the percentage ownership of voting interests and/or equity interests of the Company owned directly or indirectly by non-U.S. Persons for purposes of the Federal Communications Laws would increase as a result of such Transfer; provided, that this clause (a) shall not apply at any time during which a

Regulatory Amendment or Waiver is in effect providing for a Foreign Ownership Cap of 100% with respect to the Company; or

(b)the transferee would, immediately following such Transfer, hold ***% or more of the Shares for purposes of the Federal Communications Laws; provided, that this clause (b) shall only apply if (i) it would reasonably be expected (based on Torch’s good faith determination after consultation with its outside regulatory counsel) that, as part of the FCC approval process for such transfer, the FCC would request changes to the Governing Documents that would adversely affect the Torch Investors’ then-existing rights, privileges and obligations thereunder or (ii) as part of the FCC approval process for such transfer, the FCC requests changes to the Governing Documents that would adversely affect the Torch Investors’ then-existing rights, privileges and obligations thereunder; provided, further, that this clause (b) shall not apply to any Transfer to any member of an Investor Group to the extent such member of an Investor Group is a non-U.S. Person for purposes of the Federal Communications Laws and to the extent the ownership of ***% or more of the Shares by such member of an Investor Group has already been approved by the FCC; and provided, further, that this clause (b) shall not apply to any transaction with respect to Lava (or any publicly traded successor or parent entity thereof) permitted pursuant to Sections 2.1.3 (Distributions) or 2.1.10 (Transfer of Public Company Interests).

Notwithstanding the preceding sentence, Section 2.2.3 (Restricted Persons) and this Section 2.2.4 shall not apply to any Transfer made subsequent to a Governance Fall-Away Event for Torch. Prior to a Governance Fall-Away Event for Torch, the Company agrees that it will not issue any capital stock or equity or voting interests of the Company or securities which are directly or indirectly convertible into or exchangeable or exercisable for capital stock or equity or voting interests of the Company, or merge with or into or otherwise combine with, any Person that is known or reasonably should be known by the Company to be a non-U.S. Person for purposes of the Federal Communications Laws if, as a result of such issuance or other transaction, the percentage ownership of voting interests and/or equity interests of the Company owned directly or indirectly by non-U.S. Persons for purposes of the Federal Communications Laws would increase; provided, that this prohibition shall not apply to (x) any issuance by the Company to a member of an Investor Group pursuant to such member’s exercise of its rights of participation under Section 4.2 (Rights of Participation) or (y) an offering that is a Public Offering in which the Company does not direct, request or encourage any underwriters, brokers, block sale purchasers, or other intermediaries to sell or resell such Shares to, any Person who is a non-U.S. Person for purposes of Federal Communications Laws.

2.2.5Transfers Between Investor Groups. No member of an Investor Group shall Transfer Shares to members of another Investor Group, or enter into or consummate any other transaction with respect its Shares, after which any Investor Group would own, beneficially or of record, a majority of the Shares, without the consent of each Major

Investor (if any) not Corresponding to the Investor Groups of which the prospective transferor and transferee are members.

2.2.6Transfer Restricted Persons. Other than pursuant to Section 2.1.2 (Public Transfers) (including the limitations therein), as long as an Investor and its controlled Affiliates collectively own Shares of a single class or of multiple classes constituting ***% or more of the then-outstanding Shares of the Company, such Investor shall not, and shall cause its controlled Affiliates not to, directly or indirectly Transfer or issue, or agree to Transfer or issue, any Shares or other securities or all or substantially all of the assets of the Company or the Company’s parent (if any) or subsidiaries to a Transfer Restricted Person.

2.3Certain Transferees to Become Parties. Any transferee receiving Shares in a Transfer pursuant to Section 2.1.1 (Permitted Transferees), 2.1.3 (Distributions), 2.1.4 (Drag Along), 2.1.5 (Tag Along), 2.1.6 (Compliant Change of Control Transaction), 2.1.8 (Other Torch Transfers) or 2.1.9 (Other Compliant Transfers) or any issuance or Sale of Shares by the Company shall become an “Other Stockholder” party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, the provisions of this Agreement that are applicable to Other Stockholders. For the avoidance of doubt, any such transferee shall not be a “Major Investor,” “Investor” or “Manager” or member of a Major Investor Group or Investor Group hereunder, except that (a) a Permitted Transferee of an Investor shall also be a member of the Corresponding Investor Group, (b) a transferee meeting the requirements of a New Torch Investor or receiving Shares from a Torch Investor in a Transfer pursuant to Section 2.1.8 (Other Torch Transfers) or 4.2.6(b) (Foreign Ownership Restrictions) shall also be a Torch Investor, (c) a recipient of any Equity Award Share will be a Manager, and (d) a Permitted Transferee of a Manager shall also be a Manager, and in each case of clauses (a), (b), (c) and (d), such transferee shall be subject to the terms and conditions, and be entitled to enforce, the provisions of this Agreement that are applicable to such categories. Prior to the Transfer of any Shares to any transferee pursuant to Section 2.1.1 (Permitted Transferees), 2.1.4 (Drag Along), 2.1.5 (Tag Along), 2.1.6 (Compliant Change of Control Transaction), 2.1.8 (Other Torch Transfers) or 2.1.9 (Other Compliant Transfers), and as a condition thereto, each Stockholder effecting such Transfer (or in the case of a Transfer being effectuated pursuant to Section 3.2 (Tag Along), 3.3 (Drag Along) or 3.4 (The Torch Investors’ Rights and Obligations in a Change of Control), the Tag Along Initiating Sellers, Company, or COC Initiating Parties, respectively) shall cause such transferee to deliver to the Company and each of the Investors (other than the Investor Corresponding to the Investor Group of which the transferor is a member, if applicable) its written agreement, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement in accordance with this Section 2.3. None of the rights or obligations of any party under this Agreement shall be assignable or transferable except as expressly set forth in this Section 2.3, Section 2.1.10 (Transfer of Public Company Interests) or 6.6 (Assignment of Registration Rights).

2.4Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 2 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer. The Company agrees that it will not knowingly or intentionally support, facilitate or cooperate (including by providing due diligence information, making members of management available for meetings or discussions and giving representations, warranties and/or indemnities) with respect to any Transfers by any holder of securities of the Company party to this Agreement or any of its parent entities or subsidiaries which would violate the terms of this Agreement, including restrictions on Transfers to Transfer Restricted Persons, Restricted Persons or non-U.S. Persons for purposes of the Federal Communications Laws and Transfers that do not comply with the Change of Control Procedures. For the avoidance of doubt, any Change of Control shall be subject to the Change of Control Procedures in addition to any applicable provisions of this Section 2.

2.5Notice of Transfer. To the extent any Stockholder or Permitted Transferee shall Transfer any Shares pursuant to Section 2.1.1 (Permitted Transferees), 2.1.2 (Public Transfers), 2.1.3 (Distributions), 2.1.9 (Other Compliant Transfers) or 2.1.10 (Transfer of Public Company Interests), such Stockholder or Permitted Transferee shall, within five (5) Business Days following consummation of such Transfer, deliver notice thereof to the Company and each Investor; provided, that such notice shall be provided to only the Company if prior notice of such transaction was previously provided to each Investor in accordance with Section 2.2 (Restrictions on Transfers) or 2.3 (Certain Transferees to Become Parties).

2.6Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including any restrictions imposed by applicable Law or restrictions on transfer contained in the Charter or any restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or by which it is bound.

2.7Restrictions on Stock Ownership and Transfer. Prior to a Qualified Public Offering, the Company shall restrict, deprive the ownership, or proposed ownership, of Company Securities by any Person, and exercise such other rights as may then be available under Section 5 of the Charter, to prevent or eliminate any increase in the percentage ownership of voting interests and/or equity interests of the Company owned directly or indirectly by non-U.S. Persons for purposes of the Federal Communications Laws, without any requirement for approval of such action by any Investors, after consultation with its outside regulatory counsel; provided, that this sentence shall not apply (a) at any time during which a Regulatory Amendment or Waiver is in effect providing for a Foreign Ownership Cap of 100% with respect to the Company, (b) to any Transfer which is otherwise permitted pursuant to Section 2.2.4 (Non-U.S. Persons), (c) to any issuance by the Company to a member of an Investor Group pursuant to such member’s exercise of its rights of participation under Section 4.2 (Rights of Participation) or (d) to the direct or indirect ownership by the Lava Investors of (i) up to ***% of the Class A Common Stock to the extent specific approval of such ownership interest is or has been granted by the FCC pursuant to 47 CFR Section 1.5001 and such specific approval remains in effect, or (ii) up to ***% of the Class B Common Stock. Notwithstanding anything to the contrary herein, in no event may the Company take any action (x) in order to comply with the Federal Communications Laws that Discriminates against Torch or the Torch Investors, (y) that restricts or deprives any Torch Investor of the ownership, or proposed ownership, of any securities of the Company, or (z) that adversely affects the governance rights, rights to Board seats, approval rights, participation rights, liquidation preference, participation rights, tag-along rights, exemption from drag-along obligations, right of first offer, or other rights or obligations of the Torch Investors set forth in this Agreement and the other Governing Documents or the rights of any Torch Investor with respect to any Regulatory Amendment or Waiver or Foreign Ownership Cap. For purposes of this Section 2.7:

2.7.1“Company Securities” shall mean (a) the authorized shares of the Company’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, (b) any other ownership, equity or other interests, as the case may be, including the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person; and (c) securities and obligations that, directly or indirectly, whether or not upon the satisfaction of one or more conditions, are convertible into or exercisable or exchangeable for “Company Securities” as described in clause (a) or (b) of this definition.

2.8Period. Unless specifically provided otherwise, each of the foregoing provisions of Sections 2.1 (Transfers Allowed) and 2.3 (Certain Transferees to Become Parties) shall expire after there has been a Governance Fall-Away Event for each and every Investor. Subject to the foregoing sentence, the provisions of this Section 2 shall survive, in accordance with its terms, any Change of Control.

3.	RIGHTS WITH RESPECT TO TRANSFERS AND CHANGES OF CONTROL

3.1Right of First Offer. Prior to a Qualified Public Offering, if any member of an Investor Group (a “First Offer Seller”) proposes to Sell any Shares in a Transfer that is subject to Section 2.1.9 (Other Compliant Transfers) (including to another Stockholder or the Company or any of its subsidiaries) (a “First Offer Sale”), then the following provisions shall apply:

3.1.1Notice. Prior to entering into any agreement to consummate (or consummating) any First Offer Sale, the First Offer Seller shall furnish a written notice of such proposed First Offer Sale (a “First Offer Sale Notice”) to each Investor (other than any Investor Corresponding to an Investor Group of which the First Offer Seller is a member, in which case no such notice shall be provided to such Investor) (each member of an Investor Group whose Corresponding Investor is entitled to receive a First Offer Sale Notice, a “First Offer Holder”. The First Offer Sale Notice shall include:

(a)(i) the number and class(es) of Shares proposed to be sold by the First Offer Seller (the “First Offer Shares”), (ii) the per Share cash purchase price or the formula by which such price is to be determined and the payment terms, and (iii) the proposed or expected Transfer date, if known; and

(b)an invitation to each First Offer Holder to make an offer to purchase, subject to Section 3.1.5 (Determination of the Number of Shares to Be Sold) below, any number of the First Offer Shares at such price.

3.1.2Exercise.

(a)Within fifteen (15) Business Days after the date of delivery of the First Offer Sale Notice (the “First Offer Deadline”), each First Offer Holder may make an offer to purchase any number of the First Offer Shares, up to the total number of First Offer Shares, at the price set forth in the First Offer Sale Notice by furnishing a written notice (the “First Offer Notice”) of such offer specifying a number of First Offer Shares (the “First Offer Requested Amount”) offered to be purchased from the First Offer Seller (each such Person delivering such First Offer Notice, a “First Offer Purchaser”). The receipt of consideration by any First Offer Seller selling Shares in payment for the transfer of such Shares pursuant to this Section 3.1.2 shall be deemed a representation and warranty by such First Offer Seller that (i) such First Offer Seller has full right, title and interest in and to such Shares; (ii) such First Offer Seller has all necessary power and authority and has taken all necessary actions to sell such Shares as contemplated by this Section 3.1.2; and (iii) such Shares are free and clear of any and all liens or encumbrances except pursuant to this Agreement and other Governing Documents.

(b)Each First Offer Holder not furnishing a First Offer Notice that complies with the above requirements, including the applicable time periods, shall be deemed to have waived all of such First Offer Holder’s rights to purchase such First Offer Shares under this Section 3.1.2 and the First Offer Seller shall thereafter be free to Sell, subject to Section 3.2 (Tag Along), the First Offer Shares to the First Offer Purchasers and/or any other Person, subject to Section 2.2 (Restrictions on Transfers), at a per Share cash purchase price no less than the price set forth in the First Offer Sale Notice, and payment terms no less favorable to the First Offer Seller than the payment terms set forth in the First Offer Sale Notice, without any further obligation to such First Offer Holder pursuant to this Section 3.1.If, as of the First Offer Deadline, the number of First Offer Shares exceeds the number of First Offer Shares offered to be purchased by the First Offer Purchasers, the First Offer Seller may thereafter Sell the excess First Offer Shares, subject to Section 3.2 (Tag Along), to any other Person, subject to Section 2.2 (Restrictions on Transfers), at a price per share that is no less than the price set forth in the First Offer Sale Notice, and payment terms no less favorable to the First Offer Seller than the payment terms set forth in the First Offer Sale Notice. Such Sale, if any, to a Person other than the First Offer Purchasers above shall be consummated together with the sale to the First Offer Purchasers.

3.1.3Irrevocable Offer. The offer of each First Offer Purchaser contained in a First Offer Notice shall be deemed an irrevocable offer, and, subject to Section 3.1.5 (Determination of the Number of Shares to Be Sold) below, to the extent such offer is accepted, such First Offer Purchaser shall be bound and obligated to purchase the number of First Offer Shares set forth in such First Offer Notice for the price and on the terms set forth in such First Offer Sale Notice and Section 3.1.2(a) (Exercise).

3.1.4Acceptance of Offers. Within ten (10) Business Days after the First Offer Deadline, the First Offer Seller shall inform each First Offer Purchaser, by written notice

(the “First Offer Acceptance Notice”), of whether or not the First Offer Seller will accept all (but not less than all) offers of the First Offer Purchasers (for the avoidance of doubt, all such offers shall be subject to adjustment pursuant to Section 3.1.5 (Determination of the Number of Shares to Be Sold) below). In the event the First Offer Seller fails to furnish the First Offer Acceptance Notice within the specified time period, the First Offer Seller shall be deemed to have decided not to Sell the Subject Shares to the First Offer Purchasers. If the First Offer Seller decides not to Sell the Subject Shares to the First Offer Purchasers, each First Offer Purchaser shall be released from its obligations under its First Offer Notice and irrevocable offer therein, and the First Offer Seller shall not sell the First Offer Shares to any other Person, subject to Section 2.2 (Restrictions on Transfers), without again complying with the terms of this Section 3.1 (Right of First Offer). Acceptance of such offers by the First Offer Seller is without prejudice to the First Offer Seller’s discretion under Section 3.9.2 (Sale Process) to determine whether or not to consummate any Sale.

3.1.5Determination of the Number of Shares to Be Sold. If the First Offer Seller has accepted the offers of the First Offer Purchasers and the aggregate number of Shares offered to be purchased by the First Offer Purchasers is equal to or exceeds the aggregate number of First Offer Shares, the First Offer Shares to be Sold to each First Offer Purchaser shall be allocated as follows: each First Offer Purchaser shall be allocated at least an amount equal to the lesser of (a) the aggregate number of First Offer Shares, multiplied by the number of Shares held by such First Offer Purchaser, divided by the number of Shares held by all of the First Offer Purchasers, and (b) such First Offer Purchaser’s First Offer Requested Amount. In addition, any First Offer Shares not allocated pursuant to the preceding sentence shall be allocated among all of the First Offer Purchasers that have not yet been allocated their respective First Offer Requested Amount, as nearly as practicable, pro rata with respect to the excess of each such First Offer Purchaser’s First Offer Requested Amount over the number of First Offer Shares allocated to such First Offer Purchaser pursuant to the preceding sentence, until all of the First Offer Shares have been allocated. In the event that the number of Shares that each First Offer Purchaser will be permitted to purchase in a particular First Offer Sale is reduced in accordance with the preceding sentence, the First Offer Seller shall be responsible for determining the total number of Shares to be Sold to each First Offer Purchaser in the proposed Sale in accordance with this Section 3.1.5, and shall provide notice to each First Offer Purchaser of the number of Shares that such First Offer Purchaser will be Sold in such Sale as part of the First Offer Acceptance Notice.

3.1.6Time Limitation. If less than all of the First Offer Shares are allocated to First Offer Purchasers in accordance with Section 3.1.5 (Determination of the Number of Shares to Be Sold), the First Offer Seller shall thereafter be free to Sell such remaining shares, subject to Section 3.2 (Tag Along), to any other Person, subject to Section 2.2 (Restrictions on Transfers), at a per Share cash purchase price no less than the price set forth in the First Offer Sale Notice, and payment terms no less favorable to the First Offer Seller than the payment terms set forth in the First Offer Sale Notice; provided, that, any such Sale shall be consummated simultaneously (or if that is not reasonably practicable, substantially contemporaneously) with the Sale of all First Offer Shares to be Sold to First Offer Purchasers. If at the end of the ninetieth (90th) day after the date of delivery of the First Offer Acceptance Notice, the First Offer Seller and First Offer Purchasers or other Person purchasing First Offer Shares, if any, have not completed the Sale of the First Offer Shares, each First Offer Purchaser shall be released from its obligations under its First Offer Notice and irrevocable offer therein, such First Offer Sale Notice shall be null and void, and it shall be necessary for a separate First Offer Sale Notice to be furnished, and the terms and provisions of this Section 3.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 3.1, unless the failure to complete such proposed Sale resulted directly from either (x) any failure by any First Offer Purchaser to comply with the terms of this Section 3.1 or (y) any failure by the FCC to consent to such Transfer; provided, that such ninety (90) day period shall be extended to up to an additional one hundred and eighty (180) days if necessary to obtain the consent of the FCC to such Sale.

3.1.7Tag-Along Rights. In the event any holders of Shares exercise such holders’ rights under Section 3.2 (Tag Along) to sell Shares in connection with a Sale to First Offer Purchasers pursuant to this Section 3.1, such Shares (as the case may be, reduced in accordance with Section 3.2.4 (Reduction of Shares Sold)) shall be deemed to be First Offer Shares for purposes of this Section 3.1 and shall be allocated among the First Offer Purchasers in accordance with Section 3.1.5 (Determination of the Number of Shares to Be Sold).

3.1.8Foreign Ownership Restrictions. In the event that Torch reasonably and in good faith believes, after consultation with its outside regulatory counsel and with outside regulatory counsel to the Company, that any of the Torch Investors cannot exercise their rights under this Section 3.1 to the full extent set forth herein (or any lesser extent that the Torch Investors desire to obtain) because of any Foreign Ownership Restrictions, Torch or a Torch Investor may, but is not required to, after notice to, and an opportunity for comment by, the Company (it being agreed that any such assignment shall be the decision of Torch and the Company shall have no consent right), assign such rights to (a) any FCC-Approved Trust, (b) any other Person (other than a Competitor) while regulatory or judicial relief is being sought with respect to such Foreign Ownership Restrictions or (c) any other Person (other than a Competitor) if the FCC has ordered that Torch reduce its voting or equity ownership in the Company, or Torch has received written notification from the FCC of an investigation with respect to Torch’s ownership of the Company and provided, in either case in this clause (c) that (x) Torch or a Torch Investor, as applicable, may not assign any rights to any of the foregoing Persons if such assignment would cause such Person or the Company to be in violation of any applicable Laws or regulations, including the Federal Communications Laws, and (y) Torch seeks regulatory or judicial relief related to such order or investigation within four (4) months of the transfer to such Person. The assignment set forth in the preceding sentence shall only be for the period during which such Foreign Ownership Restrictions prevent Torch from holding such Shares or while Torch is actively seeking regulatory or judicial relief with respect to the Foreign Ownership Restrictions or from the applicable order or investigation, as applicable (or in the case of clause (c) of the preceding sentence, prior to the four (4) month anniversary of the transfer to the other Person and thereafter while Torch is seeking regulatory or judicial relief related to such order or investigation) and once such period terminates, such FCC-Approved Trust or other Person shall assign such rights and transfer such Shares to a Torch Investor or as otherwise permitted under the Governing Documents or otherwise comply with the terms of any applicable order of the FCC or regulatory or judicial decision. Upon any such assignment set forth in this Section 3.1.8, the FCC-Approved Trust or other Person to which such assignment is made shall become a party to this Agreement as a “Torch Investor”, if Torch is then a Major Investor, or as an “Other Stockholder,” if Torch is then no longer a Major Investor. Not in limitation of the foregoing, in the event that Torch reasonably and in good faith believes, after consultation with its outside regulatory counsel and with outside regulatory counsel to the Company, that an acquisition of Shares by a Torch Investor pursuant to this Section 3.1 would not be prudent in light of applicable Law, then, at Torch’s election, after Torch acquired such Shares pursuant to this Section 3.1, the Company shall exchange such Shares that Torch acquired pursuant to this Section 3.1 for warrants with an exercise price of $0.01 per share and a number of shares underlying such warrants equal to the number of shares Torch so acquired pursuant to this Section 3.1.

3.1.9Notice of ROFO Closing. The Company shall promptly notify each Investor (other than the Investor Corresponding to any Investor Group that includes the First Offer Seller or any First Offer Purchaser) in writing following the closing of any transaction in which any First Offer Purchaser participates pursuant to this Section 3.1.

3.2Tag Along. Subject to prior compliance with Section 3.1 (Right of First Offer), at any time prior to an Initial Public Offering, if members of any Investor Groups (the “Tag Along Initiating Sellers”) propose to Sell Shares of a single class or of multiple classes constituting ***% of or more of the then-outstanding Shares of the Company to any Person or group of Persons (including any First Offer Purchaser pursuant to Section 3.1) (Right of First Offer) (a “Tag Along Buyer”) in a Transfer or series of related Transfers that is subject to Section 2.1.9 (Other Compliant Transfers) (a “Tag Along Sale”), then the following provisions shall apply:

3.2.1Notice. The Tag Along Initiating Sellers shall, prior to any Tag Along Sale, furnish a written notice (the “Tag Along Notice”) to the Company, which shall promptly furnish the Tag Along Notice to each member of an Investor Group that is not a Tag Along Initiating Seller (a “Tag Along Holder”). The Tag Along Notice shall include:

(a)the material terms and conditions of the proposed Sale, including (i) the number and class of the Shares to be purchased from the Tag Along Initiating Sellers, (ii) the percentage of the aggregate Shares held by the Tag Along Initiating Sellers that are proposed to be Sold in the Tag Along Sale (the “Tag Along Sale Percentage”) (it being understood that the Company shall reasonably cooperate with the Tag Along Initiating Sellers in respect of the determination of each applicable Tag Along Sale Percentage), (iii) the per Share purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of each Tag Along Buyer and (v) if known, the proposed or expected Sale date; and

(b)an invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Tag Along Buyer(s) such Tag Along Holder’s Shares held by such Tag Along Holder, on the same terms and conditions (subject to Section 3.9.3 (Treatment of Classes and Convertible Securities) in the case of Convertible Securities), with respect to each Share Sold, as the Tag Along Initiating Sellers shall Sell each of their Shares.

3.2.2Exercise. Within ten (10) Business Days after the date of delivery of the Tag Along Notice by the Company to each Tag Along Holder (the “Tag Along Deadline”), each Tag Along Holder desiring to make an offer to include Shares in the proposed Sale (each a “Tag Along Participating Seller” and, together with the Tag Along Initiating Sellers, collectively, the “Tag Along Sellers”) shall furnish a written notice (the “Tag Along Offer”) to the Tag Along Initiating Sellers indicating the number of Shares which such Tag Along Participating Seller desires to have included in the proposed Sale (the “Tag Along Requested Amount”), which number shall not exceed the Tag Along Sale Percentage multiplied by the total number of Shares held by such Tag Along Holder. Each Tag Along Holder who does not make a Tag Along Offer in compliance with the above requirements, including the Tag Along Deadline, shall have waived and be deemed to have waived all of such Tag Along Holder’s rights with respect to such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Tag Along Buyer, at a per share price no greater than the per share price set forth in the Tag Along Notice and on other material terms and conditions which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder pursuant to this Section 3.2.

3.2.3Irrevocable Offer.

(a)The offer of each Tag Along Participating Seller contained in such holder’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Tag Along Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, consistent with Section 3.9.1 (Further Assurances), with respect to each Share Sold (subject to Section 3.9.3 (Treatment of Classes and Convertible Securities) in the case of Convertible Securities), as the Tag Along Initiating Sellers, the number of Shares that such Tag Along Participating Seller shall have specified in such Tag Along Holder’s Tag Along Offer.

(b)Notwithstanding Section 3.2.3(a), if, prior to consummation, the per share price shall change from the per share price set forth in the Tag Along Notice or the other material terms and conditions of the proposed Sale shall be materially more or less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice (including, for the avoidance of doubt, a portion of the cash consideration being modified to non-cash consideration or vice versa), the Tag Along Notice shall be null and void and the acceptance by each Tag Along Participating Seller shall be deemed to be revoked, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 3.2 separately complied with, in order to consummate such Sale pursuant to this Section 3.2; provided, that in such case of a separate Tag Along Notice, the Tag Along Deadline shall be five (5) Business Days after the date of delivery of the separate Tag Along Notice to each Tag Along Holder.

3.2.4Reduction of Shares Sold. The Tag Along Initiating Sellers shall use commercially reasonable efforts to obtain the inclusion in the proposed Sale of the entire number of Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Tag Along Initiating Sellers by the Tag Along Notice and in the case of each Tag Along Participating Seller by such Tag Along Participating Seller’s Tag Along Offer). If the Tag Along Initiating Sellers are unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be Sold in the proposed Sale (the “Tag Along Aggregate Amount”) by each Tag Along Seller shall be allocated as follows. Each Tag Along Seller shall be allocated a number of Shares at least equal to the lesser of (a) the Tag Along Aggregate Amount, multiplied by the number of Shares held by such Tag Along Seller, divided by the number of Shares held by all of the Tag Along Sellers, and (b) such Tag Along Seller’s Tag Along Requested Amount. In addition, any portion of the Tag Along Aggregate Amount not allocated pursuant to the preceding sentence shall be allocated among all of the Tag Along Sellers that have not yet been allocated their Tag Along Requested Amount, as nearly as practicable, pro rata with respect to the number of Shares held by each such Tag Along Seller and up to such Tag Along Seller’s Tag Along Requested Amount, until all of the Tag Along Aggregate Amount has been allocated. In the event that the number of Shares that each Tag Along Seller will be permitted to sell in a particular Sale is reduced in accordance with the preceding sentence, the Tag Along Initiating Sellers shall be responsible for determining the total number of Shares to be sold by each Tag Along Seller in the proposed Sale in accordance with this Section 3.2.4, and shall provide notice to each Tag Along Participating Seller of the number of Shares that such Tag Along Participating Seller will be selling in such Sale no later than ten (10) Business Days following the Tag Along Deadline.

3.2.5Time Limitation. If the Tag Along Sellers have not completed the proposed Sale by the end of the ninetieth (90th) day after the date of delivery of, (a) if the proposed Transfer is also the subject of a currently effective Tag Along Notice under Section 3.1 (Right of First Offer), such Tag Along Notice and (b) otherwise, the Tag Along Notice, then each Tag Along Participating Seller shall be released from its obligations under its Tag Along Offer, such Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 3.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 3.2, unless the failure to complete such proposed Sale resulted directly from either (x) any failure by any Tag Along Participating Seller to comply with the terms of this Section 3 or (y) any failure by the FCC to consent to such Transfer; provided, that such ninety (90) day period shall be extended to up to an additional one hundred and eighty (180) days if necessary to obtain the consent of the FCC to such Sale.

3.2.6Change of Control. For the avoidance of doubt, the rights and obligations of members of Investor Groups under this Section 3.2 shall continue after a Change of

Control except as otherwise provided herein and in accordance with the Governing Documents.

3.3Drag Along. Each Stockholder other than the Torch Investors (the “Drag Along Holders”) agrees, if requested in writing by the Company, in connection with a proposed Compliant Change of Control Transaction (the “Drag Along Sale”), to Sell, exchange, convert, or otherwise participate in such Change of Control with respect to, an equal percentage of each class of Shares held by each such Drag Along Holder (as adjusted pursuant to Section 3.3.2 (Waiver of Appraisal Rights) below, the “Drag Along Sale Percentage”), in the manner and on the terms set forth in this Section 3.3 (any such transaction, a “Drag Along Transaction”). All Shares to be sold, converted, or exchanged, or otherwise participating in the applicable transaction, pursuant to this Section 3.3 shall be included in determining whether or not a proposed transaction constitutes a Change of Control.

3.3.1Exercise. The Company shall furnish a written notice (the “Drag Along Sale Notice”) to each Drag Along Holder and Torch at least ten (10) Business Days prior to the consummation of the Change of Control transaction. The Drag Along Sale Notice shall set forth the material terms and conditions of the proposed Drag Along Transaction, including (a) the number and class of Shares to be acquired, (b) the Drag Along Sale Percentage, (c) the per share consideration to be received in the proposed Drag Along Transaction, including the form of consideration (if other than cash), (d) the name and address of the counterparty or counterparties in the Drag Along Sale and (e) if known, the proposed closing date of the Drag Along Transaction or a good faith estimate thereof. If the Company consummates the proposed Drag Along Sale to which reference is made in the Drag Along Sale Notice, each Drag Along Holder (each, a “Drag Along Seller”) shall: (x) be bound and obligated to Sell, convert, exchange, or otherwise participate in the Drag Along Sale with respect to, the Drag Along Sale Percentage of such Drag Along Holder’s Shares in the proposed Drag Along Sale on the same terms and conditions, with respect to each Share Sold, converted, exchanged or otherwise participating (subject to Section 3.9.3 (Treatment of Classes and Convertible Securities) in the case of Convertible Securities) as the other Drag Along shall Sell, convert, exchange, or otherwise participate with respect to (subject to Section 3.9.3 (Treatment of Classes and Convertible Securities) in the case of Convertible Securities; and (y) except as provided in Section 3.9.3 (Treatment of Classes and Convertible Securities), shall receive the same form and amount of consideration per Share to be received by the other Drag Along Sellers (on an as converted basis, if applicable). If any Drag Along Sellers (other than Managers) are given an option as to the form and amount of consideration to be received, all Drag Along Sellers (other than Managers) will be given the same option. Unless otherwise agreed by each Drag Along Seller, any non-cash consideration shall be allocated among the Drag Along Sellers pro rata based upon the aggregate amount of consideration to be received by such Drag Along Sellers. If at the end of the ninetieth (90th) day after the date of delivery of the Drag Along Sale Notice, the Company has not completed the proposed Drag Along Sale, the Drag Along Sale Notice shall be null and void, each Drag Along Seller shall be released from such holder’s obligation under the Drag Along Sale Notice and it shall be necessary for a separate Drag Along Sale Notice to be furnished and the terms and provisions of this Section 3.3 separately complied with, in order to consummate such proposed or any other Drag Along Sale pursuant to this

Section 3.3, unless the failure to complete such proposed Drag Along Sale resulted directly from either (x) any failure by any Drag Along Holder to comply with the terms of this Section 3.3 or (y) any failure by the FCC to consent to such Transfer; provided, that such ninety (90) day period shall be extended to up to an additional one hundred and eighty (180) days if necessary to obtain the consent of the FCC to such Sale. The right of a holder of Unvested Shares to receive consideration for such Unvested Shares pursuant to this Section 3.3 shall be subject to the vesting and other terms of such Unvested Shares.

3.3.2Waiver of Appraisal Rights. Each Drag Along Seller agrees not to demand or exercise appraisal rights under Section 262 of the Delaware General Corporation Law with respect to a transaction subject to this Section 3.3 as to which such appraisal rights are available.

3.3.3Miscellaneous Provisions. The provisions of Section 3.9 (Miscellaneous Sale Provisions) shall apply to any Sale under this Section 3.3 to the extent, and on the terms, provided therein.

3.4The Torch Investors’ Rights and Obligations in a Change of Control. Notwithstanding anything to the contrary herein, in the event that any member(s) of a Major Investor Group (other than Torch Investors) or the Company proposes to effectuate a Change of Control, then the following provisions (together with any provisions of Sections 3.5 and 3.6 and the Charter applicable to such Change of Control by their terms, the “Change of Control Procedures”) shall apply.

3.4.1Notice and Exercise. The Major Investors Corresponding to the Major Investor Groups whose members are proposing to effectuate the Change of Control, or the Company if the Company or the Board proposes to effectuate a Change of Control (in either case, the “COC Initiating Party”) shall furnish a written notice of their intention to pursue a Change of Control to the other Investors (the “COC Notice”). The COC Notice shall:

(a)include all of the material terms and conditions of the proposed Change of Control in reasonable detail, including (i) the Stockholders proposed to Transfer Shares in such Change of Control (the “COC Sellers”), (ii) the Shares or other assets proposed to be Transferred, (iii) transaction structure and steps, (iv) if known, the per Share purchase price or consideration or the formula or other basis for the determination thereof, (v) if known, the Persons (and parent companies thereof) to whom Shares or other assets will be Transferred (the “COC Buyer”) and (vi) if known, the proposed or expected date of consummation of the Change of Control; and

(b)provide Torch, on behalf of the Torch Investors, the right to elect, by furnishing to the COC Initiating Party a written election (the “COC Participation Election”) on or before the COC Election Deadline (which election shall be irrevocable except as otherwise provided in Section 3.4.3 (Change in Material Terms; Termination), if applicable) to:

(i)(A) in a Change of Control that involves a Transfer of Shares, whether by direct Sale, merger, consolidation, business combination or other means, include a percentage of Shares held by the Torch Investors that is less than or equal to the highest percentage of Shares held by any COC Seller that are being Transferred in the Change of Control, on the same terms and conditions (subject to Section 3.9.3 (Treatment of Classes and Convertible Securities) in the case of Convertible Securities and without prejudice to the rights of the holder of Convertible Securities with respect to the conversion, exercise or exchange of such Convertible Securities) as the terms and conditions that are applicable to the COC Sellers, in any case consistent with Section 3.9.1 (Further Assurances), and/or (B) in a Change of Control that involves a sale of assets of the Company or its subsidiaries or other transaction structure or steps not involving the Transfer of Shares, retain and not Transfer a percentage of the Torch Investors’ Shares that is less than or equal to the percentage of the Shares of the COC Sellers being retained and not Transferred by the COC Sellers and to receive the same dividends, distributions, or other consideration as the COC Sellers with respect to such retained Shares on a pro rata basis (either or both of clauses (A) and (B), the “COC Participation Rights”); or

(ii)(A) in a Change of Control that involves a Transfer of Shares other than through a merger, consolidation, or similar business combination, retain all, and not Transfer any, of the Torch Investors’ Shares in the Company (other than Shares as to which the Torch Investors exercise COC Participation Rights), (B) in a Change of Control that involves a Transfer of Shares through a merger, consolidation or similar business combination, roll-over all of the Torch Investors’ Shares (other than Shares as to which the Torch Investors exercise COC Participation Rights) into equity of the Acquiror in accordance with Section 3.6 (Rollover Transactions) and be subject to and the beneficiary of rights and obligations with respect to the Acquiror equivalent to the Torch Investors’ rights and obligations under the Governing Documents with respect to the Company, and/or (C) in a Change of Control that includes a sale of assets of the Company or its subsidiaries or other transaction structure or steps not involving the Transfer of Shares, both (1) if less than all of the Company’s assets are sold, retain, and not Transfer, any of the Torch Investors’ Shares in the Company as to which the Torch Investors do not exercise COC Participation Rights (provided that such Shares shall not be entitled to participate in any distribution of the proceeds of such sale of assets) and (2) receive equity of the Acquiror (and be subject to and the beneficiary of rights and obligations with respect to the Acquiror to the same extent and on the same basis as they applied to the Company immediately prior to such Change of Control) in accordance with Section 3.6 (Rollover Transactions) (any or all of clauses (A), (B) or (C) the “COC Rollover Rights”).

3.4.2COC Participation Election Deadline. Torch shall deliver the COC Participation Election no later than the latest to occur of the following (the “COC Election Deadline”), it being understood that if Torch does not deliver any COC Participation Election by the COC Election Deadline, it will be deemed to be exercising its COC Rollover Rights in full:

(a)fifteen (15) Business Days after Torch’s receipt of the COC Notice;

(b)five (5) Business Days after Torch has been provided with the opportunity to have meetings with the final COC Buyer pursuant to Section 3.4.4 (Information, Access and Negotiation Rights);

(c)five (5) Business Days after Torch has received the final price and other material contractual terms and conditions of the Change of Control and definitive agreement with respect thereto; and

(d)compliance with Section 3.5 (Tax Matters).

3.4.3Change in Material Terms; Termination. Notwithstanding the foregoing, if any of the following are expected to occur: (a) implied equity value, mix of consideration, escrow or holdback amounts, or cap on indemnification claims changes by more than ***, (b) there are one or more changes to any other terms that a sophisticated non-U.S. investor would deem to have a material impact on the transaction as a whole, (c) there is a change in the Acquiror(s) (other than to one or more controlled Affiliates of such Acquiror(s)) or ultimate parent entity of the Acquiror(s) or (d) there is any other change in terms that would have a material negative impact to the tax and regulatory components of the Torch Investors’ investment in the Company (e.g., a material change to the structure of the investment) (in the case of each of clauses (a) through (h), as compared to the terms most recently furnished to Torch pursuant to Section 3.4.2(c) (COC Participation Election Deadline) or this Section 3.4.3, as applicable), then the COC Initiating Party shall give prompt notice of and disclose such new terms and conditions to Torch (a “Change Notice”), and Torch shall notify the COC Initiating Party within three (3) days from receipt of the Change Notice to deliver a new COC Participation Election, it being understood that if Torch does not do so it will be deemed to be exercising its COC Rollover Rights in full. At any time after the delivery of a COC Participation Election, if there is a definitive, mutually acknowledged suspension or termination of active and good faith efforts to pursue consummation of a Change of Control, including any termination of a definitive agreement with respect to a Change of Control, such COC Participation Election shall be deemed to be revoked.

3.4.4Information, Access and Negotiation Rights. Torch will be entitled (i) to participate in all Board, committee or similar meetings related to any Change of Control, (ii) if Torch delivers a timely COC Participation Election that has not been revoked in accordance with Section 3.4.3 (Change in Material Terms; Termination)), to participate in all Change of Control-related meetings of the COC Sellers in their capacities as such and (iii) receive all information regarding negotiation and discussions with, and identities and proposed terms of, the prospective COC Buyer(s), including due diligence materials and drafts of transaction agreements. Without limiting the foregoing, Torch shall have a reasonable opportunity to meet with those prospective COC Buyer(s) that the COC Initiating Party believes are the likely COC Buyer(s) (which, for the avoidance of doubt, must include the ultimate COC Buyer) before the final bid in the Change of Control process; provided, that (i) a representative of the Major Investors may be present at all such meetings and (ii) Torch shall promptly copy each of the COC Sellers on all material correspondence (including via electronic mail) of a Torch Investor or a representative acting at the request thereof with any such COC Buyer(s) and/or the Company.

3.4.5Voting Agreement; Cooperation. Subject to Section 3.5 (Tax Matters) and provided, that the provisions of this Section 3.4 have been complied with, each of the Torch Investors shall (a) cast all votes to which they are entitled in respect of their Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the COC Initiating Party may instruct by written notice to the Torch Investors to approve any aspect or aspects of the Change of Control, or against any proposal competing against or which may impede or delay the Change of Control, and subject to the rights of the Torch Investors under this Section 3.4 and the Charter, (b) agree to waive any dissenters’ rights, appraisal rights or similar rights, (c) reasonably cooperate with the COC Initiating Party with respect to the Change of Control, including executing, acknowledging and delivering consents, assignments, and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities (including the FCC), in each case, to the extent necessary (as reasonably determined by the Company’s outside legal counsel, which shall be a nationally recognized law firm with expertise in Federal Communications Laws) and not inconsistent with the Torch Investors’ rights under the Governing Documents, and (d) otherwise take all other actions required pursuant to Section 3.9 (Miscellaneous Sale Provisions).

3.4.6Confidentiality. All confidential and/or proprietary information relating to the Change of Control that is provided or made available to the Torch Investors shall be kept strictly confidential in accordance with Section 5.7 (Confidentiality).

3.5Tax Matters.

3.5.1Exit Transaction Consultation. Subject to Section 3.5.3 (Permitted Exit Transactions), prior to executing a binding agreement providing for, or entering into or consummating, any transaction or series of related transactions that would result in a sale or exchange or similar Transfer (including conversion in a merger) of all or a substantial portion of the Shares held by the Investors or a sale of all or substantially all of the assets of the Company (or other ultimate parent company of UCI, with references to the “Company” and the “Shares” deemed to be references to such parent company and shares of such parent company, respectively) or the Company and its subsidiaries (considered collectively) (including a Change of Control) (an “Exit Transaction”), the Investors or, if there are no longer any Investors other than Torch, the Company, will (a) provide Torch with information about such Exit Transaction consistent with a COC Notice, (b) provide Torch with a reasonable opportunity to evaluate the tax consequences to the Torch

Investors of such Exit Transaction and (c) at Torch’s request, implement modifications to such transaction structure or alternative transaction structures proposed by Torch in view of adverse tax consequences or tax benefits; provided, that such modifications or alternative transaction structures do not result in an adverse impact to the Investor Groups other than the Torch Investors (if any) that is material to such Investor relative to their anticipated net proceeds in the Exit Transaction (assuming that such modifications or alternative transaction structures are not implemented).

3.5.2Exit Transaction Consent. Notwithstanding Section 3.5.1 (Exit Transaction Consultation) or any provisions of the Governing Documents other than this Section 3.5, none of the Stockholders and the Company will be permitted to execute a binding agreement providing for, or enter into or consummate, any Exit Transaction described below without Torch’s prior written consent:

(a)any Exit Transaction that would have adverse U.S. tax consequences that would be material to Torch or any of its Affiliates if Torch and/or such Affiliates were U.S. corporations;

(b)unless Torch obtains a ruling from the Mexican taxing authorities (which Torch must use commercially reasonable efforts to obtain upon request by the Company), in form and substance satisfactory to Torch, confirming the tax-free nature of such a transaction to the Torch Investors and their Affiliates, any Exit Transaction that is structured as:

(i)a transaction in which Shares held by the Torch Investors are exchanged (whether by merger or otherwise) for securities of any other entity;

(ii)a merger in which the Company is the surviving entity and the Shares held by the Torch Investors are exchanged for cash and/or securities and/or other assets;

(iii)a merger in which the Company is not the surviving entity;

(iv)a sale or exchange by the Company and/or its subsidiaries of substantially all of their collective assets (including shares of their subsidiaries).

3.5.3Permitted Exit Transactions. Notwithstanding anything to the contrary contained in Section 3.5.1 (Exit Transaction Consultation) or 3.5.2 (Exit Transaction Consent), the Investors and the Company are permitted to execute agreements providing for, or enter into and consummate, any Exit Transaction described below without Torch’s prior written consent; provided, that such Exit Transactions will remain subject to other applicable provisions of the Governing Documents, including Sections 2 (Transfer Restrictions), 3.4 (The Torch Investors’ Rights and Obligations in a Change of Control) and 3.6 (Rollover Transactions):

(a)a direct sale or exchange by the Investors (other than pursuant to a merger) of all or a portion of their shares of the Company; or

(b)a merger into the Company of a corporation (with no material assets or material liabilities other than related to funding (including borrowing) of the consideration for the merger) in which the Company is the surviving entity and Shares held by the Torch Investors remain outstanding without modification;

provided, that in the case of clause (a) above, where shares of Common Stock representing more than 15% of the then outstanding shares of Common Stock of the Company (on a fully diluted, as-exercised and as-converted basis) are proposed to be Transferred and other than in sales pursuant to Section 2.1.2 (Public Transfers) and in the case of clause (b) above, prior to entering into any such transaction, the Stockholders and the Company, as applicable, will comply with clauses (a) and (b) of Section 3.5.1 (Exit Transaction Consultation) and will consider in good faith any modifications suggested by Torch, but shall have no obligation to implement such modifications. In addition, the provisions contained in Sections 3.5.1 (Exit Transaction Consultation) and 3.5.2 (Exit Transaction Consent) shall not apply to an Exit Transaction in which Torch exercises its tag-along rights pursuant to Section 3.2 (Tag Along); provided, that the Investors and the Company comply with clauses (a) and (b) of Section 3.5.1 (Exit Transaction Consultation) and consider in good faith any modifications suggested by Torch (although the Investors and the Company shall have no obligation to implement such modifications).

3.6Rollover Transactions.

3.6.1No Dilution of Torch Investors. Subject to the immediately following sentence, each of the Stockholders and the Company acknowledges and agrees that each Torch Investor’s respective Capital Percentage may not be eliminated or diluted in any Change of Control, merger, consolidation, reorganization, sale of assets or other Transfers (or transaction providing liquidity to any of the Stockholders) by any of the Stockholders or the Company or eliminated in any other transaction, other than a Change of Control in which Torch exercises its COC Participation Rights. In furtherance of the preceding sentence, the Company and the Stockholders shall not agree to or consummate any such transaction between or among the Company, the Stockholders and any other Person (whether such Person is an Affiliate or not an Affiliate of the Company), whether or not resulting in or in connection with a Change of Control, in each case, in which any Torch Investor retains Shares and/or rolls over its Shares into, or otherwise receives, equity of the applicable Acquiror (a “Rollover Transaction”), unless:

(a)the Torch Investors do not suffer any dilution in such Rollover Transaction other than pro rata with all other Stockholders that will be equity holders of the Company or the Acquiror following such Rollover Transaction solely as a result of the equity holders of the surviving corporation, successor or other constituent corporation (in each case, that are not Affiliates of any of the Investors) contributing cash (and no other assets) into the Company or the Acquiror, as applicable, in connection with such Rollover Transaction;

(b)other than to the extent the Torch Investors exercise their COC Participation Rights (if any), the Post Transaction Percentage of each Torch Investor is not less than *** of the Pre Transaction Percentage of such Torch Investor after taking into account any exercise by the Torch Investors of their COC Participation Rights (by way of example and not limitation, if the Pre Transaction Percentage of Torch is ***, the Post Transaction Percentage must be at least ***); and

(c)each of the Torch Investors shall be granted the right to purchase for cash Shares at or after the closing of the Rollover Transaction at the same implied price per share of the applicable security as paid by the Acquiror (or its controlling shareholders) in connection with the Rollover Transaction for such (underlying) security so that its Post Transaction Percentage equals its Pre Transaction Percentage after taking into account any exercise by the Torch Investors of their COC Participation Rights (or any lesser percentage that such Torch Investor may elect).

3.6.2Governance of the Acquiror. The Company and the Stockholders shall not agree to or consummate any Rollover Transaction in which any Torch Investor rolls over its Shares into, or otherwise receives, equity of the applicable Acquiror, unless, following the consummation of such Rollover Transaction:

(a)the Torch Investors’ rights and obligations pursuant to the Governing Documents shall continue with respect to the Acquiror to the same extent and on the same basis as they applied to the Company immediately prior to such Rollover Transaction unless terminated in connection with such Rollover Transaction pursuant to the express terms of the Governing Documents;

(b)the Torch Investors shall have no greater obligations with respect to the Acquiror and its stockholders under the Governing Documents than they had to the Company, its subsidiaries and its parent entities, if any, and the Stockholders under the Governing Documents immediately prior to such Rollover Transaction; and

(c)the Acquiror shall become a party to the Governing Documents to which the Company (or, if applicable, selling stockholders) is a party and assume all obligations of the Company pursuant thereto in effect immediately prior to the consummation of such Rollover Transaction (and, if applicable, selling stockholders, if any, shall remain bound by the terms of the Governing Documents to the extent they retain or receive any shares of the Acquiror and to the extent such terms survive the Rollover Transaction in accordance with their terms).

3.6.3Rollover for No Lesser Value. Subject to Sections 3.6.1 (No Dilution of Torch Investors) and 3.6.2 (Governance of the Acquiror), if the value of the Torch Investors’ Pre Transaction Percentage in the Company is greater than the implied value of the same numerical percentage ownership (on a fully diluted basis) of the Acquiror immediately after giving effect to a Rollover Transaction, such Torch Investor shall, in exchange for any Shares it held immediately prior to the Rollover Transaction (other than, in the case of a Rollover Transaction that is a Change of Control, Shares as to which it is exercising its COC Participation Rights), receive shares in the Acquiror with substantially the same terms as such existing Shares which have an aggregate value, based on the implied equity value of the Acquiror immediately after the Rollover Transaction at least equal to the value of such Shares, with the value of each such Share held by a Torch Investor to be deemed to be equal to the per-Share consideration to be paid in the Rollover Transaction. The Stockholders and the Company acknowledge and agree that in a Rollover Transaction, the Torch Investors will not receive value with respect to their Shares on a per Share basis in such Rollover Transaction that is less than the value that other stockholders receive for their Shares on a per Share basis in such Rollover Transaction, with the value of such Shares held by such Torch Investor to be deemed to be equal to the per-Share consideration to be paid in the Rollover Transaction, even though the form of consideration for the Torch Investors’ Shares may differ in accordance with the terms hereof (subject to Sections 4.4.3 of the Charter), including in accordance with this Section 3.6.3, and in the event that any other Investors do not participate in the Rollover Transaction and elect to receive shares of the Acquiror in exchange for their Shares, the shares of the Acquiror provided to the Torch Investors shall be valued on the same basis as the shares of the Acquiror provided to such other Investors (unless such basis would result in the Torch Investors receiving less consideration for their Shares than the provisions of this Section 3.6 would otherwise require).

3.6.4Other Provisions. For the avoidance of doubt, Sections 3.4 (The Torch Investors’ Rights and Obligations in a Change of Control), 3.5 (Tax Matters) and 3.6 are cumulative, and the requirements of any such Section or any subsection thereof with respect to any transaction shall be in addition to any and all other provisions of such Sections and subsections thereof that apply to such transaction in accordance with their terms.

3.6.5Non-Circumvention. The Stockholders, the Company, its parent entities and subsidiaries will use good faith efforts not to structure arrangements or agreements in a manner to circumvent the provisions of Section 3.4 (The Torch Investors’ Rights and Obligations in a Change of Control) or 3.5 (Tax Matters) or this Section 3.6.

3.7Period. The rights of each Investor Group under the provisions of Section 3.1 (Right of First Offer), and the rights and obligations of each Investor Group under the provisions of Section 3.2 (Tag Along), shall survive any Change of Control and shall expire upon a Governance Fall-Away Event for the Corresponding Investor (or, in the case of each of the Series C Investors, a *** Sell-Down for such Investor). The provisions of Section 3.3 (Drag Along) shall expire as to any Share on the earlier of (i) a Change of Control and (ii) a Governance Fall-Away Event for Smoke. The provisions of Sections 3.4 (The Torch Investors’ Rights and Obligations in a Change of Control), 3.5 (Tax Matters) and 3.6 (Rollover Transactions) shall survive any Change of Control, and shall expire upon a Governance Fall-Away Event for Torch.

3.8Miscellaneous Sale Provisions. The following provisions shall be applied to any proposed Sale to which Sections 3.1 (Right of First Offer), 3.2 (Tag Along) or 3.3 (Drag Along), apply, except that Sections 3.8.1 (Further Assurances) and 3.8.3 (Treatment of Classes and Convertible Securities) shall also apply to any Change of Control or other Sale pursuant to this Section 3:

3.8.1Further Assurances. Each Tag Along Seller, Drag Along Seller, and First Offer Purchaser, as applicable, shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to expeditiously consummate each Transfer pursuant to this Section 3 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise reasonably cooperating with the applicable selling and purchasing parties; provided, that Tag Along Sellers and Drag Along Sellers shall be obligated to become liable to any Person in respect of any representations, warranties, covenants, indemnities or otherwise solely to the extent provided in the immediately following sentence; provided, further, that in connection with a Transfer pursuant to this Section 3, no Stockholder shall be required in connection therewith or as a condition thereto to (i) qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless such Stockholder is already subject to service in such jurisdiction and except to the extent as may be required by the Securities Act, (ii) make joint representations or warranties, (iii) be liable as to any representations, warranties, covenants and other agreements in excess of the proceeds received by such Stockholder in connection with such Transfer, or (iv) make any representations or warranties in connection with the business or condition of the Company or any of its subsidiaries; provided, further, that in no event will a Stockholder be responsible for more than its pro rata share of any indemnification obligations). Without limiting the generality of the foregoing, each Tag Along Seller and Drag Along Seller agrees to execute and deliver such agreements as may be reasonably specified by the Tag Along Initiating Sellers or other Drag Along Sellers to which such Tag Along Initiating Sellers or other Drag Along Sellers will also be party, including agreements to (a) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any adverse claim (within the meaning of Section 8-102 of the applicable Uniform Commercial Code) with respect to such Shares, (b) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent as the Tag Along Initiating Sellers or other Drag Along Sellers are liable for the comparable representations, warranties, covenants and agreements made by them or on their behalf; provided, that in connection with a Sale pursuant to this Section 3, such liability shall not exceed the proceeds received by such Stockholder in connection with such Transfer; provided, further, that in connection with a Sale pursuant to this Section 3, no Torch Investor or Lava Investor shall be required to enter into restrictive covenants that bind any Torch Investor or Lava Investor or any Affiliate of a Torch Investor or of a Lava Investor, and (c) other than with respect to Torch Investors, at the request of the Tag Along Initiating Sellers or the Company, immediately prior to the consummation of the Sale convert any voting Shares held by such Tag Along Seller or Drag Along Seller into non-voting Shares, and vice versa. Each Tag Along Seller and Drag Along Seller (other than the Investors) hereby constitutes and appoints each of the Tag Along Initiating Sellers and the Company, as applicable, or any of them, with full power of substitution, as such Tag Along Seller’s and Drag Along Seller’s true and lawful representative and attorney-in-fact, in such Tag Along Seller’s and Drag Along Seller’s name, place and stead, to execute and deliver any and all agreements that such Tag Along Initiating Seller or the Company reasonably believes are consistent with this Section 3.8.1 and such Tag Along Initiating Seller and the Company shall provide a copy of such agreements to each such Tag Along Seller and Drag Along Seller within five (5) Business Days of execution; provided, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Tag Along Seller or Drag Along Seller. In connection with any FCC approval required with regard to any Sale pursuant to this Section 3, the Company shall file such FCC applications as it is required to file in order to obtain such FCC approval, and each Stockholder shall promptly provide the Company with any and all information necessary (as reasonably determined by the Company’s outside legal counsel (in consultation with each Investor’s outside legal counsel), which shall be a nationally recognized law firm with expertise in Federal Communications Laws) to complete the filing of such applications. The Company shall use its reasonable best efforts to obtain such FCC approval, including (1) diligently prosecuting such applications, including opposing any petitions to deny, or other objections filed with respect to, such FCC applications, and (2) promptly taking all other actions reasonably requested by the Tag Along Initiating Sellers and the Company as necessary, desirable and/or appropriate to facilitate obtaining such FCC approval.

3.8.2Sale Process. The First Offer Seller, in the case of a proposed Sale pursuant to Section 3.1 (Right of First Offer), the Investors Corresponding to the Tag Along Initiating Sellers, in the case of a proposed Sale pursuant to Section 3.2 (Tag Along), or Smoke in the case of a proposed Sale pursuant to Section 3.3 (Drag Along), shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No holder of Shares nor any Affiliate of any such holder shall have any liability to any other holder of Shares or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale except to the extent such holder shall have failed to comply with the provisions of this Section 3.

3.8.3Treatment of Classes and Convertible Securities. For purposes of this Section 3, all shares of Common Stock will be treated as a single class and will be Sold, exchanged, converted at, or the holder thereof will otherwise receive with respect to such share, the same price and for the same form of consideration in any Sale under this Section 3. All Convertible Securities will be treated as the same class as Common Stock on an as-exercised or as-converted basis and, without prejudice to the rights of such Stockholder with respect to the conversion, exercise or exchange of such Convertible Securities and any entitlement to any payment of premium thereon or thereunder, such Stockholder shall receive in exchange for such Convertible Securities consideration in the same form and in the amount (if greater than zero) equal to the purchase price per share of Common Stock in such Sale multiplied by the number of shares of each class of Common Stock that would be issued upon exercise, conversion or exchange of such Convertible Securities less the exercise price, if any, of such Convertible Securities (to the extent exercisable, convertible or exchangeable at the time of such Sale).

3.8.4Closing. The closing of a Sale to which Section 3.2 (Tag Along) or 3.3 (Drag Along) applies shall take place (a) on the proposed or expected Transfer date, if any, specified in the Tag Along Notice or Drag Along Sale Notice, as applicable (provided, that consummation of any Transfer may be extended beyond such date in accordance with Sections 3.1.6 (Right of First Offer: Time Limitation), 3.2.5 (Tag Along: Time Limitation) or 3.3.1 (Drag Along; Exercise) to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (b) if no proposed Transfer date was required to be specified in the applicable notice, at such time as the Tag Along Initiating Sellers or Company shall specify by notice to each Tag Along Participating Seller or Drag Along Seller and (c) at such place as the Tag Along Initiating Sellers or Company shall specify by notice to each Tag Along Participating Seller or Drag Along Seller, as applicable. At the closing of such Sale, each Tag Along Seller and Drag Along Seller shall, to the extent that the Shares are certificated, deliver the certificates evidencing the Shares to be Sold by such Tag Along Seller and Drag Along Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances (other than those imposed by securities Laws), with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration, and any comparable transfer materials for any Convertible Securities to be Sold.

4.	RIGHTS OF PARTICIPATION IN ISSUANCES

4.1Issuances Allowed. Subject to Section 4.4 (Excluded Transactions), Section 4.6 (Period), and any applicable provision hereof, the Company shall not, and shall not permit any direct or indirect subsidiary of the Company (the Company and each such subsidiary, an “Issuer”) to, issue or sell any shares of any of the Company’s or its subsidiaries’ capital stock (whether common, preferred or otherwise) or any securities convertible into or exchangeable for any shares of their respective capital stock, issue or grant any Convertible Securities for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of their respective capital stock or any stock or securities convertible into or exchangeable for any shares of their respective capital stock, in each case, to any Person (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Section 4.

4.2Rights of Participation.

4.2.1Notice. In connection with any Issuance other than as provided in Section 4.4 (Excluded Transactions), the Issuer shall furnish a notice not fewer than fifteen (15) Business Days prior to the consummation of such Issuance (the “Participation Notice”) to each holder of record of Participation Shares (the “Participation Offerees”). The Participation Notice shall include:

(a)the material terms and conditions of the proposed Issuance, including (i) the amount, kind and terms of the Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the fraction, expressed as a percentage, the numerator of which is the number of Participation Shares held by such Participation Offeree as of the date of the Participation Notice, and the denominator of which is the total number of Shares held by all Participation Offerees as of the date of the Participation Notice, based on the Issuer’s books and records, (iv) the product of the numbers specified in clauses (ii) and (iii), rounded to the nearest whole number (the “Participation Portion”), (v) the maximum and minimum cash price (including if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities, (vi) the proposed manner of issuance, (vii) the Person(s) to whom the Subject Securities are proposed to be issued (the “Prospective Subscriber”), and (viii) if known, the proposed or expected Issuance date or a good faith estimate thereof; and

(b)an offer by the Issuer to issue to such Participation Offeree such portion of the Subject Securities up to the Participation Portion, and such additional Subject Securities as may be allocated pursuant to Section 4.2.4 (Determination of the Number of Subject Securities to Be Issued), on the same terms and conditions (subject to Section 4.2.6 (Investor Rights in the Event of Certain Legal Restrictions)), with respect to each unit of Subject Securities as each of the Prospective Subscribers is contemplated to be issued in the Issuance.

4.2.2Exercise. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall accept such offer by furnishing a written notice of such acceptance to the Issuer (each, a “Participation Acceptance”) within ten (10) Business Days after the date of delivery of the Participation Notice (the “Participation Acceptance Deadline”) specifying the amount of Subject Securities (which may be less than, equal to or greater than the product of such Participation Offeree’s Participation Portion) (the “Participation Requested Amount”) which such Participation Offeree desires to be issued to it (each such accepting Participation Offeree, a “Participating Buyer”). Each Participation Offeree who does not accept such offer in compliance with the above requirements, including the Participation Acceptance Deadline, shall be deemed to have waived all of such Participation Offeree’s rights to participate only in such Issuance, and the Issuer shall thereafter be free to issue Subject Securities in such Issuance to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other terms not materially more favorable to the Prospective Subscriber and the Participating Buyer than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees pursuant to this Section 4 with respect to such Issuance.

4.2.3Irrevocable Acceptance.

(a)The acceptance by each Participating Buyer in its Participation Acceptance shall be irrevocable except as provided in this Section 4.2.3 and Sections 4.2.5 (Time Limitation) and 4.2.6 (Investor Rights in the Event of

Certain Legal Restrictions), and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as was offered to the Prospective Subscriber (if any), at a cash price not in excess of the maximum price set forth in the Participation Notice and on other terms not materially less favorable in the aggregate to the Participating Buyer than those set forth in the Participation Notice, such amount of Subject Securities as determined in accordance with Section 4.2.4 (Determination of the Number of Subject Securities to Be Issued).

(b)If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be higher than the maximum price or less than the minimum price set forth in the Participation Notice or the other terms shall be materially less favorable or materially more favorable in the aggregate to the Prospective Subscriber than those set forth in the Participation Notice, the acceptance by each Participating Buyer shall be deemed to be revoked, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such Issuance pursuant to this Section 4.2; provided, however, that the applicable period to which reference is made in the first sentence of Section 4.2.1 (Notice) and in the first sentence of Section 4.2.2 (Exercise) shall be three (3) Business Days and two (2) Business Days, respectively.

4.2.4Determination of the Number of Subject Securities to Be Issued. The number of Subject Securities that each Participating Buyer is entitled to acquire in the Issuance will be determined as follows. Each Participating Buyer shall be allocated at least a number of Subject Securities equal to the lesser of its Participation Requested Amount and its Participation Portion. In addition, any Subject Securities not allocated pursuant to the preceding sentence shall be allocated among all of the Participating Buyers with a Participation Requested Amount greater than its respective Participation Portion, as nearly as practicable, pro rata with respect to each such Participating Buyer’s Participation Portion and up to such Participating Buyer’s Participation Requested Amount, until either all of the Subject Securities have been allocated, or each Participating Buyer has been allocated its Participation Requested Amount. If not all of the Subject Securities specified in the Participation Notice have been allocated in accordance with the preceding two sentences, the Issuer shall thereafter be free to issue such remaining Subject Securities to the Prospective Subscriber, at a price no less than the minimum price set forth in the Participation Notice and on other terms not materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, at the same time and on the same terms as it issues all such allocated Subject Securities to the Participating Buyers. The Company shall be responsible for determining the total number of Subject Securities to be issued to each Participating Buyer and the Prospective Subscriber in accordance with this Section 4.2.4, and shall provide notice to each Participating Buyer of the number of Subject Securities that such Participating Buyer will be issued no later than ten (10) Business Days following the Participation Acceptance Deadline.

4.2.5Time Limitation. If at the end of the ninetieth (90th) day after the date of the delivery of the Participation Notice the Issuer has not completed the Issuance (unless the failure to complete such Issuance resulted directly from any failure by the FCC to consent to such Issuance; provided, that such consent is received within one hundred twenty (120) days following such ninetieth (90th) day), each Participating Buyer shall be released from such Participating Buyer’s obligations under its Participation Acceptance, the Participation Notice and each Participation Acceptance shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such Issuance pursuant to this Section 4.2.

4.2.6Investor Rights in the Event of Certain Legal Restrictions.

(a)FCC Ownership Restrictions. Notwithstanding anything to the contrary herein, no Participation Offeree shall have the right to purchase Subject Securities that would cause, with respect to Participation Offerees other than Torch Investors, the Company or such Participation Offeree to be in violation of any applicable Laws or regulations, including the Federal Communications Laws; it being understood that with respect to Torch Investors, Section 4.2.6(b) (Foreign Ownership Restrictions) shall govern their compliance with applicable Laws or regulations, including the Federal Communications Laws, with respect to their purchase of Subject Securities.

(b)Foreign Ownership Restrictions. In the event that Torch reasonably believes, after consultation with outside regulatory counsel and with outside regulatory counsel to the Company, that the Torch Investors’ exercise of their right to purchase Subject Securities to the full extent set forth under this Section 4.2 (or any lesser amount that the Torch Investors desire to be issued to them) could reasonably be expected to be subject to regulatory review due to, or restricted by, Foreign Ownership Restrictions, then each Torch Investor may, but is not required to, after notice to, and an opportunity for comment by, the Company (it being agreed that any such assignment shall be the sole decision of Torch and the Company shall have no consent right) assign such participation rights to (i) an FCC-Approved Trust, (ii) any other Person while regulatory or judicial relief is being sought with respect to such Foreign Ownership Restrictions or (iii) any other Person if the FCC has ordered that Torch reduce its voting or equity ownership in the Company, or Torch has received written notification from the FCC of an investigation with respect to Torch’s ownership of the Company, and provided, that, in either case in this clause (iii), (x) such Torch Investor may not assign any participation rights to any of the foregoing Persons if such assignment would cause such Person or the Company to be in violation of any applicable Laws or regulations, including the Federal Communications Laws, and (y) Torch seeks regulatory or judicial relief related to such order or investigation within four (4) months of the transfer to such Person. The assignment set forth in the preceding sentence shall only be for the period during which such Foreign Ownership Restrictions prevent Torch from holding such Subject Securities or while Torch is actively seeking regulatory or judicial relief with respect to the

Foreign Ownership Restrictions or from the applicable order or investigation, as applicable (or in the case of clause (iii) of the preceding sentence, prior to the four (4) month anniversary of the transfer to the other Person and thereafter while Torch is seeking regulatory or judicial relief related to such order or investigation) and once such period terminates, such FCC-Approved Trust or other Person shall assign such rights and transfer such Subject Securities to Torch or as otherwise permitted under the Governing Documents or otherwise comply with the terms of any applicable order of the FCC or regulatory or judicial decision. Upon any such assignment set forth in this Section 4.2.6(b), the FCC-Approved Trust or other Person to which such assignment is made shall agree to be bound by the terms of this Agreement in accordance with Section 2.3 (Certain Transferees to Become Parties) as a “Torch Investor,” if Torch is then a Major Investor, or as an “Other Stockholder,” if Torch is then no longer a Major Investor.

4.3Certain Terms Applicable to Issuances.

4.3.1Further Assurances. Each Participating Buyer shall use commercially reasonable efforts to take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable to expeditiously consummate each Issuance pursuant to Section 4.2 (Rights of Participation), including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise reasonably cooperating with the Issuer and the Prospective Subscriber (if any). Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements as may be reasonably specified by the Issuer to which the Prospective Subscriber will be party, the form of which is materially consistent with the form provided to such Participating Buyer with the Participation Notice, or is otherwise reasonably acceptable to such Participating Buyer. In connection with any FCC approval required with regard to any Issuance, the Issuer shall file such FCC applications as it is required to file in order to obtain such FCC approval, and each Participating Buyer shall promptly provide the Issuer with any and all information reasonably necessary, as determined by the Issuer’s outside legal counsel (which shall be a nationally recognized law firm with expertise in Federal Communications Laws) in consultation with such Participating Buyer’s outside legal counsel, to complete the filing of such applications. The Issuer shall use its reasonable best efforts to obtain such FCC approval, including (a) diligently prosecuting such applications, including opposing any petitions to deny, or other objections filed with respect to, such FCC applications, and (b) promptly taking all other actions reasonably requested by the Participating Buyers as necessary, desirable and/or appropriate to facilitate obtaining such FCC approval. Without limitation to the above, upon prior written request from a Participating Buyer, the Issuer shall convert any voting Subject Securities to be issued to such Participating Buyer into non-voting Subject Securities immediately prior to such Issuance.

4.3.2Expenses. All costs and expenses incurred by (a) the Issuer and (b) the members of the Investor Groups (other than incremental costs incurred in connection with an assignment pursuant to Section 4.2.6 (b) (Foreign Ownership)), in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company or the Issuer. In addition, all fees and charges of one attorney representing the Participating Buyers (other than the members of the Investor Groups) shall be paid by the Company or the Issuer.

4.3.3Closing. The closing of an Issuance pursuant to Section 4.2 (Rights of Participation) shall take place (a) on the proposed date of Issuance, if any, set forth in the Participation Notice; provided, that consummation of any Issuance may be extended beyond such date in accordance with Section 4.2.5 (Rights of Participation in Issuances: Time Limitation) to the extent necessary to obtain any applicable governmental approval or other required approval (other than any Regulatory Amendment or Waiver) or to satisfy other conditions, (b) if no proposed Issuance date was required to be specified in the Participation Notice, at such time as the Issuer shall specify by notice to each Participating Buyer; provided, that no individual Participating Buyer shall be required, without its consent, to close its particular transaction prior to the date that is fifteen (15) Business Days after the Issuer issues the Participation Notice, and (c) at such place as the Issuer shall specify by notice to each Participating Buyer. At the closing of any Issuance under this Section 4.3.3, each Participating Buyer and the Prospective Subscriber (if any) shall be delivered the notes, certificates or other instruments evidencing the Subject Securities to be issued to such Participating Buyer and Prospective Subscriber, registered in the name of such Participating Buyer or Prospective Subscriber or such holder’s designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer and the Prospective Subscriber of the applicable consideration.

4.4Excluded Transactions. The provisions of Section 4.2 (Rights of Participation) shall not apply to Issuances by any Issuer, subject in all cases to the rights of the Investors under the Governing Documents, as follows:

4.4.1Intracompany Issuances. Any Issuance by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company in their capacity as parent entities of the Issuer;

4.4.2Convertible Securities. Any Issuance of securities upon the exercise or conversion of any capital stock or Convertible Securities outstanding at the Effective Time or issued after the Effective Time in a transaction that complied with the provisions of Section 4.2 (Rights of Participation) (including any conversion of Class A Common Stock or Class B Common Stock into any Common Stock of the other class in accordance with the Charter, or the exercise by Torch Investors of other rights under the Governing Documents to exchange Shares);

4.4.3Equity Pool. Any Issuance of shares of capital stock or Convertible Securities (in an aggregate amount not to exceed the Equity Pool Cap applicable to the period in which such Issuance is made), in each case to the extent approved by the Board or pursuant to an employment benefit plan or arrangement approved by the Board, to officers, employees, directors or consultants (other than a member of an Investor Group or an Affiliate thereof) of the Company or its subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its subsidiaries;

4.4.4Equity Kickers. Any Issuance of securities, to the extent approved by the Board, to financial institutions, bona fide providers of debt financing, or commercial lenders, in each case that are not Restricted Persons, in connection with the bona fide incurrence or guarantee of Indebtedness (other than Convertible Securities) by the Company or any of its subsidiaries; provided, that such Issuance of securities is not intended to circumvent any provisions of the Governing Documents, including in connection with a Change of Control or Transfer to a Restricted Person, and provided, further, that such Issuance of securities is made together with the issuance of non-convertible/non-exchangeable debt securities and at least 90% of the value received for such Issuance shall be in respect of such non-convertible/non-exchangeable debt securities included in such Issuance;

4.4.5Stock Splits. Any Issuance of securities in connection with any stock split or stock dividend paid on a proportionate basis (which include adjustments pursuant to the provisions in Convertible Securities held by the Torch Investors or Lava) to all holders of Common Stock;

4.4.6Joint Ventures and Strategic Transactions. Any Issuance of shares of Common Stock or Convertible Securities at Fair Market Value as of the date of issuance, in an amount not to exceed, for all such Issuances described in this Section 4.4.6, 10% of the Company’s Adjusted Outstanding Common Stock, in connection with any joint venture or strategic transaction, including a business combination or acquisition, entered into primarily for purposes other than raising capital (as determined in good faith by the Board); provided, that if the Person being issued shares of Common Stock or Convertible Securities is an Investor or an Affiliate of an Investor, the members of the Investor Groups Corresponding to the other Investors shall have participation rights under Section 4.2 (Rights of Participation) on any such Issuance; and provided, further that, for the avoidance of doubt, the members of the Investor Groups shall have participation rights under Section 4.2 (Rights of Participation) on any such Issuance to the extent the amount of all such Issuances described in this Section 4.4.6 exceed 10% of the Company’s Adjusted Outstanding Common Stock; and

4.4.7Spin-Offs. Any issuance on of capital stock of any direct or indirect subsidiary of the Company to the Stockholders of the Company in order to effect a “spin-off” transaction of a direct or indirect subsidiary of the Company where the percentage of capital stock issued to each Stockholder representing the same percentage of the fully-diluted outstanding equity interests of such subsidiary as the percentage of Shares held by such Stockholder immediately prior to such transaction.

4.5Period. Each of the foregoing provisions of this Section 4 shall expire (a) with respect to the Managers and Other Stockholders on the earlier of (i) a Change of Control or (ii) the closing of the Initial Public Offering and, (b) with respect to the members of the Investor

Groups, upon a Governance Fall-Away Event with respect to the Corresponding Investor (or, in the case of each of the Series C Investors, for so long as such Series C Investor is an Investor).

5.	COVENANTS

5.1Annual Budget; Other Information. Subject to Section 5.3 (Disclosure of Confidential Information), prior to a Qualified Public Offering, the Company will furnish (a) each Major Investor and Lava until there has been a Governance Fall-Away Event with respect to such Investor, (b) each Series C Holder until there has been a *** Sell-Down by such Investor, and (c) each Person that holds beneficially and of record Shares representing five percent (5%) or more of the outstanding Shares of the Company, with a proposed annual operating budget for the Company and its subsidiaries, as well as any proposed material modifications to such budget or notice of any proposed action that is or would be reasonably likely to result in material variance therefrom.

5.2Directors’ and Officers’ Insurance. The Company shall maintain for such periods as the Board shall in good faith determine (provided, that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after December 20, 2010 is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The provisions of this Section 5.2 shall survive any termination of this Agreement.

5.3Disclosure of Confidential Information. The Chairperson may, or at the request of the Chief Executive Officer shall, in each case, in consultation with the Company’s outside counsel and outside counsel for any potential Conflicted Investor, determine for such potential Conflicted Investor, whether any information of the Company or any of its subsidiaries should be deemed to be Confidential Information and whether any such Investor should be treated as a Conflicted Investor with respect thereto (other than the case in which the Chairperson is an Affiliate of such potential Conflicted Investor, in which case the disinterested members of the Board shall make such determination); provided, that, notwithstanding the determination of the Chairperson, an Investor will not be treated as a Conflicted Investor with respect to any information if a majority of the disinterested members of the Board agree that such Investor is not a Conflicted Investor with respect to such information. In the event of uncertainty as to whether any particular information should be classified as Confidential Information, the Chairperson and Chief Executive Officer should, acting reasonably, consult with the Company’s outside counsel and outside counsel for any potential Conflicted Investor to assure the Company complies with the Company’s policies and applicable competition and antitrust Laws. The Chairperson and Chief Executive Officer also should, acting reasonably, discuss with the Company’s outside counsel any practical methods to limit the amount of Confidential Information (e.g., by consolidating information on any single competitive market with a broad group of markets that are not competitive vis-à-vis such Conflicted Investor), with the objective of providing as much meaningful information to Conflicted Investors as is practical under the circumstances and does not present a risk of violating or the appearance of violating applicable competition or antitrust Laws. The Company, its subsidiaries, and their respective directors, officers, employees, equity holders, agents and representatives shall not disclose Confidential Information with respect to which any Investor has been found to be a Conflicted Investor to such Conflicted Investor or any Affiliate thereof (including any Board Designee or Board Observer designated by such Investor). Each Conflicted Investor shall cause any Board Designee or Board Observer designated by such Investor to recuse himself, herself or themself from any portion of a meeting of the Board regarding the applicable Confidential Information. The Investors will use good faith efforts to conduct meetings of the Board (and its committees) in a manner that limits the amount of time such Board Designees or Board Observer are required to be recused from the meetings. For the avoidance of doubt, neither Torch nor Granite shall be deemed to be a Conflicted Investor for ***-related matters to which it or any of its respective Affiliates is a party (other than disputes under the *** and negotiations regarding any commercial terms of the ***).

5.4Company Debt. Each of the members of the Investor Groups agrees that it will not, in its capacity as a holder of any Indebtedness of the Company or its subsidiaries, take action that would result in an event of default or acceleration under such Indebtedness, or initiate an involuntary bankruptcy filing with respect to the Company or any of its subsidiaries; provided, that the foregoing shall not in any respect restrict the ability of any member of an Investor Group to exercise its rights in the event of that the Company or any of its subsidiaries commences or becomes subject to (voluntarily or involuntarily) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under the Laws of any jurisdiction.

5.5Historical Financial Information. Prior to a Qualified Public Offering, the Company will furnish the following to each Major Investor and Lava until there has been a Governance Fall-Away Event with respect to such Investor, (b) each Series C Holder until there has been a *** Sell-Down by such Investor, and (c) each Person that holds beneficially and of record Shares representing five percent (5%) or more of the outstanding Shares of the Company, with respect to any fiscal year beginning prior to the later of (i) the date such Person is no longer an Investor and (ii) date such Person together with its Corresponding Investor Group, as applicable, ceases to hold at least five percent (5%) of the Shares then outstanding:

5.5.1Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, (a) the consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its subsidiaries, in each case as would be required to be included in an annual report on Form 10-K (or any successor form) if the Company were subject to the filing requirements of the Exchange Act and setting forth in each case in comparative form the figures for the next preceding fiscal year, (b) the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and its subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and stockholders equity for the periods covered thereby, (c) the information described in Item 303 of Regulation S-K under the Securities Act (or any successor item) with respect to such period, and (d) all pro forma and historical information in respect of any significant transaction, as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act (or any successor rule), consummated more than 75 days prior to the date such information is furnished, for the time period for which such information would be required to be included in a current report on Form 8-K (or any successor form) as of such date if the Company were subject to the filing requirements of the Exchange Act.

5.5.2Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year, (a) the consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter and the consolidated statements of income for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries, in each case in each case as would be required to be included in a quarterly report on Form 10-Q (or any successor form) if the Company were subject to the filing requirements of the Exchange Act, prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years (without footnote disclosure and subject to year-end adjustments), and setting forth in each case the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, in comparative form, all in reasonable detail, (b) a Statement on Auditing Standards 100 review by the Company’s independent accountants, (c) the information described in Item 303 of Regulation S-K under the Securities Act (or any successor item) with respect to such period, and (d) all pro forma and historical information in respect of any significant transaction, as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act (or any successor rule), consummated more than 75 days prior to the date such information is furnished, for the time period for which such information would be required to be included in a current report on Form 8-K (or any successor form) as of such date if the Company were subject to the filing requirements of the Exchange Act and.

5.5.3IFRS Reconciliation. The Company shall prepare and provide to Torch, at Torch’s sole cost and expense, concurrently with the provision to Torch of the financial information set forth in Sections 5.5.1 (Annual Financial Statements) and 5.5.2 (Quarterly Financial Statements) (or, following a Qualified Public Offering and prior to a Governance Fall-Away Event with respect to Torch, as soon as available and in any event concurrently with the filing of the equivalent information with the Commission), reconciliations of the financial information set forth in Sections 5.5.1 (Annual Financial Statements) and 5.5.2 (Quarterly Financial Statements) from generally accepted accounting principles in the United States or other basis on which such financial information is prepared to the International Financial Reporting Standards, consistent with the accounting principles agreed by Torch and the Company from time to time and as such reconciliations have been reviewed by the Company’s independent auditors and included in the report described in Section 5.5.1(b) and the statement described in Section

5.5.2(b), for use by Torch in preparing, and incorporation into, Torch’s financial reporting (the “Reconciliation Information”). In addition, the Company shall prepare and provide to Torch, at Torch’s sole cost and expense, for so long as the Company is obligated to provide such Reconciliation Information, preliminary bridge calculations with respect to such Reconciliation Information as reviewed by the Company’s independent auditors, including a summary of any changes to statements of income and equity to be reflected in the financial information required to be provided pursuant to Sections 5.5.1 or 5.5.2, as applicable (collectively, the “Bridge Reconciliation Information”), as soon as available, and in any event within (i) seventy-five (75) days after the end of each fiscal year of the Company, in the case of Bridge Reconciliation Information relating to the financial information set forth in Section 5.5.1 (Annual Financial Statements) and (ii) thirty-five (35) days after the end of each fiscal quarter of the Company, in the case of Bridge Reconciliation Information relating to the financial information set forth in Section 5.5.2 (Quarterly Financial Statements). In this respect:

(a)The Audit Committee shall approve the terms upon which the accountants and other professionals are engaged to prepare the Reconciliation Information and Bridge Reconciliation Information including compensation (the “Reconciliation Compensation”) on a yearly basis; provided, however, that to the extent that the proposed Reconciliation Compensation for any year is more than (i) five percent (5%) higher than the Reconciliation Compensation approved by the Audit Committee in the previous year, or (ii) $***, the Company (A) shall notify Torch of the proposed Reconciliation Compensation prior to its submission to the Audit Committee and (B) shall not agree or pay such Reconciliation Compensation without Torch’s consent to the proposed Reconciliation Compensation, such consent not to be unreasonably withheld; provided, further, that to the extent the accountants or other professionals engaged to prepare the Reconciliation Information are not those engaged in the previous year, the Company shall notify Torch of such proposed change.

(b)Torch may request that for a particular fiscal year, the Reconciliation Information and Bridge Reconciliation Information is not provided, in which case Torch shall not pay any Reconciliation Compensation. In the event that the reconciliation of the financial information contemplated by this Section 5.5.3 is suspended for any cause at any time, Torch shall only be required to pay the Reconciliation Compensation incurred for the portion of the work performed by the accountants and professionals engaged to do so, up to the date of the suspension.

(c)Torch shall reimburse the Company for all costs and expenses incurred by outside accountants or other professionals, from time to time, in connection with preparing and providing the Reconciliation Information and Bridge Reconciliation Information, within ten (10) Business Days of being provided with an invoice or invoices for such costs and expense.

(d)If all or part of the Bridge Reconciliation Information or the Reconciliation Information is provided to any other Investor (or their representatives), such Investor shall reimburse Torch (and any other Investors that have previously reimbursed Torch pursuant to this Section 5.5.3(d) (IFRS Reconciliation)) for costs and expenses of preparing the Bridge Reconciliation Information or the Reconciliation Information, as applicable, such that all Investors who have received all or part of the Bridge Reconciliation Information or the Reconciliation Information, as applicable, share such costs and expenses equally.

5.6Additional Reporting Information. The Company shall furnish on a timely basis any information reasonably requested in writing by any member of an Investor Group that is required or appropriate for such member (or one or more of such Stockholder’s direct or indirect equity owners) to satisfy its tax return filing requirements, if any, arising from such member of an Investor Group’s investment in the Company and its public company disclosure and financial reporting obligations under applicable Law. Any such requesting member of an Investor Group shall reimburse the Company for any reasonable expenses incurred by the Company in connection with furnishing such information.

5.7Confidentiality. Each Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries (or, in the case of information relating to a Change of Control, to evaluate, negotiate and implement the terms and conditions of such Change of Control, as applicable), any Confidential Information obtained from the Company, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.7 by such Stockholder or its Affiliates), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s Confidential Information or (c) is or has been made known or disclosed to such Stockholder by a third party (other than an Affiliate of such Stockholder) without a breach of any obligation of confidentiality such third party may have to the Company that is known to such Stockholder; provided, that a Stockholder may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company (or, in the case of information relating to a Change of Control, to evaluate, negotiate and implement the terms and conditions of such Change of Control, as applicable), (ii) to any prospective purchaser of any Shares from such Stockholder permitted under this Agreement as long as such prospective purchaser agrees to be bound by a customary confidentiality agreement with respect to any such information, (iii) to any Affiliate, partner or member of such Stockholder and their respective directors, employees and consultants, in each case in the ordinary course of business, (iv) as may be reasonably determined by such Stockholder to be necessary in connection with such Stockholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (v) as may otherwise be required by applicable Law or legal, judicial, tax or regulatory process, provided, that such Stockholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (v) (other than in connection with filings required under applicable securities or stock exchange Laws); and provided, further, that the acts and omissions of any Person to whom such Stockholder may disclose Confidential Information pursuant to clauses (i) through (iii) of the preceding proviso shall be attributable to such Stockholder for purposes of determining such Stockholder’s compliance with this Section 5.7. Each of the parties hereto acknowledge that the Stockholders or any of their Affiliates may review the business plans and related proprietary information of any enterprise, including any enterprise which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprise.

5.8Indemnity and Liability, Reimbursement.

5.8.1Indemnification by the Company, UHI, Midco and UCI. Each of the Company, UHI, Midco and UCI, jointly and severally, will indemnify, exonerate and hold each of the Investors, and each of their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ and accountants’ fees and expenses) incurred by the Indemnitees or any of them before or after the Effective Time (collectively, the “Indemnified Liabilities”) solely in respect of or in connection with, any Third-Party Claims arising as a result of, arising out of, or in any way relating to (i) this Agreement and the other Governing Documents, (ii) the Purchase Agreement, the Lava Subscription Agreement, the 2020 Transaction, the Reorganization Agreement, the Transaction Agreement and other agreements contemplated thereby, the Investment Agreement, the 2022 Transaction and all other agreements entered into in connection therewith, or (iii) any transaction to which any of the Company, UHI, Midco or UCI is a party or any other circumstances with respect to any of the Company, UHI, Midco or UCI (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Governing Documents by such Indemnitee or its affiliated or associated Indemnitees or other related Persons); provided, that the foregoing indemnification rights shall not be available in the event that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; provided, further that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company, UHI, Midco or UCI will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. For purposes of this Section 5.8.1, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by any of the Company, UHI, Midco or UCI, then such payments shall be promptly repaid by such Indemnitee to the Company, UHI, Midco and UCI. The indemnification set forth in this Section 5.8.1 shall not apply, and there shall be no indemnification by the Company, UHI, Midco, UCI or any of their subsidiaries, with respect to any investment losses or other liabilities that may be incurred by any Stockholder or its associated Indemnitees arising solely in such Stockholder’s capacity as a stockholder (directly or indirectly) of the Company and its subsidiaries.

5.8.2Other Indemnification Rights. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to any of the Company, UHI, Midco or UCI or any of their Affiliates, for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct (for purposes of this Section 5.8.2, gross negligence or willful misconduct shall not be deemed to apply absent a final, non-appealable judgment of a court of competent jurisdiction to such effect). A “Third-Party Claim” means any (a) claim brought by a Person other than the Company, UHI, Midco, UCI or any of their subsidiaries or, with respect to an Investor, other than a member of the Corresponding Investor Group or, with respect to an Indemnitee, other than such Indemnitee and (b) any derivative claim brought in the name of the Company, UHI, Midco, UCI or any of their respective subsidiaries that is initiated by a Person, with respect to an Investor, other than a member of the Corresponding Investor Group or, with respect to any Indemnitee, other than such Indemnitee.

5.9No Fiduciary Duties. Notwithstanding any other provision of this Agreement, from the Effective Time and until an Initial Public Offering has occurred (and thereafter in accordance with applicable Law and the governing documents of the Company), to the extent that, at law or in equity, any Investor, members of the Board and Board Observers designated by the Investors, members of the Investor Groups and Affiliates thereof (with respect to any Investor, “Covered Persons”) has duties (including fiduciary duties) to the Company, UHI, Midco, or UCI, to another Stockholder, to any Person who acquires an interest in any Shares or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any. This elimination of duties (including fiduciary duties) and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Board, the Company, UHI, Midco, and UCI, each Stockholder, and each other Person bound by this Agreement, and shall be deemed to be approved be each Person who acquires an interest in any Shares.

5.10Opportunities. Subject to Section 5.7 (Confidentiality) and Section 1.4.2 (Related Party Transactions), each of the parties hereto acknowledge that the members of the Investor Groups or any of their Affiliates may review the business plans and related proprietary information of any enterprise, including an enterprise which may have products or services which compete directly or indirectly with those of the Company, and may trade in the securities of such enterprise. Subject to Section 1.4.2 (Related Party Transactions), nothing in this Agreement shall preclude or in any way restrict the members of the Investor Groups or their Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company. Notwithstanding anything to the contrary herein, the parties expressly acknowledge and agree that: (a) subject to Section 1.4.2 (Related Party Transactions), the Investors, members of the Board of Directors and Board Observers designated by the Investors, members of the Investor Groups, and Affiliates thereof, have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company, UHI, Midco or UCI or any of their respective Affiliates, including those deemed to be Competitors or Restricted Persons, (b) in the event an Investor, member(s) of the Board of Directors or Board Observer designated by such Investor, members of the Investor Groups or Affiliates thereof, directly or indirectly, engage (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding stock of a publicly traded company) in Spanish-language media, including those businesses deemed to be Competitors or Restricted Persons, such Investor shall promptly disclose to the Board, in reasonable detail, the nature and identity of such business activities or lines of business and shall provide the Board additional information as reasonably requested thereby in connection with such activity, subject in all respects to the right not to communicate or present information regarding corporate opportunities set forth in the following clause (c) (provided, that in the case of Granite or any Board Observer designated by Granite, no such disclosure shall be required), and (c) in the event that an Investor, member(s) of the Board of Directors or Board Observer designated by such Investor, members of the Investor Groups or any Affiliate thereof acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Company, UHI, Midco, UCI or any Affiliate thereof, such Investor, member(s) of the Board of Directors or Board Observer designated by such Investor, members of the Corresponding Investor Group or Affiliate thereof shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, UHI, Midco, UCI or any Affiliate thereof, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, UHI, Midco, UCI or any Affiliate thereof or the Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Investor, or any Affiliate thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company. The provisions of this Section 5.10 will apply whether or not any Public Offering has occurred.

5.11Tax Treatment of Preferred Stock. Except to the extent otherwise required by a change in law, a contrary determination (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) or a subsequent amendment to the terms of the Series B Preferred Stock or Series C Preferred Stock, respectively, the Investors and the Company agree not to treat the Series B Preferred Stock or Series C Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code and Section 1.305-5 of the Treasury regulations promulgated under such code for US federal income tax and withholding tax purposes, and will not take any inconsistent position.

6.	REGISTRATION RIGHTS

6.1Demand Registration Rights.

6.1.1General. Following an Initial Public Offering, each Investor (the “Demand Initiating Investor”), by notice to the Company specifying the amount and intended method or methods of disposition, may request (a “Demand Registration Request”) that the Company effect the registration under the Securities Act for a Public Offering (including by means of a shelf registration pursuant to Rule 415 if so requested by the Demand Initiating Investor if the Company is then eligible to use such registration)

(a “Demand Registration”) of all or a specified part of the Registrable Securities held by such Demand Initiating Investor and the Corresponding Investor Group; provided, that:

(a)the Company shall not be obligated to file a registration statement relating to any Demand Registration Request under this Section 6.1.1 within a period of 180 days after the effective date of any other registration statement relating to any Demand Registration Request without the consent of the Board (provided, that if the Company determines to include shares for its own account in a registration statement filed pursuant to a Demand Registration Request resulting in the Demand Initiating Investor being permitted to register not more than 50% of the Registrable Securities that it requested to register, then this clause (a) shall not limit the ability of any Demand Initiating Investors to make additional Demand Registration Requests within such 180 day period);

(b)the Company shall not be obligated to file (i) registration statements pursuant to more than two (2) Demand Registration Requests in any 365 day period if such registration cannot be effected by the filing of a registration statement on Form S-3 (or more than three (3) Demand Registration Requests in any 365 day period if such registration could be effected by the filing of a registration statement on Form S-3) or (ii) registration statements in response to more than two (2) Demand Registration Requests of any one Demand Initiating Investor (provided, that if the Company determines to include shares for its own account in such registration statement resulting in the Demand Initiating Investor being permitted to register not more than 80% of the Registrable Securities that it requested to register, then such request shall not be deemed to be a Demand Registration Request for purposes of this clause (b));

(c)the value of Registrable Securities that the Demand Initiating Investor proposes to sell in such Public Offering must be at least (i) fifty million dollars ($50,000,000), if such registration cannot be effected by the filing of a registration statement on Form S-3 or (ii) twenty-five million dollars ($25,000,000), if such registration could be effected by the filing of a registration statement on Form S-3; and

(d)notwithstanding any of the foregoing to the contrary, including, for the avoidance of doubt, the limitations set forth in the preceding clauses (a) and (b), Torch may submit at least one (1) Demand Registration Request in any 365 day period as long as the value of Registrable Securities that Torch proposes to sell in such Public Offering is at least one hundred million dollars ($100,000,000).

6.1.2Company Efforts. For the avoidance of doubt, the Company shall not include any securities, other than Registrable Securities, for its own account in a registration pursuant to this Section 6.1. The Company will then use its best efforts to (a) effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by the Demand Initiating Investor together with all other Registrable Securities which the Company has been requested to register pursuant to Section 6.2 (Piggyback Registration Rights), all to the extent required to permit the disposition (in accordance with the intended methods thereof specified in the Demand Registration Request) of the Registrable Securities which the Company has been so requested to register, and (b) obtain acceleration of the effective date of the registration statement relating to such registration; provided, that the Company shall not be obligated to effect any such registration pursuant to this Section 6.1:

(a)during the unwaived effectiveness of any Lock-Up Agreement entered into by the Demand Initiating Investor in connection with any registration statement pertaining to an underwritten Public Offering; and

(b)in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

6.1.3Form. Except as otherwise provided above or required by applicable Law, so long as the Company is eligible and qualified to register Registrable Securities on Form S-3 (or any successor or similar short form registration statement) each registration requested pursuant to Section 6.1.1 (General) shall be effected by the filing of a registration statement on Form S-3 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted); provided, that if any registration requested pursuant to this Section 6.1 is proposed to be effected on Form S-3 (or any successor or similar short form registration statement) and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to file a registration statement on Form S-1 (or any successor or similar registration statement) or to include in such registration statement information not required to be included pursuant to Form S-3 (or any successor or similar short form registration statement), then the Company will file a registration statement on Form S-1 or supplement Form S-3 (or any successor or similar short form registration statement) as reasonably requested by such managing underwriter.

6.1.4Payment of Expenses. The Company shall pay all Registration Expenses in connection with registrations of Registrable Securities pursuant to this Section 6.1, including all reasonable expenses (other than fees and disbursements of counsel that do not constitute Registration Expenses) that any member of an Investor Group incurs in connection with each registration of Registrable Securities requested pursuant to this Section 6.1.

6.1.5Additional Procedures. In the case of a registration pursuant to this Section 6.1, whenever the Demand Initiating Investor shall direct that such registration shall be effected pursuant to an underwritten offering, the Company shall include such information in the written notices to holders of Registrable Securities referred to in Section 6.2.1(a) (General). In such event, the right of any member of an Investor Group to have Registrable Securities owned by such member of an Investor Group included in such registration pursuant to this Section 6.1 shall be conditioned upon such Person’s participation in such underwriting and the inclusion of such Person’s Registrable Securities in the underwriting. If directed to do so by the Demand Initiating Investor, the Company together with the members of the Investor Groups proposing to distribute their Registrable Securities through the underwriting, will enter into an underwriting agreement with the underwriters for such offering containing such representations and warranties by the Company and such members of the Investor Groups and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including customary indemnity and contribution provisions (subject, in each case, to the limitations on such liabilities set forth in this Agreement).

6.1.6Suspension of Registration. If the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415, in respect of a registration pursuant to this Section 6.1 at any time would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (after consultation with the Company’s outside legal counsel) (a) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement and (c) would have a material adverse effect on the Company or its business or on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the Investors participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such registration statement; provided, that the Company shall not be permitted to do so (i) more than two (2) times during any twelve (12) month period, (ii) for a period exceeding forty-five (45) days on any one occasion or (iii) for periods exceeding, in the aggregate, ninety (90) days in any twelve (12) month period. In the event the Company exercises its rights under the immediately preceding sentence, such Investors and the members of their Corresponding Investor Groups agree to suspend, promptly upon their receipt of the notice referred to above, their use of any Prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify such Investors of the expiration of any period during which it exercised its rights under this Section 6.1.6. The Company agrees that, in the event it exercises its rights under this Section 6.1.6, it shall, within forty-five (45) days following such Investors’ receipt of the notice of suspension, update the suspended registration statement as may be necessary to permit the members of the Investor Groups to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable Law.

6.2Piggyback Registration Rights.

6.2.1Piggyback Registration.

(a)General. Each time the Company proposes to register any shares of Common Stock under the Securities Act on a form which would permit registration of Registrable Securities for sale to the public, for its own account and/or for the account of any other Person (pursuant to Section 6.1 (Demand Registration Rights) or otherwise) for sale in a Public Offering, the Company will give notice of its intention to do so to each member of the Investor Groups (“Piggyback Eligible Holder”). Any Piggyback Eligible Holder may, by written response delivered to the Company within fifteen (15) days after the date of delivery of such notice, request that all or a specified part of such Piggyback Eligible Holder’s Registrable Securities be included in such registration. The Company thereupon will use its best efforts to cause to be included in such registration under the Securities Act all Registrable Securities which the Company has been so requested to register by such Piggyback Eligible Holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Company or, pursuant to Section 6.1 (Demand Registration Rights), other Piggyback Eligible Holders in such Public Offering) of the Registrable Securities to be so registered; provided, that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall for any reason not proceed with the proposed registration of the securities to be sold by it and/or for the account of any other Person (pursuant to Section 6.1 (Demand Registration Rights) or otherwise), the Company shall give written notice thereof to each Piggyback Eligible Holder and, thereupon, if the Company so specifies in such notice, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Piggyback Eligible Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters on the same terms and conditions as apply to the Company (with such differences as may be customary or appropriate in combined primary and secondary offerings); provided, further, for the avoidance of doubt, that no holder of Registrable Securities shall be obligated to sell any Registrable Securities unless and until, and then only, to the extent that, such holder has agreed to do so at the pricing of the relevant offering. No registration of Registrable Securities effected under this Section 6.2 shall relieve the Company of any of its obligations to effect registrations of Registrable Securities pursuant to Section 6.1 (Demand Registration Rights).

(b)Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Securities under this Section 6.2 incidental to the registration of any of its securities in connection with:

(i)Any Public Offering relating to employee benefit plans or dividend reinvestment plans;

(ii)Any Public Offering relating to the acquisition or merger after the Effective Time by the Company or any of its subsidiaries of or with any other businesses except to the extent such Public Offering is for the sale of securities for cash; or

(iii)Any Public Offering up to and including the Qualified Public Offering in which no Investor or other Stockholder participates, except to the extent the Board otherwise determines.

6.2.2Payment of Expenses. The Company will pay all Registration Expenses in connection with registrations of Registrable Securities pursuant to this Section 6.2.

6.2.3Additional Procedures. Piggyback Eligible Holders participating in any Public Offering pursuant to this Section 6.2 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Registrable Securities in such Public Offering, including being parties to any underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of the representations and warranties and the other agreements (including customary selling stockholder representations, warranties and indemnifications) for the benefit of the underwriters contained therein; provided, that (a) with respect to individual representations, warranties, indemnities and agreements of sellers of Registrable Securities in such Public Offering, the aggregate amount of such liability shall not exceed such Piggyback Eligible Holder’s net proceeds from such offering, and (b) to the extent selling stockholders give further representations, warranties and indemnities in respect of the Company or the business of the Company, then with respect to all other representations, warranties and indemnities of sellers of shares in such Public Offering, the aggregate amount of such liability shall not exceed the lesser of (i) such Piggyback Eligible Holder’s pro rata portion of any such liability, in accordance with such holder’s portion of the total number of Registrable Securities included in such offering, and (ii) such Piggyback Eligible Holder’s net proceeds from such offering.

6.2.4Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 6.2 (other than a registration that is also pursuant to Section 6.1 (Demand Registration Rights)); provided, that if any registration requested pursuant to this Section 6.2 is proposed to be effected on Form S-3 (or any successor form) and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to include in such registration statement information not required to be included pursuant to such form, then the Company will supplement such registration statement as reasonably requested by such managing underwriter.

6.3Other Registration Provisions.

6.3.1Underwriter’s Cutback.

(a)In connection with any registration of Shares, the underwriter may determine that marketing factors (including an adverse effect on the per share offering price) require a limitation of the number of Shares to be underwritten. Notwithstanding any contrary provision of this Section 6 and subject to the terms of this Section 6.3.1, the underwriter may limit the number of Shares which would otherwise be included in such registration by excluding any or all Registrable Securities from such registration, it being understood that, if the registration in question involves primarily a registration for sale of securities for the Company’s own account, then the number of Shares which the Company seeks to have registered in such registration shall not be subject to exclusion, in whole or in part, under this Section 6.3.1. Upon receipt of notice from the underwriter of the need to reduce the number of Shares to be included in the registration, the Company shall advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of Shares of such securities, including Registrable Securities, that may be included in the registration shall be allocated in the following manner: Shares, other than Registrable Securities, requested to be included in such registration by other stockholders shall be excluded unless the Company has granted registration rights which are to be treated on an equal basis with Registrable Securities for the purpose of the exercise of the underwriter cutback (such shares afforded such equal treatment being “Parity Shares”); and, if a limitation on the number of Shares is still required, the number of Registrable Securities and Parity Shares that may be included in such registration shall be allocated among the holders thereof in proportion, as nearly as practicable, as follows: to each such holder requesting that its Registrable Securities or Parity Shares be registered in such registration a number of such shares to be included in such registration equal to the lesser of (A) the number of such shares of Registrable Securities or Parity Shares requested to be registered by such holder, and (B) a number of such shares equal to such holder’s Registration Pro Rata Portion.

(b)Upon delivery of a written request that Registrable Securities be included in the underwriting pursuant to Section 6.1.1 (General) or 6.2.1(a) (General), the holder thereof may not thereafter elect to withdraw therefrom without the written consent of the Company; provided, that, if the managing underwriter of any underwritten offering shall advise the holders of Registrable Securities participating in a registration pursuant to Section 6.1 (Demand Registration Rights) that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Initiating Investor, then such Demand Initiating Investor shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided, further, that if the price to the public at which the Registrable Securities are proposed to be sold will be less than 90% of the average closing price of the class of stock being sold in the offering during the ten (10) trading days preceding the date on which notice of such offering was given pursuant to Section 6.2.1(a) (General), then a holder of Registrable Securities participating in such registration pursuant to Section 6.1 (Demand Registration Rights) or 6.2 (Piggyback Registration Rights) may elect to withdraw from such registration by written notice to the Company. The Company may, but shall not be required to, extend a similar withdrawal right to other holders of Registrable Securities or Parity Shares.

6.3.2Registration Procedures. If and in each case when the Company is required to effect a registration of any Registrable Securities as provided in this Section 6, the Company shall promptly:

(a)prepare and, in any event within sixty (60) days (forty-five (45) days in the case of a Form S-3 registration) after the end of the period under Section 6.2.1(a) (General) within which a piggyback request for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as practicable, and in any event within ninety (90) days after the initial filing;

(b)prepare and file with the Commission such amendments and supplements to such registration statement and the Prospectus or Free Writing Prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of two hundred and seventy (270) days or two (2) years in the case of shelf registration statements (or, in either case, such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement, Prospectus or Free Writing Prospectus, or any amendments or supplements thereto in accordance with Section 6.1 (Demand Registration Rights) or 6.2 (Piggyback Registration Rights), the Company will furnish to counsel selected pursuant to Section 6.3.3 (Selection of Underwriters and Counsel) copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

(c)furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the Prospectus or Free Writing Prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

(d)use its best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (d), it would not be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(e)promptly notify, each seller of any such Registrable Securities covered by such registration statement, at any time when a Prospectus or a Free Writing Prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the Prospectus or the Free Writing Prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental Prospectus or Free Writing Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen (18) months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

(g)use its best efforts to (i) list such Registrable Securities on any securities exchange or authorize for quotation on each other market (including, if applicable, the NASDAQ market (“NASDAQ”)) on which the Common Stock is then listed or authorized for quotation if such Registrable Securities are not already so listed or authorized for quotation; and to (ii) provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(h)enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to the provisions of Section 6.4 (Indemnification and Contribution) hereof, and take such other actions as the Company or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

(i)obtain a “cold comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “cold comfort” letters as the Company shall reasonably request;

(j)make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such managing underwriter(s), all pertinent financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause all of the Company’s and its subsidiaries’ officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement (subject to each party referred to in this clause (j) entering into customary confidentiality agreements in a form reasonably acceptable to the Company);

(k)notify counsel (selected pursuant to Section 6.3.3 (Selection of Underwriters and Counsel) hereof) for the holders of Registrable Securities included in such registration statement, the Stockholders including Registrable Securities in such registration statement, and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the Prospectus or the Free Writing Prospectus or any amendment to the Prospectus or the Free Writing Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request of the Commission to amend the registration statement or amend or supplement the Prospectus or the Free Writing Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(l)make commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(m)if requested by the managing underwriter or agent or any holder of Registrable Securities covered by the registration statement, incorporate in a Prospectus or Free Writing Prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus or Free Writing Prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such Prospectus or Free Writing Prospectus supplement or post-effective amendment;

(n)cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request;

(o)obtain for delivery to the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such holders, underwriters or agents and their counsel;

(p)cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with NASDAQ; and

(q)use its best efforts to make available the executive officers of the Company to participate with the holders of Registrable Securities and any underwriters in any “road shows” that may be reasonably requested by such holders in connection with distribution of the Registrable Securities.

6.3.3Selection of Underwriters and Counsel. The underwriters to be retained by the Company in connection with any Demand Registration pursuant to Section 6.1 (Demand Registration Rights) shall be selected by the Demand Initiating Investor with the consent of the Company (such consent not to be unreasonably withheld or delayed). The legal counsel to be retained by the Company in connection with any Demand Registration pursuant to Section 6.1 (Demand Registration Rights) shall be selected by the Company, subject to the approval of the Demand Initiating Investor (such consent not to be unreasonably withheld or delayed). The underwriters and legal counsel to be retained by the Company in connection with any other Public Offering to which Section 6.2 (Piggyback Registration Rights) applies shall be selected by the Board. In connection with any registration of Registrable Securities pursuant to Sections 6.1 (Demand Registration Rights) and 6.2 (Piggyback Registration Rights), the Company may select one counsel to represent all holders of Registrable Securities covered by such registration; provided, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, those holders of Registrable Securities (each, a “Registration Participating Investor”) shall be entitled to select one additional counsel to represent all such Registration Participating Investors (the “Additional Registration Counsel”). The Additional Registration Counsel shall be approved by the Registration Participating Investors who, in the aggregate, hold a majority of the Shares then held by all Registration Participating Investors.

6.3.4Company Lock-Up. If any registration pursuant to Section 6.1 (Demand Registration Rights) or 6.2 (Piggyback Registration Rights) shall be in connection with an underwritten public offering, the Company agrees not to effect any public sale or distribution of any equity securities of the Company, including any Common Stock or

Convertible Securities (in each case, other than as part of such underwritten public offering and other than pursuant to a registration on Form S-4 or S-8) for its own account, within 90 days (or such shorter period as the managing underwriters may agree to with the Board) after the effective date of such registration (except as part of such registration).

6.3.5Stockholders Lock-Up. Each Stockholder that is then entitled to registration rights pursuant to this Article 6 shall enter into a Lock-Up Agreement promptly upon the request of the Company or the managing underwriter, as applicable, and comply with the provisions of the Lock-Up Agreement as though such agreement was set forth herein.

6.3.6Other Agreements. The Company covenants and agrees that, so long as any Person holds any Registrable Securities in respect of which any registration rights provided for in Sections 6.1 (Demand Registration Rights) and 6.2 (Piggyback Registration Rights) remain in effect, the Company will not, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of (a) rights of registration in the nature or substantially in the nature of those set forth in Sections 6.1 (Demand Registration Rights) and 6.2 (Piggyback Registration Rights) that would have priority over, or that are pari passu with, the Registrable Securities (“Senior or Pari Registration Rights”) with respect to the inclusion of such securities in any registration, in each case, without the prior approval of the Board, or if in a manner that disproportionately affect the rights of any Investor Group, without the prior approval of the Corresponding Investor (provided, however, that in the event any Investor Group receives rights in the nature or substantially in the nature of those set forth in Section 6.2 (Piggyback Registration Rights) in connection with the Company’s grant of any such Senior or Pari Registration Rights, then all Investor Groups shall receive such rights on a pro rata basis), or (b) demand registration rights exercisable prior to such time as the Investors can first exercise their rights under Section 6.1 (Demand Registration Rights).

6.3.7Other Registration-Related Matters.

(a)The Company may require any Stockholder that is registering Registrable Securities pursuant to Section 6.1 (Demand Registration Rights) or 6.2 (Piggyback Registration Rights) to furnish to the Company in writing such information regarding such Stockholder and its Affiliates and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing and such other information as may be legally required in connection with such registration.

(b)Each Stockholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 6.3.2(e) (Registration Procedures), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of the copies of the amended or supplemented Prospectus or Free Writing Prospectus contemplated by Section 6.3.2(e)

(Registration Procedures) and, if so directed by the Company, each holder of Registrable Securities will, subject to applicable Law or any direction of the Commission, deliver to the Company or destroy all copies, other than permanent file copies then in their possession, of the Prospectus or the Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.3.2(e) (Registration Procedures) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 6.3.2(e) (Registration Procedures).

(c)Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.3.2(k)(iv) (Registration Procedures), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the lifting of such stop order, other order or suspension or the termination of such proceedings and, if so directed by the Company, each Stockholder will, subject to applicable Law or any direction of the Commission, deliver to the Company or destroy all copies, other than permanent file copies then in its possession, of the Prospectus or the Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.3.2(k)(iv) (Registration Procedures) to and including the date when such stop order, other order or suspension is lifted or such proceedings are terminated.

6.3.8Public Dispositions Without Registration. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of Registrable Securities to the public without registration after such time as a public market exists for Common Stock, the Company agrees:

(a)to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its Common Stock to the public;

(b)to use its commercially reasonable efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act any time after it has become subject to such reporting requirements; and

(c)to furnish to any holder of Registrable Securities promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after one hundred and eighty (180) days after the effective date of the first registration statement filed by the Company for an offering of its Common Stock to the public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request in availing himself of any rule or regulation of the Commission allowing such holder to sell any such Registrable Securities without registration.

6.4Indemnification and Contribution.

6.4.1Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities of the Company or any of its subsidiaries under the Securities Act pursuant to this Section 6 or otherwise, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including reports required and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its subsidiaries are sold (whether or not for the account of the Company or its subsidiaries), the Company will, and hereby does, and will cause each of its subsidiaries, jointly and severally, to indemnify and hold harmless each holder of Registrable Securities, any Person who is or might be deemed to be a controlling Person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect general and limited partners, advisory board members, directors, officers, employees, trustees, managers, members, affiliates and shareholders, and each other Person, if any, who controls any such holder or any such controlling Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a “Covered Person”), against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, and reasonable expenses to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other Law of any jurisdiction, insofar as such losses, claims, damages or liabilities or actions or proceedings in respect thereof arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Disclosure Package, registration statement under the Securities Act, any Prospectus, any Free Writing Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (c) any violation or alleged violation by the Company or any of its subsidiaries of any Law applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, that neither the Company nor any of its subsidiaries shall be liable to any Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such Disclosure Package, registration statement under the Securities Act, Prospectus, Free Writing Prospectus, amendment or supplement, in reliance upon and in conformity with written information furnished to the Company or to any of its subsidiaries through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this Section 6.4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities or any termination of this Agreement.

6.4.2Indemnities to the Company. Subject to Section 6.4.4 (Limitation on Liability of Holders of Registrable Securities), the Company and any of its subsidiaries may require, as a condition to including any securities in any registration statement filed pursuant to this Section 6, that the Company and any of its subsidiaries shall have received an undertaking reasonably satisfactory to it from the prospective seller of such securities, severally and not jointly, to indemnify and hold harmless in the same manner and to the same extent as provided in Section 6.4.1 (Indemnities of the Company), the Company and any of its subsidiaries, each director of the Company or any of its subsidiaries, each officer of the Company or any of its subsidiaries who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company and any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other prospective seller of such securities and prospective underwriter with respect to any untrue statement in or omission from such Disclosure Package, registration statement under the Securities Act, Prospectus, Free Writing Prospectus, amendment or supplement, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or any of its subsidiaries through an instrument executed by such seller specifically stating that it is for use in the preparation of such Disclosure Package, registration statement under the Securities Act, Prospectus, Free Writing Prospectus, amendment or supplement, or other document or report. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, any of its subsidiaries or any such director, officer or controlling Person and shall survive any transfer of securities or any termination of this Agreement.

6.4.3Contribution. If the indemnification provided for in Section 6.4.1 (Indemnities of the Company) or 6.4.2 (Indemnities to the Company) is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 6.4 for reasons other than described in the proviso to Section 6.4.1 (Indemnities of the Company) (an “Indemnitee”) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expense referred to therein, then each party that would have been an indemnifying party thereunder shall, subject to Section 6.4.4 (Limitation on Liability of Holders of Registrable Securities) and in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expense in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the untrue statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expense. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 6.4.3 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expense referred to above in this Section 6.4.3 shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) by a court of competent jurisdiction shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.4.4Limitation on Liability of Holders of Registrable Securities. The liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 6.4 shall not in any event exceed an amount equal to the net proceeds realized by such holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

6.4.5Indemnification Procedures. Promptly after receipt by an Indemnitee of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 6.4 such Indemnitee will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, that the failure of the Indemnitee to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 6.4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Indemnitee, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee, and after notice from the indemnifying party to such Indemnitee of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Indemnitee without the consent of the indemnifying party, such consent not to be unreasonably withheld. Notwithstanding the provisions hereof, at any time, regardless of whether an indemnifying party has initiated participation in or assumed the defense of any such action or proceeding, the Indemnitee may retain separate counsel at its own expense. Notwithstanding the foregoing, if in such Indemnitee’s reasonable judgment a conflict of interest between such Indemnitee and the indemnifying parties may exist in respect of such action or proceeding or the indemnifying party does not assume the defense of any such action or proceeding within a reasonable time after notice of commencement, the Indemnitee shall have the right to assume or continue its own defense and the indemnifying party shall, subject to Section 6.4.4 (Limitation on Liability of Holders of Registrable Securities) (if applicable), be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all Indemnitees in each jurisdiction who shall be approved by the Board in the registration in respect of which such indemnification is sought. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnitee, unless such settlement or judgment (a) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnitee from all liability in respect of such action or proceeding and (b) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnitee and does not otherwise adversely affect such Indemnitee, other than as a result of the imposition of financial obligations for which such Indemnitee will be indemnified hereunder.

6.4.6Non-Exclusivity. The obligations of the parties under this Section 6.4 will be in addition to any liability, without duplication, which any party may otherwise have to any other party.

6.5Shelf Take-Downs. At any time that a shelf registration statement covering Registrable Securities pursuant to this Section 6 is effective, if any holder of Registrable Securities or group of such holders delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an offering of all or part of its Registrable Securities included by it on the shelf registration statement, whether such offering is underwritten or non-underwritten (provided, that such non-underwritten offering is for more than five million dollars ($5,000,000)) (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in the Shelf Offering, then the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other holders of Registrable Securities pursuant to this Section 6.5). In connection with any Shelf Offering: the Company shall also deliver copies of the Take-Down Notice to all other holders of Registrable Securities and permit each such holder to include its Registrable Securities included on the shelf registration statement in the Shelf Offering if such holder notifies the Company within five (5) Business Days after delivery of the Take-Down Notice to such holder, and in the event that the underwriter, if any, determines that marketing factors (including an adverse effect on the per share offering price) require a limitation on the number of shares which would otherwise be included in such takedown, the underwriter, if any, may limit the number of shares which would otherwise be included in such take-down offering in the same manner as is described in Section 6.3.1 (Underwriter’s Cutback) with respect to a limitation of shares to be included in a registration.

6.6Assignment of Registration Rights. Except as otherwise expressly provided herein, no holder of Registrable Securities or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Section 6 without the prior written consent of each Investor, and any attempted assignment or delegation in violation of the foregoing shall be null and void. Notwithstanding the foregoing sentence, the rights of a member of an Investor Group hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Shares compliant with the terms of this Agreement and the other Governing Documents (a) pursuant to Section 2.1.1 (Permitted Transferees) or 2.1.8 (Other Torch Transfers), (b) with respect to the provisions of Section 6.2 (Piggyback Registration Rights), to any other transferee that, together with its Affiliates, acquires shares of Registrable Securities in such Transfer either (A) for consideration of at least thirty-five million dollars ($35,000,000) or (B) having a then Fair Market Value of at least thirty-five million dollars ($35,000,000); provided, that no assignment of any rights under this Section 6 may be made to a Restricted Person. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 6 shall be effective unless the transferee to which such assignment is being made, if not a Stockholder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such transferee shall be bound by, and shall be a party to, the provisions of this Section 6 to which such assignment relates to the same extent, and in the same capacity, as the member of an Investor Group that Transfers such Shares to such transferee, and otherwise shall be bound by, and shall be a party to, this Agreement as required by Section 2.3 (Certain Transferees to Become Parties).

7.	LEGENDS; STOCK CERTIFICATES; TORCH SHARES

7.1Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE VOTING OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT (AS MAY BE AMENDED FROM TIME TO TIME) TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON REQUEST.”

Any Person who acquires Shares pursuant to Section 2.1.2 (Public Transfers) shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

7.21933 Act Legends. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (A) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE ACT; PROVIDED THAT THE ISSUER MAY REQUIRE THE TRANSFEROR TO DELIVER AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER REGARDING THE AVAILABILITY OF SUCH AN EXEMPTION.”

7.3Stop Transfer Instruction. The Company and its subsidiaries will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends and this Agreement are satisfied.

7.4Termination of 1933 Act Legend. The requirement imposed by Section 7.2 (1933 Act Legends) shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been registered pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144. Whenever (i) such requirement shall cease and terminate as to any Shares or (ii) such Shares shall be transferable under Rule 144 without volume restrictions, the holder thereof shall be entitled to receive from the Company without expense, new certificates not bearing the legend set forth in Section 7.2 (1933 Act Legends).

7.5Lost Certificates. If any Stockholder fails to (a) deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 3 (Rights with Respect to Transfers and Changes of Control) or (b) deliver to the Company an affidavit of the registered owner of such Shares with respect to the ownership and the loss, theft, destruction or mutilation of the certificate evidencing such Shares accompanied by an indemnity reasonably satisfactory to the Company (it being understood that if the holder is a member of an Investor Group meeting such requirements of creditworthiness as may reasonably be imposed by the Company such Person’s own agreement will be satisfactory) such that the Company is willing to issue a new certificate to the purchaser evidencing the Shares being Sold (an “Affidavit and Indemnity”), then such purchaser may, provided it signs an agreement agreeing to be bound by the terms of this Section 7.5 if it is not otherwise already agreeing to be bound by the terms of this Agreement generally, at its option and in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or, trust company having combined capital, surplus and undivided profits in excess of Ten Billion Dollars ($10,000,000,000) (the “Escrow Agent”) and the Company shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares (other than the right to receive the applicable purchase price in accordance with the terms of this

Section 7.5) shall terminate. Thereafter, upon delivery to such purchaser stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed) or upon delivery by such holder of an Affidavit and Indemnity to the Company such purchaser shall instruct the Escrow Agent to deliver the purchase price for such Shares (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser), less the reasonable fees and expenses of the Escrow Agent, to such holder. Each Stockholder (other than any members of an Investor Group) hereby constitutes and appoints each Major Investor, or any of them, with full power of substitution, as such Stockholder’s true and lawful representative and attorney-in-fact, in such Stockholder’s name, place and stead, to execute and deliver any escrow agreement in customary form entered into with respect to such Stockholder in accordance with this Section 7.5, and such Major Investor shall provide a copy of such agreement to such Stockholder within five (5) Business Days of execution; provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Stockholder.

7.6Shares Held by Torch. At any time where there is not in effect a Regulatory Amendment or Waiver providing for a Foreign Ownership Cap of 100% with respect to voting interests in the Company:

7.6.1If any stockholder converts its voting shares of Common Stock into non-voting shares of Common Stock, the Company shall promptly notify the Torch Investors of such conversion and the number of voting shares of Common Stock that is or will be held by such stockholder and all stockholders following such conversion and shall provide the Torch Investors with a certificate signed by an authorized officer of the Company stating that such conversion has occurred, the number of shares of Common Stock which have been converted and, if actually known to the Company, the reasons for effectuating such conversion. Not later than the fifteenth (15th) Business Day after the Torch Investors receive such notice and certificate, the Torch Investors will convert (by delivery to the Company of (i) written notice of such conversion and (ii) the certificate(s), duly endorsed for transfer, evidencing such shares to be converted), and each Torch Investor hereby authorizes the Company to convert on its behalf, and such conversion shall be deemed to automatically have occurred, in the event it fails to deliver to the Company within such 15 Business Day period the items set forth in clauses (i) and (ii) above, in accordance with the provisions of the Charter with respect to such Common Stock, an amount of the Torch Investors’ voting shares of Common Stock (pro-rata amongst the Torch Investors, based on the number of voting shares of Common Stock held by such Torch Investors or as otherwise determined by Torch) into non-voting shares of Common Stock such that the Torch Investors’ in the aggregate do not own more than the maximum percentage of voting shares of the Company that the Torch Investors are then permitted to own under any Regulatory Amendment or Waiver then in effect (or if there is no Regulatory Amendment or Waiver then in effect specifically limiting the voting ownership of the Torch Investors, the Foreign Ownership Cap applicable to the Company) (the “Torch Voting Limit”).

7.6.2If any Stockholder converts its non-voting shares of Common Stock into voting shares of Common Stock, the Company shall promptly notify the Torch Investors of such conversion and the number of non-voting shares of Common Stock that is or will be held by such Stockholder and all Stockholders of the Company following such conversion and shall provide the Torch Investors with a certificate signed by an authorized officer of the Company stating that such conversion has occurred and the number of shares of Common Stock which have been converted and, if actually known to the Company, the reasons for effectuating such conversion. The Torch Investors will be permitted to convert (by delivery to the Company of (i) written notice of such conversion and (ii) the certificate(s), duly endorsed for transfer, evidencing such shares to be converted), in accordance with the provisions of the Charter with respect to such Common Stock, an amount of the Torch Investors’ non-voting shares of Common Stock (pro-rata amongst the Torch Investors, based on the number of non-voting shares of Common Stock held by all Torch Investors or as otherwise determined by Torch) into voting shares of Common Stock subject to the Torch Voting Limit. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit or restrict in any way the right of the Torch Investors, at any time and from time to time, to convert their non-voting shares of Common Stock into voting shares of Common Stock subject to the Torch Voting Limit.

7.6.3In each case, the Company shall promptly thereafter issue and send to the applicable Torch Investors new certificates, registered in the name of such Torch Investors, evidencing the applicable shares of Common Stock into which such Torch Investors converted their respective shares of Common Stock.

7.7Waiver of Rights. Each Stockholder (other than Torch Investors) hereby unconditionally and irrevocably waives and relinquishes any and all rights of first offer, right of first refusal, tag-along or other rights hereunder with respect to any issuance of Shares pursuant to the exercise, conversion or exchange of Series B Preferred Stock.

8.	AMENDMENT, TERMINATION, ETC.

8.1Amendments and Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. Except as otherwise provided in this Section 8.1, this Agreement may be amended, modified, extended, terminated or waived (“Amendment”), only by an agreement in writing signed by the Company, each Major Investor and Lava for so long as it is an Investor (or Stockholders holding a majority of the Shares held by Stockholders party hereto if none of the Major Investors and Lava remain Investors). The consent of Smoke, whether or not a Governance Fall-Away Event has occurred for Smoke, shall be required for any Amendment to the provisions of this Section 8.1 (or any definitions used herein) and any Amendment that, by its terms, Discriminates against any of the Smoke Investors under this Agreement. The consent of Flame, whether or not a Governance Fall-Away Event has occurred for Flame, shall be required for any Amendment to the provisions of this Section 8.1 (or any definitions used herein) and any Amendment that, by its terms, Discriminates against any of the Flame Investors under this Agreement. The consent of each Series C Holder, whether or not such Series C Holder still qualifies as an Investor and whether or not a Governance Fall-Away Event has occurred for such Series C Holder, shall be required for any Amendment to the provisions of this Section 8.1 (or any definitions used herein) and any Amendment that, by its terms, Discriminates against such Series C Investor (or against all Series C Investors) under this Agreement. The consent of Granite, (a) whether or not Granite still qualifies as an Investor and whether or not a Governance Fall-Away Event has occurred for Granite, shall be required for any Amendment to the provisions of Section 2.1.10 (Transfer of Public Company Interests) or (b) if Granite still qualifies as an Investor and if no Governance Fall-Away Event has occurred for Granite, shall be required for any Amendment to the provisions related to Granite’s right to appoint a Board Observer in Section 1 (including the right of such Board Observer to receive information in accordance with, and subject to the limitations of, Section 1.6). The consent of Roast, if the Roast Investors still qualify as an Investor and if no Governance Fall-Away Event has occurred for Roast, shall be required for any Amendment to the provisions related to Roast’s right to appoint a Board Observer in Section 1 (including the right of such Board Observer to receive information in accordance with, and subject to the limitations of, Section 1.6). The consent of Torch, whether or not a Governance Fall-Away Event has occurred for Torch, shall be required for (a) any Amendment to the provisions of Section 2.1.8 (Other Torch Transfers), 2.1.10 (Transfer of Public Company Interests), 2.2.3 (Restricted Persons), 2.7 (Restrictions on Stock Ownership and Transfer), 4.2.6 (Investor Rights in the Event of Certain Legal Restrictions), 7.6 (Shares Held by Torch) or this Section 8.1 (or any definitions used therein) and (b) any Amendment that, by its terms, Discriminates against any of the Torch Investors under this Agreement. The consent of Lava, whether or not a Governance Fall-Away Event has occurred for Lava, shall be required for (i) any Amendment to the provisions of Section 2.1.10 (Transfer of Public Company Interests) or this Section 8.1 (or any definitions used therein) and (ii) any Amendment that, by its terms, Discriminates against any of the Lava Investors under this Agreement. The consent of holders of a majority of the Shares held by Managers then employed by the Company shall be required for any Amendment that, by its terms, Discriminates against the Managers as such under this Agreement; provided, that it is understood and agreed that, for the purposes of interpreting and enforcing this amendment and waiver provision, Amendments that affect all Stockholders will not be deemed to Discriminate against the Managers as such simply because Managers (A) own or hold more or less Shares than any other Stockholders, (B) invested more or less money in the Company or its direct or indirect subsidiaries than any other Stockholders or (C) have greater or lesser voting rights or powers than any other Stockholders. The consent of holders of a majority of the Shares held by Other Stockholders shall be required for any Amendment that, by its terms, Discriminates against the Other Stockholders as such under this Agreement; provided, that it is understood and agreed that, for the purposes of interpreting and enforcing this amendment and waiver provision, Amendments that affect all Stockholders will not be deemed to Discriminate against the Other Stockholders as such simply because Other Stockholders (1) own or hold more or less Shares than any other Stockholders, (2) invested more or less money in the Company or its direct or indirect subsidiaries than any other Stockholders or (3) have greater or lesser voting rights or powers than any other Stockholders. A copy of each such Amendment shall be sent to each Stockholder and shall be binding upon each party hereto and each holder of Shares subject hereto except to the extent otherwise required by applicable Law; provided, that the failure to deliver a copy of such Amendment shall not impair or affect the validity of such Amendment. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this

Section 8.1, any Amendment to the definitions used in such Section as applied to such Section shall also require the specified consent. The parties hereto agree that the rights set forth in this Section 8.1 shall be qualified and subject to the rights and obligations set forth in Section 8.2 (Initial Public Offering). Notwithstanding anything to the contrary herein, transferees or purchasers of Shares or Convertible Securities that have complied with the applicable provisions of Sections 2 (Transfer Restrictions), 3 (Rights with Respect to Transfers and Changes of Control) and 4 (Rights of Participation in Issuances) shall be added as parties to this Agreement without obtaining any additional consent of the parties hereto.

8.2Initial Public Offering. Prior to any Initial Public Offering that the Board determines in good faith is expected to be a Qualified Public Offering, the Investors shall discuss and negotiate in good faith any amendments to this Agreement and the other Governing Documents that (after consultation with any underwriter or financial advisor engaged with respect to such Initial Public Offering) the Investors believe would be appropriate for a publicly traded company and that would take effect upon the consummation of such Initial Public Offering. In the event of any such Initial Public Offering, each Investor shall be obligated to agree (on behalf of the Corresponding Investor Group) to any such amendment that would result in such Investor having the same rights that it has under this Agreement and the Governing Documents and would not result in any material enhancements to the rights of any Investor or group of Investors (or their Corresponding Investor Groups) relative to the other Investors (and their Corresponding Investor Groups).

8.3Termination. This Agreement shall automatically terminate, without action by any party hereto, as to any Stockholder that ceases to own, beneficially or of record, any Shares of the Company, and from and after such termination, such Stockholder shall cease to have any rights or privileges hereunder. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

8.4Additional Limitations on Amendments. In addition to any other approval required by the organizational documents of the Company, UHI, Midco or UCI, by Section 1.3 (Actions that Require Board Approval) or 8.1 (Amendments and Modifications) or by applicable Law, subject to Section 8.2 (Initial Public Offering), the parties hereto agree that the approval of each of Smoke, Flame, Torch, each Series C Holder and Lava shall be required for any of the Company, UHI, Midco and/or UCI to take any of the following actions, and the Company shall not, and shall cause its subsidiaries not to, take any of the following actions without the written approval of each such Person:

8.4.1Amendments to Other Agreements. Amend, alter or repeal any provision of the Governing Documents to the extent that such amendment, alteration or repeal would, by its terms, Discriminate against any member of the Corresponding Investor Group.

8.4.2Modification to Board Composition or Board Committees. Amend, modify or waive the provisions hereof or any provision of the Governing Documents in a manner that changes the committees the board is required to maintain or the number of directors that such Investor is entitled to designate to each committee.

8.4.3Transfer Restrictions. Amend, modify or waive any provision of the Governing Documents, if such amendment, modification or waiver imposes additional transfer restrictions on any members of the Corresponding Investor Group, other than amendments, modifications or waivers that are (a) required by applicable Law (but subject to Section 10.6 (Severability)), (b) customary insider information trading windows imposed by the Company following the Company’s Initial Public Offering and (c) restrictions in customary underwriters’ lock-ups.

8.4.4Information Rights. Amend, modify or waive the provisions of Section 1.2.2 (Composition of Committees), 1.6 (Information Rights) or 5.5 (Historical Financial Information) in a manner that adversely changes such Investor’s information rights thereunder.

8.4.5Participation Rights. Amend, modify or waive any provision of Section 4 (Rights of Participation in Issuances) that adversely changes the rights of any member of the Corresponding Investor Group to participate (or terms and conditions of such rights) in issuances of securities.

8.4.6Registration Rights. Amend, modify or waive any provision of Section 6 (Registration Rights) in a manner that adversely changes the rights of any member of the Corresponding Investor Group to initiate or participate in registered offerings of Common Stock.

8.4.7Indemnification Rights. Amend, modify or waive the provisions of Section 5.8 (Indemnity and Liability, Reimbursement) or 6.4 (Indemnification and Contribution) in a manner that adversely changes the rights or obligations of any member of the Corresponding Investor Group thereunder.

8.4.8Certain Reverse Stock Splits. Amend, modify or waive the provisions of the Charter to effect a reverse stock split in which any of the Common Stock held by any member of the Corresponding Investor Group is converted into the right to receive cash in lieu of a fractional share.

8.4.9Certain Sections. Amend, modify or waive Section 10.7 (No Recourse) or 10.8 (Aggregation of Shares) in a manner adverse to any member of the Corresponding Investor Group.

8.5Period. The rights granted to each Investor pursuant to this Section 8.4 shall expire upon a Governance Fall-Away Event for such Investor; provided, that each Investor’s rights pursuant to Sections 8.4.1 (Amendments to Other Agreements), 8.4.3 (Transfer Restrictions), 8.4.5 (Participation Rights), 8.4.6 (Registration Rights), 8.4.7 (Indemnification Rights) and 8.4.9 (Certain Sections) will survive, and may not be amended without the consent of such Investor, so long as such Investor and its Affiliates (whether or not still an “Investor” hereunder) hold any Shares.

9.	DEFINITIONS

9.1Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 9:

(a)The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)The word “including” shall mean including without limitation;

(c)Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(d)The masculine, feminine and neuter genders shall each include the other;

(e)Any reference to any agreement, contract, instrument, statute or regulation shall mean such agreement, contract, instrument, statute or regulation as may be amended from time to time, unless otherwise specified;

(f)For the avoidance of doubt, unless otherwise specified, the term “outstanding,” as used in this Agreement in reference to capital stock, shall not include Convertible Securities or shares issuable upon conversion, exchange or exercise thereof; as used in this Agreement in reference to Convertible Securities, shall mean Convertible Securities that are outstanding (without giving effect to the conversion, exchange or exercise of such Convertible Securities); and as used in this Agreement in reference to Shares, shall include shares issuable upon conversion, exchange or exercise of any Convertible Securities; and

(g)For the avoidance of doubt, “fully diluted,” as used in this Agreement in reference to capital stock, shall mean after giving effect to the conversion, exchange or exercise of all outstanding Convertible Securities.

9.2Definitions. The following terms shall have the following meanings:

“Acquiror” shall mean a Person formed for the purpose of effecting a Change of Control or other Rollover Transaction, any prospective acquiror of all or substantially all the assets of the Company and its subsidiaries and any Person prospectively acquiring Shares in a direct Sale of Shares by Stockholders (it being understood that in no event shall any parent entities of either the party to the merger or such prospective acquiror be deemed to be an “Acquiror”), together with any successors thereto (including any surviving Person, whether the Company or otherwise, in a Rollover Transaction).

“Acquisition Holdco” shall mean any direct or indirect parent entity of an Acquiror or of the surviving entity following a merger, consolidation or similar business combination, the majority of whose value (which, for purposes of the definition of “Compliant

Change of Control Transaction,” shall be determined as of the effective date of the Change of Control) consists of the Shares or assets of the Company and/or the Company’s subsidiaries.

“Adjusted Outstanding Common Stock” shall mean, as of any date of determination, (a) the number of shares of then outstanding Common Stock (excluding any Equity Award Shares), plus (b) the number of shares of Common Stock for which or into which any outstanding Convertible Securities (other than Convertible Securities held by officers, employees or consultants of the Company or any direct or indirect subsidiary of the Company and any Equity Award Shares) may at the time be exercised, converted or exchanged, plus (c) the number of Vested Shares that are then outstanding Common Stock, plus (d) the number of shares of Common Stock for which or into which in-the-money Vested Shares may at the time be exercised, converted, or exchanged, calculated on a treasury method basis.

“Affiliate” (including, with correlative meaning, the term “Affiliated”) shall mean, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa), and, in addition, such specified Person’s Affiliates shall also include, (a) if such specified Person is an investment fund, any other investment fund that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser, and (b) if such specified Person is a natural Person, any Family Member of such natural Person; provided, further, (x) in the case of Lava Parent or any subsidiary of Lava Parent and except solely for purposes of Section 1.5 and the definition of “Conflicted Investor” (in which cases the foregoing definition of “Affiliate” shall apply), “Affiliate” (including, with correlative meaning, the term “Affiliated”) shall mean Lava Parent and any Person which directly or indirectly through one or more intermediaries is controlled by Lava Parent and (y) in the case of Granite and any member of its Investor Group, solely for purposes of Sections 2.2.1 and 6.3.7(a), “Affiliate” (including, with correlative meaning, the term “Affiliated”) shall mean such Person and any Person which directly or indirectly through one or more intermediaries is controlled by such Person.

“Board” shall mean the board of directors of the Company or any authorized committee thereof.

“Business” shall mean the business of the Company and its subsidiaries conducted at any given time or which the Board has authorized the Company to develop or pursue (by acquisition or otherwise), which currently consists of (primarily but not necessarily exclusively) Spanish-language media in the U.S., including Spanish-language television broadcast networks, Spanish-language radio broadcast networks, ownership and operation of Spanish-language television and radio stations and Spanish-language Internet portals.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York, Sacramento, California or Mexico City, Mexico.

“Capital Percentage” shall mean at any given time a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of shares of Common Stock outstanding, including the number of shares of Common Stock issuable in respect of outstanding Convertible Securities, which are held at such time by the Torch Investors, and (b) the denominator of which is the number of all shares of Common Stock outstanding as of such time, including the number of shares of Common Stock issuable in respect of the Company’s Convertible Securities at such time. For the avoidance of doubt, (i) the Shares for which outstanding Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock would be convertible if all conditions to such conversion were satisfied shall be considered outstanding, and (ii) any shares of Common Stock issuable in respect of or under the Equity Incentive Plan shall not be considered outstanding for purposes of this definition.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or Transfer of securities of the Company by its stockholders, or a series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination, transaction or Transfer, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or Transfer or (ii) that does not directly, or indirectly through one or more entities, afford the holders thereof the power to elect (by contract, share ownership or otherwise) a majority of the entire Board or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or Transfer; (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power (by contract, share ownership or otherwise) is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any Group, excluding, in any case referred to in clause (a) or (b), any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; provided, that for purposes of this sentence, any transactions with the same third party or any of its Affiliates, or with the members of any Group, shall be deemed to be a series of related transactions. For the avoidance of doubt, a spin-off of one of the businesses of the Company or any subsidiary thereof, or a comparable transaction, shall not, in and of itself, constitute a “Change of Control.”

“Class A Common Stock” shall mean the voting Class A Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class A Common Stock, or as such shares of Class A Common Stock may be reclassified.

“Class B Common Stock” shall mean the nonvoting Class B Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class B Common Stock, or as such shares of Class B Common Stock may be reclassified.

***

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company, including the Class A Common Stock, the Class B Common Stock and the Class C Subordinated Common Stock.

“Competitor” shall mean ***.

“Compliant Change of Control Transaction” shall mean any Change of Control (a) that is conducted in accordance with the Change of Control Procedures, (b) in which the Acquiror is not a Restricted Person and, in the case of a Change of Control involving a merger, consolidation, similar business combination or sale of assets, is a newly formed Acquiror that has no material assets or liabilities other than the equity or Indebtedness used to effect such Change of Control, but in any case shall have no assets or liabilities of an operating business, and (c) in connection with which, following the consummation of such transaction, (i)(A) the Torch Investors’ board rights pursuant to Section 1 (Board of Directors) shall continue with respect to the Acquiror and any Acquisition Holdco to the extent provided therein, (B) the Torch Investors’ other governance rights pursuant to the Governing Documents (other than immaterial rights and in any case consent rights of the Torch Investors under Section 8.4 (Additional Limitations on Amendments) and Sections 4.4.3 and 4.4.5 of the Charter shall not be considered immaterial) shall continue with respect to the Acquiror (or its parent, if the Acquiror is a wholly-owned subsidiary of such parent) or any Acquisition Holdco to the extent provided therein, (C) the Torch Investors’ rights (other than governance rights referred to in clauses (A) and (B) above) (other than immaterial rights and in any case consent rights of the Torch Investors under Section 8.4 (Additional Limitations on Amendments) and Sections 4.4.3 and 4.4.5 of the Charter shall not be considered immaterial) and obligations pursuant to the Governing Documents shall continue with respect to the Acquiror and any Acquisition Holdco to the extent provided therein; except, for the sake of clarity, in the case of each of clauses (A), (B) and (C) above, to the extent those rights have otherwise terminated in accordance with their respective terms; (ii) the Torch Investors shall have no greater obligations with respect to the Acquiror and its stockholders and any Acquisition Holdco and its stockholders under the Governing Documents than they had to the Company, its subsidiaries and its parent entities and the members of the other Stockholders under the Governing Documents immediately prior to such Change of Control; and (iii) the Acquiror (or its parent, if the Acquiror is a wholly owned subsidiary of such parent) or any Acquisition Holdco shall become a party as an “Other Stockholder” to this Agreement and to the other Governing Documents to which the Company or the selling stockholders, as applicable, are a party and assume all obligations of the Stockholders pursuant thereto in effect immediately prior to the Change of Control (including, for the avoidance of doubt, the Change of Control Procedures) and the selling stockholders, if applicable, shall remain bound by the terms of the Governing Documents to the extent they retain any Shares.

“Confidential Information” shall mean any confidential or proprietary information or other competitively sensitive information, in each case, of the Company or any of its subsidiaries, including information regarding strategic plans, sales, marketing, talent contracts, acquisition targets, and current or future pricing obtained from the Company or any subsidiary thereof, unless such confidential or proprietary information (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement or the divulging Persons’ contractual or fiduciary obligations to the Company), (b) is or has been independently developed or conceived by the party holding such information without use of the Company’s or its subsidiaries’ Confidential Information, or (c) is or has been made known or disclosed to the party holding such information by a third party without a breach of any obligation of confidentiality such third party may have to the Company or any of its subsidiaries that is known to such party.

“Conflicted Investor” shall mean, as of any applicable time, with respect to any Confidential Information of the Company or its subsidiaries relating to any portion of the Business (including any potential asset or business acquisition by the Company or any subsidiary thereof), any Investor that has, alone or with its Affiliates, a material conflict of interest to which such Confidential Information is reasonably directly related. For the avoidance of doubt, for purpose of this definition, the ownership by an Investor and its Affiliates of less than *** of each class of the voting securities of a Competitor *** shall not alone result in the Investor being deemed to be a Conflicted Investor pursuant to the preceding sentence. For the avoidance of doubt, Torch shall not be deemed to be a Conflicted Investor solely as a result of discussions by the Board or a committee thereof or information related to (a) *** (other than disputes under any such agreement and negotiations regarding any of their commercial terms) or (b) compliance with Federal Communications Laws.

“Contract” shall mean any note, bond, mortgage, indenture, loan or credit agreement, or any other legally binding contract, agreement, lease, license, deed of trust, permit, franchise or other instrument or obligation.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Convertible Securities” shall mean any evidence of Indebtedness, shares of stock (including the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock), options, warrants or other securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock, including any options and warrants.

“Correspond” (including, with correlative meaning, the term “Corresponding”) shall mean the reciprocal relationship between any of (a) Smoke and the Smoke Investors, (b) Flame and the Flame Investors, (c) Torch and the Torch Investors, (d) Lava and the Lava Investors and (e) a Series C Holder and the Series C Holder Investors of such Series C Holder.

“De Minimis Related Party Transactions” shall mean any agreement, arrangement, transaction or series of agreements, arrangements or transactions between the Company or any of its subsidiaries, on the one hand, and a Related Party (other than the Company or any of its subsidiaries), on the other hand, (a) the terms (including pricing terms) and conditions of which are no less favorable (in the aggregate for each such agreement, arrangement or transaction) to the Company or its subsidiaries than could be obtained from a Person who is not an Affiliate of the Company or of any Related Party dealing on an arm’s length basis (but not including any employment, compensation or other incentive arrangements with the employees of the Company or its subsidiaries (other than any partner, principal, employee or Affiliate of an Investor)), (b) that does not involve payments, or other consideration having an equivalent value, of $*** or more in any twelve-month period and is not otherwise considered to be of significant strategic value notwithstanding the dollar amount and (c) that would not reasonably be likely to have an adverse impact on the business or operations of the Company or any of its subsidiaries.

“Disclosure Package” shall mean, with respect to any offering of securities, (a) the preliminary Prospectus, (b) each Free Writing Prospectus, and (c) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Discriminate(s)” shall mean, with respect to a specified Person, to discriminate against such specified Person as compared to other holders of Shares in a manner that is, or is reasonably expected to be, (a) with respect to all Persons other than the members of Investor Groups, materially and disproportionately adverse to such specified Person and, (b) with respect to any member of an Investor Group, disproportionately adverse to such Person.

“Equity Award Shares” shall mean any options, restricted stock or other awards issued under the Equity Incentive Plan or any other equity incentive plan of the Company or pursuant to any employment or consulting agreement with the Company.

“Equity Incentive Plan” shall mean the 2010 Equity Incentive Plan, as amended or restated from time to time.

“Equity Pool Cap” shall mean, with respect to each successive five (5) year period after the 2020 Transaction Closing, *** of the Adjusted Outstanding Common Stock (as adjusted for recapitalizations, stock splits and the like) as of the first day of such successive five (5) year-period.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Convertible Securities, the maximum number of shares of Common Stock for which or into which such Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined assuming all of the conditions to exercise, conversion or exchange thereof have been satisfied).

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Exchange Act Rules” shall mean the rules adopted by the Commission under the Exchange Act.

“Fair Market Value” shall mean, as of any date, as to any Share, the Board’s good faith determination of the fair market value of such Share (which, in the case of options, shall equal the Fair Market Value of the share underlying such option less the exercise price for such option) as of the applicable reference date.

“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.

“FCC” shall mean the United States Federal Communications Commission or any successor entity.

“FCC-Approved Trust” shall mean a bona fide trust arrangement to which the transfer of Shares would not cause the Company or any of its subsidiaries, the Torch Investors or such trust to be in violation of applicable Laws, including the Federal Communications Laws.

“Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and any successor statute thereto, and the rules, regulations and policies promulgated by the FCC thereunder.

“Foreign Ownership Cap” shall mean the lesser of (a) the maximum percentage of the equity interests of a U.S. entity that directly or indirectly controls a broadcast licensee that non-U.S. individuals, corporations and governments may own, in the aggregate, and (b) the maximum percentage of the voting rights of a U.S. entity that directly or indirectly controls a broadcast licensee that non-U.S. individuals, corporations and governments may possess, in the aggregate, in each case without FCC approval.

“Foreign Ownership Restrictions” shall mean any and all restrictions imposed by the Federal Communications Laws on the direct or indirect ownership by non-U.S. citizens of entities that directly or indirectly control broadcast licensees such as the Company and its broadcast licensee subsidiaries.

“Flame Investors” shall mean, as of any date, Flame and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date.

“Free Writing Prospectus” shall mean any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Governance Fall-Away Event” shall mean (a) as to any Major Investor or Lava, a *** Sell-Down, (b) as to the SB Series C Holder, the earlier of (i) a *** Sell-Down by the SB Series C Holder and (ii) a *** Series C Sell-Down, and (c) as to any other Series C Holder, a *** Sell-Down.

“Governing Documents” shall mean this Agreement, the Charter and the bylaws of the Company, and the organizational documents of UHI, Midco and UCI.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the FCC and applicable stock exchange(s)).

***

“Granite Parent” shall mean Alphabet Inc., a Delaware corporation.

“Group” shall mean “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided, that a “group” must be formed knowingly in order to constitute a Group, and the existence of any Group may not be established by mere parallel action.

“Indebtedness” shall mean, without duplication, the following obligations of the Company or any of its subsidiaries: (a) indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar instruments; (b) capitalized lease obligations; (c) the net positive or negative value payable under any interest rate, currency or other hedging agreement (valued at the termination value thereof); (d) obligations under acceptance, surety bond, performance bond, letter of credit or similar facilities, in each case only to the extent drawn; or (e) obligations for deferred purchase price of property or services.

“Independent Director” shall mean a director who (a) (i) prior to an Initial Public Offering, qualifies as independent of the Company under the rules of the U.S. Securities and Exchange Commission and the New York Stock Exchange applicable to U.S. public companies whose securities are listed on such stock exchange and (ii) following an Initial Public Offering, qualifies as independent of the Company under the rules of the U.S. Securities and Exchange Commission and the stock exchange on which the Company is listed; in the case of each of clauses (i) and (ii) as determined by the Board, and (b) who is not a Related Party of any Investor and shall not have been a director of the Company at any time prior to the Effective Time.

“Initial Public Offering” shall mean an initial Public Offering of the equity securities of the Company or any of its subsidiaries, a listing of the equity securities of the Company or any of its subsidiaries on any national securities exchange or a merger or other similar transaction of the Company with a publicly traded “special purpose acquisition company” or subsidiary thereof in which the equity securities of such entity or its successor are listed on any national securities exchange (for the avoidance of doubt, in each case, excluding any over-the-counter market of or affiliated with any national securities exchange).

“Initial Shares” of any Investor or Investor Group shall mean all of the Shares owned beneficially and of record by any member of the Corresponding Investor Group of such Investor or such Investor Group, respectively, without duplication, as of the Effective Time.

“Investor” shall mean any one of (a) the Major Investors, (b) Lava and (c) the Series C Holders; provided, that (i) Lava shall cease to be an Investor at such time, and at all times thereafter, as there has been a Governance Fall-Away Event for Lava and (ii) any Series C Holder shall cease to be an Investor at such time, and at all times thereafter, as there has been a *** Sell-Down by such Series C Holder’s Corresponding Investor Group; provided, further, that no adjustment or modification to the term “Governance Fall-Away Event” shall cause Lava or any Series C Holder, as applicable, to again become an Investor.

“Investor Group” shall mean any one of (a) the Smoke Investors collectively, (b) the Flame Investors collectively, (c) the Torch Investors collectively, (d) the Lava Investors collectively and (e) the Series C Holder Investors collectively of any Series C Holder, in each case until such time as the Corresponding Investor ceases to be an Investor, after which time each member of the former Investor Group shall thereafter be an Other Stockholder for all purposes hereunder until it ceases to own any Shares.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority or any listing requirement, rule or regulation of any stock exchange or other self-regulatory organization.

“Lava Parent” shall mean Lava Parent plc, a public limited company incorporated under the laws of England and Wales (or any successor thereof).

“Lava Investors” shall mean, as of any date, Lava and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date.

“Lock-Up Agreement” shall mean a lock-up agreement entered into by each Stockholder in connection with each underwritten Public Offering at the request of the Company or the managing underwriter(s) of such Public Offering restricting such Stockholder’s right to (a) Transfer, directly or indirectly, any shares of Common Stock or any Convertible Securities or (b) enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of Common Stock, in each case to the extent that such restrictions are agreed to by each Investor (or a majority of the shares of Registrable Securities if there are no Investors remaining) with the underwriter(s) of such Public Offering; provided, however, that no Stockholder shall be required hereby to be bound by a lock-up agreement covering a period of greater than ninety (90) days (one hundred and eighty (180) days in the case of the Qualified Public Offering) following the effectiveness of the related registration statement or that does not contain a customary lock-up waiver “most favored nation” provision for the benefit of such Stockholder. Notwithstanding the foregoing, such lock-up agreement shall not apply to (i) transactions relating to shares of Common Stock or other securities acquired in (A) open market transactions or block purchases after the completion of the Qualified Public Offering or (B) a Public Offering, (ii) Transfers pursuant to Section 2.1.1 (Permitted Transferees), (iii) conversions of shares of Common Stock into other classes of Common Stock or securities without change of holder, (iv) any exercise of the Convertible Securities and (v) during the period preceding the execution of the underwriting agreement.

“Major Investor” shall mean any one of Smoke, Flame and Torch; provided, that any such Major Investor shall cease to be a Major Investor at such time, and at all times thereafter, as there has been a Governance Fall-Away Event for such Major Investor; provided, further, that no adjustment or modification to the term “Governance Fall-Away Event” shall cause any former Major Investor to again become a Major Investor or an Investor.

“Major Investor Group” shall mean any Investor Group Corresponding to a Major Investor.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of February 19, 2021, by and among UCI, Hayden Summit LLC and the other parties thereto.

“New Torch Investor” shall mean any Person described in clause (c) or (d) of the definition of the Torch Investors; provided, that such Person shall cease to be a New Torch Investor hereunder, and shall automatically become a Stockholder hereunder, immediately upon such Person ceasing to be a member of a Group of which Torch and/or any of its Affiliates is a member with respect to securities of the Company.

“Participation Shares” shall mean all Shares held by any member of the Investor Groups, Pongalo Holdings LLC (and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date), or MGQ10 Investments LLC (and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date).

“Permitted Transferee” shall mean, (a) in respect of any Investor or member of the Corresponding Investor Group, any Affiliate of such Investor (other than a portfolio company of any such Investor that is an investment fund); provided, that such Affiliate agrees, in a writing enforceable by the Company, to Transfer all of its Shares back to such Investor or member of the Corresponding Investor Group if it ceases to be an Affiliate of such Investor; (b) in respect of any Stockholder that is not a natural person and not a member of an Investor Group, any Affiliate of such Stockholder (other than a portfolio company of any such Stockholder that is an investment fund); provided, that such Affiliate agrees, in a writing enforceable by the Company, to Transfer all of its Shares back to such Stockholder if it ceases to be an Affiliate of such Stockholder; and (c) in respect of any Stockholder that is a natural person, (i) any Family Member of such Stockholder, (ii) upon the death of such Stockholder, such Stockholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees, in each case, acquiring the Shares in question pursuant to the will or other instrument taking effect at death of such holder or by applicable Laws of descent and distribution, and (iii) any Person acquiring such Shares pursuant to a qualified domestic relations order; in each case described in clauses (a), (b) or (c), only if such transferee agrees to be bound by the terms of the Governing Documents (if not already bound thereby) in accordance with their respective terms to the same extent its transferor is bound thereby (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 2.1.1 (Permitted Transferees) shall be null and void). In addition, any Stockholder shall be a Permitted Transferee of the Permitted Transferees of itself and any Permitted Transferee of an Investor shall be a Permitted Transferee of any other member of the Corresponding Investor Group. No Restricted Person shall be a “Permitted Transferee.”

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Post Transaction Percentage” shall mean, with respect to any Torch Investor, the total percentage of equity (on a fully diluted basis, including the equity issuable upon exercise of any Convertible Securities) in the Company and/or in the Acquiror, as applicable, that such Torch Investor owns, directly or indirectly, immediately after giving effect to a Rollover Transaction, as applicable.

“Pre Transaction Percentage” shall mean, with respect to any Torch Investor, the Capital Percentage that such Torch Investor owns, directly or indirectly, immediately prior to giving effect to a Rollover Transaction.

“Price Per Equivalent Share” shall mean the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities which are the subject of an issuance pursuant to Section 4 (Rights of Participation in Issuances).

“Prospectus” shall mean the prospectus related to any Public Offering (including a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A or 430B (or any successor rules or regulations) under the Securities Act), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Public Offering” shall mean a public offering and sale of shares of any class of Common Stock pursuant to an effective registration statement under the Securities Act.

“Qualified Public Offering” shall mean the first underwritten public offering and sale of Common Stock for cash (other than any Public Offering or sale pursuant to a registration statement on Form S-4, S-8 or a comparable form), occurring no earlier than the third anniversary of the Effective Time, unless otherwise agreed by each of the Investors, in which (a) the aggregate proceeds to the Company (or its successor or parent) (net of underwriters’ discounts) in such offering equals or exceeds $*** and (b) the implied equity valuation of the Company (or its successor or parent) equal or exceeds $***.

“Receivables Facility” shall mean that certain Third Amended and Restated Receivables Purchase Agreement, dated as of August 30, 2017, among Univision Receivables Co., LLC, as seller, the financial institutions signatory thereto from time to time, as purchasers, Wells Fargo Bank, National Association, as LC issuer, administrative agent and purchaser agent, and CIT Finance LLC, as syndication agent.

“Registrable Securities” shall mean (a) all Shares, (b) all Shares directly or indirectly issuable with respect to any Shares by way of stock dividend or stock split or in connection with a combination of Shares, recapitalization, merger, consolidation or other reorganization and (c) all Convertible Securities of the Company, in each case of clauses (a), (b) and (c), that are held by a member of an Investor Group. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been Transferred pursuant to Rule 144 or Rule 145, (iii) disposition of such securities may be made by the holder thereof under Rule 144 or 145 and the holder of such securities holds no more than one percent (1%) of the shares of the applicable class outstanding as shown by the most recent report or statement published by the Company, but only to the extent such securities are not restricted from transfer by the provisions of Section 2 (Transfer Restrictions), (iv) subject to the provisions of Section 6.6 (Assignment of Registration Rights), such securities shall have been otherwise transferred to a Person that is not a member of an Investor Group (or, in the case of Torch, is not a Torch Investor unless such transferee has acquired from a Torch Investor in one or more transactions (other than (A) purchasers in the public market who acquired Shares, directly or indirectly, from Torch in a registered offering that was generally made to the public, (B) Transfers pursuant to Rule 144 or Rule 145, or (C) Transfers pursuant to a bona fide block sale to a market maker) of Shares representing five percent (5%) or more of the outstanding Shares), new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company as part of such transfer and subsequent disposition of them shall not require registration of them under the Securities Act and such securities may be distributed without volume limitation or other restrictions on transfer under Rule 144 or Rule 145, or (v) such securities shall have ceased to be outstanding.

“Registration Expenses” shall mean any and all reasonable expenses incident to performance of or compliance with Section 6 (Registration Rights) (other than underwriting discounts and commissions paid to underwriters and transfer taxes, if any), including (a) all

Commission and securities exchange or NASD registration and filing fees, (b) all fees and expenses of complying with securities or blue sky Laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or NASDAQ pursuant to Section 6.3.2(g) (Registration Procedures) and all rating agency fees, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (f) the reasonable fees and disbursements of one counsel for the holders of Registrable Securities selected pursuant to the terms of Section 6 (Registration Rights) and any Additional Registration Counsel, (g) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special expert retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (h) expenses incurred in connection with any road show including the reasonable and documented out-of-pocket expenses of the applicable Stockholders), and (i) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Pro Rata Portion” shall mean, with respect to each member of the Investor Group Corresponding to the Demand Initiating Investor, each Piggyback Eligible Holder, and each holder of Parity Shares, in each case requesting that such shares be registered in such registration statement, a number of such Shares equal to the aggregate number of Shares to be registered in such registration (excluding any shares to be registered for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities and Parity Shares held by such holder, and the denominator of which is the aggregate number of Registrable Securities and Parity Shares held by all such holders requesting that their Registrable Securities or Parity Shares be registered in such registration.

“Regulatory Amendment or Waiver” shall mean an amendment of the Federal Communications Laws by duly enacted legislation or a ruling or waiver by the FCC that increases or grants permission to exceed the foreign ownership limitations established by the Federal Communications Laws that currently imposes a Foreign Ownership Cap of twenty-five percent (25%) and requires approval for any individual non-U.S. holder to hold more than five percent (5%) of the equity or voting interests of a U.S. entity that directly or indirectly controls a broadcast licensee; it being understood that as of the Effective Time, the following are Regulatory Amendments or Waivers that are in effect: (a) Declaratory Ruling of the FCC, DA 17-4, adopted January 3, 2017, In the Matter of UHI and Torch Parent, which increases the Foreign Ownership Cap with respect to the Company to forty-nine percent (49%) of the Company’s equity and voting interests, (b) Declaratory Ruling of the FCC, DA 19-1228, adopted December 5, 2019, In the Matter of UHI and Torch Parent, which increases the Foreign Ownership Cap to seventy percent (70%) of the Company’s equity and voting interests and (c) Declaratory Ruling of the FCC, DA-20-1535, adopted December 23, 2020, In the Matter of UHI Petition for Declaratory Ruling, which increases the Foreign Ownership Cap to one hundred percent (100%) in the aggregate of the Company’s equity and voting interests.

“Related Party” shall mean (a) any Affiliate of the Company or any of its subsidiaries, (b) any Investor, member of an Investor Group or any of their respective Affiliates, or their respective members, limited or general partners, shareholders (provided that a Person holding less than 5% of publicly traded shares of a Person shall not be considered a shareholder of such Person for purposes of this definition), or holders of other equity interests and (c) any current officer or director of the Persons described in clauses (a) and (b) and their respective spouses, parents, parents-in-law, step-parents, children, step-children, siblings, siblings-in-law and step-siblings.

“Related Party Conflicted Directors” shall mean (a) with respect to any Related Party with a relationship to any Investor (or its Corresponding Investor Group) described in clause (b) of the definition of Related Party or clause (c) of such definition as applied to clause (b) of such definition, the members of the Board who (i) would also be a Related Party described in clause (b) of such definition or clause (c) of such definition as applied to clause (b) of the definition of Related Party with respect to such Investor, or (ii) is a Board Designee of such Investor, and (b) with respect to any other Related Party (i.e. who does not have any such relationships with any Investor), any director that does not meet the requirements of clause (a) of the definition of “Independent Director” or that is not otherwise disinterested.

“Restricted Person” shall mean ***.

“Revolving Credit Facility” shall mean the revolving facility commitments issued pursuant to that certain Credit Agreement dated as of March 29, 2007 among UHI, Univision of Puerto Rico Inc., the lenders party thereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent in effect as of the Effective Time.

“Roast” shall mean RPIII Obsidian LP, a Delaware limited partnership.

“Roast Investors” shall mean, as of any date, collectively, (a) Roast and its Permitted Transferees and (b) RPIII Obsidian Co-Invest LLC and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date; provided, that (i) only RPIII Obsidian LP shall be deemed to be a Series C Holder and (ii) the Roast Investors, collectively and not individually, shall be deemed to be a single Investor.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor rule).

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“SB Series C Parent” shall mean SoftBank Group Corp, a Japanese joint-stock company.

“Series C Holder Investors” shall mean, as of any date, with respect to any Series C Holder, such Series C Holder and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date.

“Series C Investors” shall mean, as of any date, all Series C Holder Investors of all Series C Holders.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

“Sell-Down” shall mean as to any Investor and as to any fraction or percentage, the voluntary sale by the Corresponding Investor Group, to Person(s) that, following such Transfer, would not be a member of the Corresponding Investor Group, of a number of Shares equal to such fraction or percentage of the number of such Investor Group’s Initial Shares in the aggregate since the Effective Time; provided, that the sale or other disposition of any Share that is not an Initial Share shall not be deemed to be a voluntary sale of a Share for purposes of this definition; provided, further, that as to Torch, the sale of any Shares by Persons who are “Torch Investors” pursuant to clause (c) or (d) of the definition thereof shall not count towards a Sell-Down for Torch except to the extent that such Person acquired such Shares from Torch.

“Series C Sell-Down” shall mean as to any fraction or percentage, the voluntary sale by the Series C Investors in the aggregate, to Person(s) that, following such Transfer, would not be Series C Investors of a number of Shares equal to such fraction or percentage of the number of the Initial Shares held by the Series C Investors in the aggregate since the Effective Time; provided, that the sale or other disposition of any Share that is not an Initial Share shall not be deemed to be a voluntary sale of a Share for purposes of this definition.

“Shares” shall mean (a) all shares of Common Stock held beneficially or of record by a party hereto (other than the Company and its subsidiaries), whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Convertible Securities and (b) all Convertible Securities held beneficially or of record by a party hereto (other than the Company and its subsidiaries) (treating such Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein). For the avoidance of doubt, upon a proposed Transfer of Convertible Securities (including the Series B Preferred Stock or the Series C Preferred Stock), such Transfer shall be deemed to be of that number of Shares into which the Convertible Securities are convertible, assuming that all conditions to which the Transfer of the Convertible Securities are subject have been satisfied.

“Specified Counterparty” shall mean ***.

“Smoke Investors” shall mean, as of any date, Smoke and its Permitted Transferees, in each case only if such Person is a Stockholder as of such date.

“Specified Restricted Person” shall mean ***.

“Stockholder” shall mean each party hereto (other than the Company and its subsidiaries) that holds any Shares beneficially or of record.

“subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Torch Group” shall mean, as of any date, Torch Parent and its controlled Affiliates.

“Torch Investors” shall mean, as of any date, collectively, (a) Torch and any Permitted Transferee of Torch; (b) Glow and any Permitted Transferee of Glow; (c) Cinder and any Permitted Transferee of Cinder; (d) a transferee or assignee of Torch, Glow or Cinder to the extent provided in Section 2.1.8 (Other Torch Transfers), 3.1.8 (Foreign Ownership Restrictions) or 4.2.6(b) (Foreign Ownership Restrictions), (e) any Person that is not a Permitted Transferee of Torch but that is, as of such date, a member of a Group of which Torch and/or any of its Affiliates is a member with respect to securities of the Company (excluding any member of another Investor Group); and (f) a Permitted Transferee of a Person described in clause (d) above, provided, that such Permitted Transferee is, as of such date, a member of, a Group of which Torch and/or any of its Affiliates is a member with respect to securities of the Company (excluding any member of another Investor Group); in each case under clauses (a)-(e), only if and to the extent such Person is then a Stockholder.

“Transfer” (including, with correlative meaning, the term “Transferred”) shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. For the avoidance of doubt, it shall constitute a “Transfer” if any capital stock, equity interests or voting interests of any Person holding Shares, or any Person directly or indirectly controlling such Person, is sold, pledged, assigned, encumbered or otherwise transferred or disposed of, provided that no transaction permitted by Section 2.1.10 (Transfer of Public Company Interests) shall constitute a “Transfer.” For the avoidance of doubt, a conversion of Class A Common Stock or Class B Common Stock into the other class of Common Stock pursuant to the Charter shall not constitute a Transfer. For the avoidance of doubt, the indirect transfer of any capital stock, equity interests or voting interests of any Person holding Shares, or any Person directly or indirectly controlling such Person, on an internationally recognized securities exchange shall not constitute a Transfer hereunder.

“Transfer Restricted Person” shall mean ***.

“Unvested Shares” shall mean any Equity Award Shares which are not Vested Shares.

“Vested Shares” shall mean any Equity Award Shares which are not subject to vesting requirements or other time of service or performance based conditions to ownership at such time.

9.3Terms Defined Elsewhere. Each of the following terms shall be defined as set forth in the Section of this Agreement opposite such term below:

Term	Section
2010 Stockholders Agreement	Recital 1
2020 Reclassification	Recital 3
2020 Stock Purchase	Recital 2

2020 Transaction	Recital 4
2020 Stockholders Agreement	Recital 5
2022 Transaction	Recital 11
Act	7.2
Additional Registration Counsel	6.3.3
Affidavit and Indemnity	7.5
Agreement	Preamble
Amendment	8.1
Audit Committee	1.2.1
Board Designees	1.1.5
Board Observer	1.1.5
Chairperson	1.1.4
Change Notice	3.4.3
Change of Control Procedures	3.4
Charter	Recital 3
Class C Common Stock	Recital 2
Class D Common Stock	Recital 2
COC Buyer	3.4.1(a)
COC Election Deadline	3.4.2
COC Initiating Party	3.4.1
COC Notice	3.4.1
COC Participation Election	3.4.1(b)
COC Participation Rights	3.4.1(b)(i)
COC Rollover Rights	3.4.1(b)(ii)
COC Sellers	3.4.1(a)
Company	Preamble
Company Securities	2.7.1
Compensation Committee	1.2.1
Conflicts Committee	1.2.1
NewCo	Recital 7
Contribution	Recital 9
Covered Matters	10.11
Covered Person	6.4.1
Covered Persons	5.9
Demand Initiating Investor	6.1.1
Demand Registration	6.1.1
Demand Registration Request	6.1.1
Drag Along Holders	3.3
Drag Along Sale	3.3
Drag Along Sale Notice	3.3.1
Drag Along Sale Percentage	3.3
Drag Along Sellers	3.3.1
Drag Along Transaction	3.3
Effective Time	Recital 5
Escrow Agent	7.5
Exchange	Recital 10

Exit Transaction	3.5.1
First Offer Acceptance Notice	3.1.4
First Offer Deadline	3.1.2(a)
First Offer Holder	3.1.1
First Offer Notice	3.1.2(a)
First Offer Purchaser	3.1.2(a)
First Offer Requested Amount	3.1.2(a)
First Offer Sale	3.1
First Offer Sale Notice	3.3.1
First Offer Seller	3.1
First Offer Shares	3.1.1(a)
Flame	Preamble
Governance and Nominating Committee	1.2.1
Indemnified Liabilities	5.8.1
Indemnitee	6.4.3
Indemnitees	5.8.1
Investment Agreement	Recital 11
Issuance	4.1
Issuer	4.1
Lava	Preamble
Lava Parent	2.1.10
Lava Subscription Agreement	Recital 4
Long-Term Plan	1.4.1
Major Torch Competitor	Schedule II
Managers	Preamble
Merger	Recital 7
Merger Agreement	Recital 7
Midco	Preamble
NASDAQ	6.3.2(g)
Other Stockholders	Preamble
Parity Shares	6.3.1(a)
Participating Buyer	4.2.2
Participation Acceptance	4.2.2
Participation Acceptance Deadline	4.2.2
Participation Notice	4.2.1
Participation Offerees	4.2.1
Participation Portion	4.2.1(a)
Participation Requested Amount	4.2.2
Piggyback Eligible Holder	6.2.1(a)
Prospective Subscriber	4.2.1(a)
Purchase Agreement	Recital 2
Reconciliation Compensation	5.5.3(a)
Reconciliation Information	5.5.3
Registration Participating Investor	6.3.3
Rollover Transaction	3.6.1
SB Series C Holder	Preamble

Senior or Pari Registration Rights	6.3.6
Series A Preferred Stock	Recital 3
Series B Issuance	Recital 9
Series B Preferred Stock	Recital 8
Series C Preferred Stock	Recital 8
Series C Holders	Preamble
Shelf Offering	6.5
Smoke	Preamble
Special Meeting Notice	1.8
Stockholders	Preamble
Subject Securities	4.1
Tag Along Aggregate Amount	3.2.4
Tag Along Buyer	3.2
Tag Along Deadline	3.2.2
Tag Along Holder	3.2.1
Tag Along Initiating Sellers	3.2
Tag Along Notice	3.2.1
Tag Along Offer	3.2.2
Tag Along Participating Seller	3.2.2
Tag Along Requested Amount	3.2.2
Tag Along Sale	3.2
Tag Along Sale Percentage	3.2.1(a)
Tag Along Sellers	3.2.2
Take-Down Notice	6.5
Torch	Preamble
Torch Parent	2.1.10
Torch Voting Limit	7.6.1
Third-Party Claim	5.8.2
Transaction Agreement	Recital 7
Transfer Restriction Period	2.2.1
UCI	Preamble
United Holdco	Recital 10

10.	MISCELLANEOUS

10.1Authority; Effect. Each party hereto, severally and not jointly, represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. The Company, UHI, Midco and UCI shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

10.2Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by overnight courier, or (c) sent by email, in each case, addressed as follows:

If to the Company, UHI, Midco or UCI, to it:

c/o Univision Communications Inc.
5999 Center Drive
Los Angeles, California 90045
Attention: John Aceves
Email: jaceves@univision.net

and

c/o Univision Communications Inc.
605 Third Avenue, 12th Floor
New York, New York
Attention: Jonathan Schwartz
Email: jschwartz@univision.net

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10018

Attn:Taurie Zeitzer

Justin Rosenberg
Email:tzeitzer@paulweiss.com

jrosenberg@paulweiss.com

If to any Stockholder, to it at the address set forth on Exhibit A, or if not set forth thereon, in the records of the Company.

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto. Without limiting any other means by which a party hereto may be able to prove that a notice has been received by another party hereto, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) upon the earlier of (A) actual receipt by the intended recipient and (B) seven (7) Business Days after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and (iii) when confirmation of receipt is received, if sent by electronic mail; provided that (with respect to this clause (iii)) a paper copy is also sent in accordance with the delivery methods set forth in the prior clauses (i) – (ii). In any case hereunder in which a party hereto is required or permitted to respond to a notice from another party hereto within a specified period, such period shall run from (but exclude) the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

10.3Entire Agreement; No Assignment. This Agreement, the Governing Documents, the Management Services Agreement, any exhibits or schedules hereto or thereto and any other agreement, document or instrument referred to herein or therein set forth the entire understanding and agreement of the parties, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Except as otherwise expressly provided herein or therein, no Stockholder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void. For the avoidance of doubt, nothing contained herein or in any of the Governance Documents shall impact or affect any of the applicable parties’ rights and obligations under the Commercial Agreements.

10.4Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

10.5Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. A facsimile signature shall be considered due execution and shall be binding upon. the signatory thereto with the same force and effect as if the signature were an original.

10.6Severability. In the event that any provision hereof would, under applicable Law (other than Federal Communications Laws, in which case any modification or limitation must be agreed by each of the Investors (or if there are no Investors, the agreement of Torch and the Board shall be required)), be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect pursuant to the preceding sentence, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

10.7No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any Stockholder or of any partner, member, manager, trustee, Affiliate or assignee thereof, in its capacity as such (provided, that, for the avoidance of doubt, such recourse may be had against any such Person in its capacity as a party signatory hereto), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner, member, manager or trustee of any Stockholder or of any Affiliate or assignee thereof, in its capacity as such (provided, that, for the avoidance of doubt, such recourse may be had against any such Person in its capacity as a party signatory hereto), for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

10.8Aggregation of Shares. All Shares held by a Stockholder and its Affiliates, or in the case of an Investor, such Investor and its Corresponding Investor Group, shall be aggregated together for purposes of determining the availability of any rights or incurrence of any obligations hereunder. Within any Investor Group, the members of such Investor Group may allocate the ability to exercise any rights and/or the incurrence of any obligations under this Agreement in any manner that such members of the Investor Group sees fit.

10.9Consent to Notice of Stockholders Meetings. Each Stockholder hereby agrees and consents to receive notices by the Company of any stockholders meetings (including any notices required under the bylaws of the Company) by email.

10.10Remedies. The parties hereto shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be liable to the other parties under this Agreement for any special, consequential, punitive, indirect or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.

10.11Governing Law. This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction.

10.12Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and if the Chancery Court does not accept jurisdiction, any federal court located in the District of Delaware, and if such federal court does not accept jurisdiction, any court of the State of Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2 (Notices) hereof is reasonably calculated to give actual notice.

10.13WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.14Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

10.15No Third Party Beneficiaries. Except to the extent expressly set forth in Section 5.8 and Section 10.7, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and their permitted transferees, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.16No Derogation of Other Rights. Notwithstanding anything to the contrary herein, nothing in this Agreement derogates from any party’s rights and obligations under the Commercial Agreements.

10.17No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

/s/ Pilar Ramos
THE COMPANY:	TELEVISAUNIVISION, INC.

	By:	/s/ Pilar Ramos
Name: Pilar Ramos
Title: General Counsel and Secretary

UHI:	UNIVISION HOLDINGS, INC.

	By:	/s/ Pilar Ramos
	Name:	Pilar Ramos
	Title:	General Counsel and Secretary

MIDCO:	BROADCASTING MEDIA PARTNERS HOLDINGS, INC.

	By:	/s/ Pilar Ramos
Name: Pilar Ramos
Title: General Counsel and Secretary

UCI:	UNIVISION COMMUNICATIONS INC.

	By:	/s/ Pilar Ramos
Name: Pilar Ramos
Title: General Counsel and Secretary

[Signature Page to A&R Stockholders Agreement]

/s/ Wade Davis
MAJOR INVESTORS

FLAME INVESTORS

FORGELIGHT (UNIVISION) HOLDINGS LLC

By: ForgeLight (United) Investors, LLC
Its: Sole Member

By: ForgeLight (United) Investors MM, LLC
Its: Managing Member

By: ForgeLight Holdings LP
Its: Managing Member

By: Hayden Summit Holdings LLC
Its: General Partner

	By:	/s/ Wade Davis

Name: Wade Davis
Title: CEO

[Signature Page to A&R Stockholders Agreement]

SMOKE INVESTORS

SEARCHLIGHT III UTD AGG, L.P.

By: Searchlight III UTD GP, LLC
Its: General Partner

By:	/s/ Eric Zinterhofer
Name: Eric Zinterhofer
Title: Authorized Person

[Signature Page to A&R Stockholders Agreement]

TORCH INVESTORS

COMUNICACIONES TIEREN, S.A. DE C.V.

By:	/s/ Jorge Augustín Lutteroth Echegoyen
Name: Jorge Augustín Lutteroth Echegoyen
Title: Attorney-in-fact

By:	/s/ Efrén Yaber Jiménez
Name: Efrén Yaber Jiménez
Title: Attorney-in-fact

MULTIMEDIA TELECOM, S.A. DE C.V.

By:	/s/ Jorge Augustín Lutteroth Echegoyen
Name: Jorge Augustín Lutteroth Echegoyen
Title: Attorney-in-fact

By:	/s/ Efrén Yaber Jiménez
Name: Efrén Yaber Jiménez
Title: Attorney-in-fact

GRUPO TELESISTEMA S.A. DE C.V.

By:	/s/ Jorge Augustín Lutteroth Echegoyen
Name: Jorge Augustín Lutteroth Echegoyen
Title: Attorney-in-fact

By:	/s/ Efrén Yaber Jiménez
Name: Efrén Yaber Jiménez
Title: Attorney-in-fact

[Signature Page to A&R Stockholders Agreement]

/s/ Wade Davis
FORGELIGHT HOLDINGS LP

	By:	Hayden Summit Holdings, LLC
	Its:	General Partner

	By:	/s/ Wade Davis
	Name:	Wade Davis
	Title:	Managing Member

[Signature Page to A&R Stockholders Agreement]

/s/ Cherilyn Laban
LIBERTY GLOBAL VENTURES HOLDING B.V.

	By:	/s/ Cherilyn Laban
Name: Cherilyn Laban
Title: Director

	By:	/s/ Karima Ghziel
Name: Karima Ghziel
Title: Director

[Signature Page to A&R Stockholders Agreement]

TORCH INVESTMENT HOLDINGS LLC

By:	/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

[Signature Page to A&R Stockholders Agreement]

/s/ Kenneth H. Yi
GOOGLE LLC

	By:	/s/ Kenneth H. Yi
Name: Kenneth H. Yi
Title: Assistant Secretary

[Signature Page to A&R Stockholders Agreement]

RPIII OBSIDIAN LP

By:	RPIII Corp SPV Management LLC
Its:	General Partner

By:	/s/ Alfred J. Chianese
Name: Alfred J. Chianese
Title: Vice President

RPIII OBSIDIAN CO-INVEST LLC

By:	Raine Associates III Corp (AIV 2) GP LP

By:	Raine Management LLC
Its:	General Partner

By:	/s/ Alfred J. Chianese
Name:	Alfred J. Chianese
Title:	Vice President

[Signature Page to A&R Stockholders Agreement]

JASON EPSTEIN

/s/ Jason Epstein

[Signature Page to A&R Stockholders Agreement]

DERBEZ ENTERTAINMENT, INC.

By:
Name:
Title:

[Signature Page to A&R Stockholders Agreement]

3PAS TELEVISION, INC.

By:
Name:
Title:

[Signature Page to A&R Stockholders Agreement]

/s/ Richard Hull
PONGALO HOLDINGS LLC

	By:	/s/ Richard Hull
Name: Richard Hull
Title: Manager

[Signature Page to A&R Stockholders Agreement]

MGQ10 INVESTMENTS LLC

By:	/s/ Maria Griselda Quintero
Name: Maria Griselda Quintero
Title: Manager

[Signature Page to A&R Stockholders Agreement]

Exhibit A

***

SCHEDULE I

[Please see attached.]

SCHEDULE II

***

SCHEDULE III

***

SCHEDULE IV

***